Exhibit 10.9

CREDIT AGREEMENT
dated as of May 14, 2026
by and among
ORION180 INSURANCE GROUP INC.,
as the Borrower,
CERTAIN SUBSIDIARIES OF THE BORROWER FROM TIME TO TIME PARTY HERETO,
as Guarantors,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender

JPMORGAN CHASE BANK, N.A.,
ROYAL BANK OF CANADA
UBS SECURITIES LLC
and
RAYMOND JAMES BANK
as Joint Lead Arrangers and Joint Bookrunners
and
GOLDMAN SACHS BANK USA
DEUTSCHE BANK SECURITIES INC.
TEXAS CAPITAL BANK
and
LAKE FOREST BANK & TRUST COMPANY, N.A.
as Co-Syndication Agents

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Appendices:

Appendix A	Lenders, Commitments and Commitment Percentages
Appendix B	Notice Information

Schedules:

Schedule 6.2	Equity Interests and Ownership
Schedule 6.10	Real Estate
Schedule 6.14	Name, Jurisdiction and Tax Identification Numbers
Schedule 6.21	Insurance Coverage
Schedule 7.18	Post-Closing Matters
Schedule 8.1	Existing Indebtedness
Schedule 8.2	Existing Liens
Schedule 8.6	Existing Investments

Exhibits:

Exhibit 1.1	[Form of] Secured Party Designation Notice
Exhibit 2.5	[Form of] Note
Exhibits 3.3–A-D	[Forms of] U.S. Tax Compliance Certificates
Exhibit 7.1	[Form of] Compliance Certificate
Exhibit 7.12	[Form of] Guarantor Joinder Agreement
Exhibit 11.5	[Form of] Assignment and Assumption
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CREDIT AGREEMENT
This CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented, increased, extended, refinanced, renewed, replaced, and/or otherwise modified in writing from time to time, this “Agreement”) is made and entered into as of May 14, 2026 (the “Closing Date”), by and among ORION180 INSURANCE GROUP INC., a Texas corporation (the “Borrower”), the Guarantors (as defined herein) party hereto from time to time, the Lenders (as defined herein) party hereto from time to time, and JPMORGAN CHASE BANK, N.A., in its capacities as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank (each, as defined herein).
R E C I T A L S
WHEREAS, the Borrower has requested that the Lenders extend credit in the form of (a) a Term Loan A on the Closing Date in an aggregate principal amount of $200,000,000 and (b) Revolving Commitments in an initial aggregate principal amount of $100,000,000 available in US Dollars. The Revolving Commitments may include one or more Swingline Loans and one or more Letters of Credit from time to time.
WHEREAS, upon the terms, and subject to the conditions, set forth herein the Lenders, the Swingline Lender and the Issuing Bank, to the extent of their respective Commitments (as defined herein), are willing severally to establish the requested senior secured credit facilities described above in favor of the Borrower.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, each of the Borrower, the Guarantors, the Lenders, the Administrative Agent, the Collateral Agent, the Issuing Bank, and the Swingline Lender hereby covenants and agrees as follows:
A G R E E M E N T
ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.1    Definitions. In addition to any other terms defined herein, the following terms used in this Agreement (including in the introductory paragraph, recitals, Annexes, Exhibits and Schedules hereto) shall have the respective meanings specified below (to be equally applicable to both the singular and plural forms of the terms so defined):
“Accumulated Other Comprehensive Income” or “Accumulated Other Comprehensive Loss” shall mean, as of any date of determination and with respect to each Regulated Entity, the amount of accumulated other comprehensive income (or loss), as applicable, of such Regulated Entity, as reflected on the balance sheet of such Regulated Entity as of such date, determined in accordance with GAAP.
“Acquired Business” shall mean the Person or Property acquired by any Credit Party in an Acquisition on or after the Closing Date.
“Acquisition” shall mean, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of: (a) all, or any substantial portion, of the Property of another Person, or any division, line of business or other business unit of another Person; or (b) Equity Interests in another Person, in each case, whether or not involving a merger or consolidation with such other Person and whether for cash, Property, services, assumption of Indebtedness, securities or otherwise.
“Additional Incremental Lender” shall have the meaning set forth in Section 2.1(d)(ii).

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent under any of the Credit Documents, or any successor administrative agent.
“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided to such Lender by (or otherwise acceptable to) the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Adverse Proceeding” shall mean any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation (but excluding routine regulatory examinations by insurance regulatory authorities in the ordinary course of business) or arbitration (whether or not purportedly on behalf of any Credit Party, any Subsidiary or any Regulated Entity) at law or in equity, or before or by any Governmental Authority, whether pending, threatened in writing against any Credit Party, any Subsidiary or any Regulated Entity, or any material property of any Credit Party, any Subsidiary or any Regulated Entity.
“Affected Financial Institution” shall mean: (a) any EEA Financial Institution; or (b) any UK Financial Institution.
“Affected Lender” shall have the meaning set forth in Section 3.1(b).
“Affected Loans” shall have the meaning set forth in Section 3.1(b).
“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent” shall mean each of the Administrative Agent and/or the Collateral Agent, as the context may require.
“Aggregate Revolving Commitment Amount” shall mean, at any time, the amount of the Aggregate Revolving Commitments in effect as of such time. On the Closing Date, the Aggregate Revolving Commitment Amount is One Hundred Million Dollars ($100,000,000).
“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time in effect.
“Aggregate Revolving Credit Exposure” shall mean, in aggregate, the Revolving Credit Exposure of all Lenders at any time outstanding.
“Agreement” shall have the meaning set forth in the introductory paragraph hereto.
“All-In Yield” shall mean, as to any Indebtedness, the yield thereof (without giving effect to any underlying fluctuations in the underlying base rate), in the form of interest rate, margin, original issue discount, upfront fees, a SOFR or Base Rate floor (or any floor on an interest rate that is derived from SOFR, the SOFR Reference Rate (for any applicable tenor) or the Base Rate), in each case of the foregoing, incurred or payable by the Borrower generally to all of the lenders of such Indebtedness; provided, that, (i) original issue discount and upfront fees shall be equated to interest rate assuming a four (4) year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness), and (ii) “All-In Yield” shall not include customary arrangement fees, structuring fees, commitment fees, underwriting fees, amendment fees and similar fees (regardless of whether paid, in whole or in part, to any or all of lenders of such Indebtedness), or other fees not paid generally to all lenders of such Indebtedness.
“Annual Financial Statements” shall mean, collectively, that certain audited consolidated balance sheet of the Credit Parties and Subsidiaries for the Fiscal Year ended December 31, 2025, and those certain related consolidated statements of income or operations and cash flows of the Credit Parties and Subsidiaries for such Fiscal Year, including the notes thereto.
“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd–1, et seq., the UK Bribery Act of 2010 and all other laws, rules, and regulations of any jurisdiction applicable to any Credit Party or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Laws” shall mean, collectively, all applicable laws, including all applicable provisions of constitutions, statutes, rules, ordinances, regulations and orders of all applicable Governmental Authorities and all applicable orders, rulings, writs and decrees of all courts, tribunals and arbitrators.
“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender to the Administrative Agent, or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.
“Applicable Margin” shall mean, except as set forth in any Incremental Facility Agreement with respect to any Incremental Term Loan, as of any date of determination, with respect to interest on all Loans outstanding on such date, the Letter of Credit Fee and/or the Revolver Commitment Fee, as the case may be, (a) during the period from the Closing Date through, and including, the date that is two (2) Business Days immediately following the date on which a Compliance Certificate and the related financial statements have, or are required to have, been delivered to the Administrative Agent in accordance with this Agreement in respect of the first (1st) full Fiscal Quarter ending after the Closing Date, the percentage per annum based upon Pricing Level I as set forth in the table immediately below, and (b) thereafter, a percentage per annum determined by reference to the table set forth immediately below using the Consolidated Total Leverage Ratio as set forth in the Compliance Certificate most recently delivered to the Administrative Agent in accordance with this Agreement, with any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Total Leverage Ratio becoming effective on the date that is two (2) Business Days immediately following the date on which such Compliance Certificate was delivered.

Pricing Level	Consolidated Total Leverage Ratio	SOFR Loans and Letter of Credit Fee	Base Rate Loans	Revolver Commitment Fee
I	greater than 3.50:1.00	3.50%	2.50%	0.50%
II	less than or equal to 3.50:1.00, but greater than 3.00:1.00	3.25%	2.25%	0.45%
III	less than or equal to 3.00:1.00, but greater than 2.50:1.00	3.00%	2.00%	0.40%
IV	less than or equal to 2.50:1.00	2.75%	1.75%	0.35%
Notwithstanding the foregoing, upon the consummation of a Qualifying IPO, each “Pricing Level” of the Applicable Margin (other than with respect to the Revolving Commitment Fee) set forth in the table above shall be reduced by 0.25%.
Notwithstanding anything to the contrary in the foregoing: (i) if, at any time, a Compliance Certificate and the related financial statements are not delivered when due in accordance with the terms of this Agreement, then Pricing Level I (as set forth in the table immediately above) shall apply as of the second (2nd) Business Day after the date on which such Compliance Certificate and the related financial statements were required to have been delivered, and shall remain in effect until the date on which such Compliance Certificate and the related financial statements are otherwise delivered in accordance with this Agreement; (ii) the provisions of this definition of “Applicable Margin” shall not limit the respective rights of the Administrative Agent and/or the Lenders with respect to either of Section 2.9 or Article IX; (iii) the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.7(d); and (iv) the “Applicable Margin” for any Incremental Term Loan shall be the percentage per annum provided in the Incremental Facility Agreement establishing such Incremental Term Loan.
“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in the making, purchasing or holding of, or otherwise investing in, commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by: (a) a Lender; (b) an Affiliate of a Lender; or (c) an entity, or an Affiliate of an entity, that administers or manages a Lender.
“Arrangers” shall mean JPMorgan Chase Bank, N.A., Royal Bank of Canada, UBS Securities, LLC and Raymond James Bank, in their respective capacities as joint lead arrangers and joint bookrunners for the credit facilities described in this Agreement.
“Asset Sale” shall mean a sale, lease, Sale / Leaseback Transaction, assignment, conveyance, exclusive license (as licensor), Securitization Transaction, transfer or other disposition to, or any exchange of Property with, any Person, in one transaction or a series of transactions, of all or any part of any Credit Party or any of its Subsidiaries’ businesses or Properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, created, leased or licensed, including the Equity Interests of any Subsidiary of a Credit Party, other than: (a) dispositions of surplus, obsolete or worn out Property, or Property no longer used or useful in the business of the Credit Parties and their Subsidiaries, whether now owned or hereafter acquired, in the ordinary course of business; (b) sales of inventory in the ordinary course of business; (c) dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; (d) dispositions of cash and Cash Equivalents in the ordinary course of business; (e) licenses, sublicenses, leases or subleases granted to any third parties in arm’s-length commercial transactions in the ordinary course of business that do not interfere, in any material respect, with the business of the Borrower or any of its Subsidiaries; (f) [reserved]; (g) any issuance of Equity Interests of the Borrower; (h) dispositions to the extent that (i) such Property is exchanged for credit against the purchase price of replacement Property and/or (ii) the proceeds of such dispositions are reasonably promptly applied to the purchase price of such replacement Property; (i) the unwinding of hedging or swap contracts; (j) the lapse or abandonment of any registrations or applications for registration of any IP Rights not necessary for the conduct of the Credit Parties’ business; and (k) to the extent constituting a sale, transfer, lease or other disposition of an asset, any Restricted Payment made pursuant to Section 8.4 or any Investment permitted by Section 8.6.
“Assignment and Assumption” shall mean an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.5(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit 11.5 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved for such purpose by the Administrative Agent.
“Attributable Principal Amount” shall mean, in the case of any: (a) Capitalized Lease, the amount of Capital Lease Obligations thereunder determined in accordance with GAAP; (b) [reserved]; (c) Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Borrower in its reasonable judgment; and (d) Sale / Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.
“Authorized Officer” shall mean, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, manager (or the equivalent thereof if such Person is a limited liability company), chief financial officer or treasurer.

“Automatic Acceleration Event of Default” shall mean an Event of Default pursuant to Section 9.1(f) or Section 9.1(g) with respect to the Borrower.
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or any payment period for interest calculated with reference to such Benchmark, as applicable, that is, or may be, used for determining the length of any interest period (including any Interest Period) pursuant to this Agreement as of such date of determination.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the applicable EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act of 2009 (as amended from time to time), and any other law applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions, or any affiliates of any of the foregoing (other than through liquidation, administration, or other insolvency proceedings).
“Bankruptcy Code” shall mean Title 11 of the U.S. Code entitled “Bankruptcy”.
“Base Rate” shall mean, for any date of determination, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum, (c) Term SOFR in effect on such day for a forward-looking Interest Period of one (1) month commencing on such day, plus one percent (1.00%) per annum (with any change(s) in any of the rates described in the foregoing clauses (a) through (c) to be effective as of the date of any such change(s) in such rates), and (d) the Floor plus one percent (1.00%) per annum.
“Base Rate Borrowing” shall mean a Borrowing of Base Rate Loans.
“Base Rate Loan” shall mean a Loan bearing interest at a rate determined by reference to the Base Rate (including, for the avoidance of doubt, pursuant to clause (c) of the definition of “Base Rate”).
“Benchmark” shall mean, initially as of the Closing Date, the SOFR Reference Rate (for any applicable tenor); provided, that, if any Benchmark Replacement has been incorporated into this Agreement after the Closing Date pursuant to Section 3.1, then “Benchmark” shall mean the applicable Benchmark Replacement.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the Daily Simple SOFR; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or equal to zero), that has been selected by the Administrative Agent and the Borrower, giving due consideration to: (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body; or (b) any evolving, or then-prevailing, market convention for determining a spread adjustment, or a method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been, determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the FRBNY, the Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 3.1 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 3.1.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. §1010.230.
“Benefit Plan” shall mean any of: (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA; (b) a “plan” as defined in Section 4975 of the Internal Revenue Code; or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Benefitted Parties” shall mean each of: (a) the Administrative Agent; (b) the Collateral Agent; (c) the Issuing Bank; (d) each of the Lenders; (e) each Qualifying Swap Provider; (f) each Qualifying Treasury Management Bank; (g) each Indemnitee; and (h) each other holder of the Obligations from time to time.
“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. §–1841(k)) of such party.
“Borrower” shall have the meaning set forth in the introductory paragraph hereof.
“Borrower Communications” means, collectively, any Funding Notice, Conversion / Continuation Notice, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.
“Borrower Materials” shall mean, collectively, all materials and other information provided by, or on behalf of, any Credit Party to any Agent, the Issuing Bank or any Lender pursuant to this Agreement or any other Credit Document, or otherwise to any Agent, the Issuing Bank or any Lender prior to the Closing Date in connection with, and in anticipation of, the closing of this Agreement.
“Borrower’s Shareholder Agreement” shall mean that certain Shareholder Agreement of Orion180 Group, Inc., dated as of November 30, 2022, by and between the Persons listed on the “Schedule of Shareholders” attached thereto, as the “Shareholders” thereunder, and the Borrower, as the “Company” thereunder.
“Borrowing” shall mean, as the context may require, a borrowing consisting of: (a) Loans of the same Class and Type, made, converted or continued on the same date, and, in the case of SOFR Loans, as to which a single Interest Period is in effect; or (b) a Swingline Loan.
“Business Day” shall mean any day, other than a Saturday, a Sunday, or any other day that is a legal holiday under the laws of the state of New York or is a day on which banking institutions located in such state are authorized, or are required by Applicable Law or any Governmental Act, to close; provided, that, with respect to notices and determinations in connection with, and payments of principal and/or interest on, SOFR Loans, such day is also a U.S. Government Securities Business Day.
“Capital Expenditures” shall mean, with respect to any Person for any period of measurement, any expenditure in respect of the purchase, or other acquisition, of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations); provided that, in any event, “Capital Expenditures” shall exclude: (i) any Permitted Acquisition and any other Investment permitted hereunder; (ii) any expenditures to the extent financed with any Net Cash Proceeds of any Asset Sale reinvested pursuant to Section 2.11(c); (iii) expenditures for leasehold improvements for which such Person is reimbursed in cash or receives a credit; and (iv) capital expenditures to the extent they are made with the cash and Cash Equivalent proceeds of equity contributions (other than in respect of Disqualified Equity Interests and Specified Equity Contributions) made to the Borrower.
“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any Capitalized Lease, and the amount of such obligations shall, for purposes of this Agreement and the other Credit Documents, be deemed to be the capitalized amount thereof determined in accordance with GAAP.
“Capitalized Lease” shall mean, for any Person, each lease (or other arrangement conveying the right to use) of any Property (whether real, personal or a combination thereof) by such Person as lessee (or equivalent) the obligations in respect of which are required to be classified, and accounted for, as capital leases on a balance sheet of such Person in accordance with GAAP (subject to the provisions in Section 1.3).
“Cash Collateralize” shall mean to pledge and deposit with, or deliver to, the Collateral Agent, for the benefit of the Issuing Bank and/or the Swingline Lender (as applicable) and the Revolving Lenders, as collateral for the LC Obligations and/or Obligations with respect of Swingline Loans, or obligations of Lenders to fund participations in respect of any of the foregoing (as the context may require), cash and/or deposit account balances in Dollars (or, if the Issuing Bank and/or the Swingline Lender (as applicable) benefitting from such collateral shall agree in its or their (as applicable) reasonable discretion, other credit support), in each case of the foregoing, pursuant to documentation in form and substance satisfactory to: (a) the Collateral Agent; and (b) the Issuing Bank and/or the Swingline Lender (as applicable). “Cash Collateralization” and “Cash Collateral” shall have meanings correlative to the foregoing and shall include the proceeds of such Cash Collateral (and/or other credit support).

“Cash Equivalents” shall mean, as of any date of determination, any of the following:
(a)    marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case of the foregoing, maturing within one (1) year after such date;
(b)    marketable direct obligations issued by any state of the United States, or any political subdivision of any such state or any public instrumentality thereof, in each case of the foregoing, maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least “A–1” from S&P or at least “P–1” from Moody’s;
(c)    commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least “A–1” from S&P or at least “P–1” from Moody’s;
(d)    certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by: (i) any Lender; or (ii) any other commercial bank organized under the laws of the United States, or any state thereof or the District of Columbia, that (A) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (B) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000;
(e)    [reserved];
(f)    securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A–1” from S&P or at least “P–1” from Moody’s;
(g)    securities with maturities of one (1) year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (d) above; and
(h)    shares of money market, mutual or similar funds which (i) invest exclusively in assets satisfying the requirements of clauses (a) through (g) above; (ii) has net assets of not less than $500,000,000 and (iii) has the highest rating obtainable from either S&P or Moody’s.
“Change in Control” shall be deemed to have occurred if:
(a)    at any time prior to the consummation of a Qualifying IPO, the Specified Owners shall cease to be the “beneficial owner” (as so defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act) of more than fifty percent (50%), on a fully diluted basis, of the voting Equity Interests of the Borrower (measured by the voting power rather than by number of shares);
(b)    at any time, any “Person” or “Group” (within the meaning of Sections 13(d) and 14(d) under the Securities Exchange Act), other than the Specified Owners, acquires more than thirty-five percent (35%) of the voting Equity Interests (measured by voting power rather than by number of shares) of the Borrower and such amount is greater than voting Equity Interests (measured by voting power rather than by number of shares) of the Borrower then held by the Specified Owners;
unless, in the case of each of the foregoing clauses (a) or (b), the Specified Owners, directly or indirectly through one or more parent companies of the Borrower, have the right (pursuant to contract, proxy, ownership of Equity Interests or otherwise) to designate or appoint (and do so designate or appoint) a majority of the board of directors, or equivalent governing body, of the Borrower or a majority of the board of directors, or equivalent governing body, of such parent company, as applicable;

(c)    either (x) Kenneth Gregg shall cease, at any time, to be a member of the board of directors or equivalent governing body of the Borrower or any other Credit Party; or (y) a majority of the members of the board of directors or other equivalent governing body of any Credit Party cease to be composed of individuals (i) who were members of that board or equivalent governing body on the Effective Date, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or
(d)    Kenneth Gregg shall for any reason cease to be the Chief Executive Officer of the Borrower or otherwise be actively engaged in the day-to-day management of the Borrower in substantially the same capacity he serves on the Effective Date, unless an interim or permanent successor reasonably acceptable to Administrative Agent is appointed within ninety (90) days thereafter.
“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption, or taking effect, of any Applicable Law, (b) any change in any Applicable Law, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by or of any Governmental Authority; provided, that, notwithstanding anything to the contrary in this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and/or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case of this clause (ii), pursuant to Basel III, shall, in each case of the foregoing clauses (i) and (ii), be deemed to be a “Change in Law”, regardless of the date enacted, implemented, adopted or issued.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, a Term Loan A or an Incremental Term Loan, and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Term Loan A Commitment or an Incremental Term Loan Commitment.
“Closing Date” shall have the meaning set forth in the introductory paragraph hereto.
“Closing Date Refinancing” shall mean the repayment or other discharge of the Credit Parties and their Subsidiaries’ existing obligations under the Existing Credit Agreement and termination and/or release of any security interests and guarantees in connection therewith.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collateral” shall mean all Property of any Credit Party that is, or purports to be, the subject of a Lien in favor of the Collateral Agent, for the benefit of the Benefitted Parties, to secure, in whole or in part, the Obligations (or any Guarantee thereof), and shall include all casualty insurance proceeds and condemnation awards with respect to any of the foregoing; provided that in no event shall Collateral include Excluded Property.
“Collateral Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as collateral agent under any of the Credit Documents, or any successor collateral agent.
“Collateral Documents” shall mean, collectively, the Security Agreement, any Mortgages, and all other documents, agreements, certificates and/or instruments delivered by any Credit Party (or any designee thereof) pursuant to, or in connection with, this Agreement and/or any of the other Credit Documents in order to grant to the Collateral Agent, for the benefit of the Benefitted Parties, a Lien on any real, personal or mixed Property of any

Credit Party as security for any or all of the Obligations, or to perfect any such Lien under the UCC (or equivalent Applicable Law in any foreign jurisdiction).
“Commitment” shall mean, as to each Lender, a Revolving Commitment, a Term Loan A Commitment or an Incremental Commitment, and/or any combination of the foregoing (as the context shall permit or require).
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. §–1 et seq.).
“Communications” shall mean, collectively, any notice, demand, communication, information, document or other material provided by, or on behalf of, any Credit Party pursuant to any Credit Documents, or a transaction contemplated therein, which is distributed by the Administrative Agent, any Lender, or the Issuing Bank by means of electronic communications pursuant to Section 11.1, including through a Platform.
“Compliance Certificate” shall mean a compliance certificate, executed by a Financial Officer of the Borrower, substantially in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 7.1 (or in such other form that is acceptable to the Administrative Agent in its sole discretion).
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on, or measured by, net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” shall mean, for any period of measurement, for the Credit Parties and Subsidiaries (other than any Regulated Entities) determined on a consolidated basis in accordance with GAAP, an amount equal to the sum of:
(a)    Consolidated Net Income for such period;
plus
(b)    solely to the extent deducted in determining Consolidated Net Income for such period (other than with respect to clause (xi) below), without duplication:
(i)    Consolidated Interest Charges for such period;
(ii)    the provision for federal, state, local and foreign taxes payable by the Credit Parties and Subsidiaries (other than Regulated Entities) for such period;
(iii)    depreciation and amortization expense for such period;
(iv)    any non-cash charges or losses (excluding any such non-cash charges or losses (A) representing an accrual or reserve for future cash charges or losses, (B) to the extent there were cash charges or losses with respect thereto in such period or past accounting periods or (C) representing a write-down of current assets) for such period;
(v)    the aggregate amount of fees waived or forgiven by the Credit Parties (or any of them) in respect of any fees owed by, or on behalf of, any Regulated Entity, on the one hand, to, or for the benefit of, the Credit Parties (or any of them), on the other hand, during such period pursuant to any managing general agent or service company agreement between any Regulated Entity, on the one hand, and the Credit Parties (or any of them), on the other hand;
(vi)    all out of pocket costs, fees and expenses payable or otherwise incurred in connection with this Agreement and other Credit Documents, including, without limitation in connection with any amendment, modification, consent, supplement or waiver to this Agreement or any other Credit Document;

(vii)    one time reasonable and documented out-of-pocket transaction costs, fees and expenses which are incurred in connection with any Permitted Acquisition or other Investment consummated during such period, to the extent such costs or charges are cash amounts paid during such period; provided that the aggregate of all such adjustments and amounts added to Consolidated EBITDA pursuant to this clause (b)(vii) during any such period shall not exceed the greater of (i) Five Hundred Thousand Dollars ($500,000) and (ii) 1.00% of Consolidated EBITDA for any such period (calculated before giving effect to such additions);
(viii)    fees, costs, expenses, charges or losses to the extent reimbursable by third parties pursuant to indemnification provisions or insurance, to the extent actually reimbursed;
(ix)    any reasonable and customary non-recurring fees, expenses or charges actually incurred and paid in cash during such period in connection with any permitted issuance, incurrence or assumption of Indebtedness or issuance of Equity Interests (whether or not consummated); provided that the aggregate of all such adjustments and amounts added to Consolidated EBITDA pursuant to this clause (b)(ix) during any such period shall not exceed the greater of (i) Five Hundred Thousand Dollars ($500,000) and (ii) 1.00% of Consolidated EBITDA for any such period (calculated before giving effect to such additions);
(x)    (A) non-recurring expenses relating to severance liabilities, and (B) restructuring, transition and start-up costs, fees, charges, reserves, accruals or expenses (including those relating to (1) business optimization and other restructuring and integration, set-up, recertification and integration, (2) retention and retirement, (3) systems and information technology procurement, establishment and optimization, including any non-recurring costs and expenses associated with information technology systems (hardware and software) build out and integration and license consent fees, (4) rebranding and new product startup costs, (5) contract termination, (6) the start-up, closure, relocation or reconfiguration or consolidation of facilities and future lease commitments and non-recurring costs related to entry into new markets, (7) recruiting, relocation, signing bonuses and salary for interim employees, severance payments and modifications to pension and post-retirement employee benefit plans, (8) consulting fees and expenses, (9) interim salary and bonus and (10) settlement costs, transaction costs and other comparable charges and expenses), but, in each case, excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period; provided that the aggregate of all amounts added back to Consolidated EBITDA pursuant to this clause (b)(x) during any period of four consecutive fiscal quarters of the Borrower, when taken together with the aggregate of all amounts added to Consolidated EBITDA pursuant to clause (b)(xi) below during such period, shall not exceed (i) the greater of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) and (ii) 2.50% of Consolidated EBITDA for any such period (calculated before giving effect to such additions);
(xi)    the amount of “run rate” cost savings, operating expense reductions, and expenses and cost synergies related to any Permitted Acquisition or other Investment permitted hereunder, in each case, projected by the Borrower in good faith to be realized within twelve (12) months after such transaction is consummated as a result of specified actions taken in connection therewith (which “run rate” cost savings, operating expense reductions and expenses and cost synergies shall be calculated on a pro forma basis as though such “run rate” cost savings, restructuring charges and expenses, operating expense reductions and expenses and cost synergies had been realized on the first day of the such period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (x) such “run rate” cost savings, restructuring charges and expenses, operating expense reductions and expenses and cost synergies are reasonably expected and factually supportable (in the good faith determination of the Borrower) and (y) to the extent the aggregate of all amounts added to Consolidated EBITDA pursuant to this clause (b)(xi) shall exceed the greater of Five Hundred Thousand Dollars ($500,000) and (ii) 1.00% of Consolidated EBITDA during any Test Period (calculated before giving effect to such additions), the Borrower shall have delivered to the Administrative Agent a certificate signed by a Financial Officer of the Borrower certifying as to the satisfaction of the conditions and requirements set forth in this clause (b)(xi), together with calculations with respect thereto as may be requested by the Administrative Agent; provided further that (A) the aggregate of all amounts added to Consolidated EBITDA pursuant to this clause (b)(xi) during any Test Period, when taken together with the aggregate of all amounts added to Consolidated EBITDA pursuant to clause (b)(x) above during such period, shall not exceed the greater of (i) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) and (ii) 2.50% of Consolidated EBITDA for any such period (calculated before giving effect to such additions);
(xii)    all other add-backs or adjustments for such period which are set forth in any quality of earnings report delivered to the Administrative Agent in connection with an Acquisition after the Closing Date that is requested by the Borrower and acceptable to the Administrative Agent in its reasonable discretion (including as to the identity of the provider of such quality of earnings report); provided that the aggregate of all such adjustments and amounts added to Consolidated EBITDA pursuant to this clause (b)(xii) during any such period shall not exceed the greater of (i) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) and (ii) 2.50% of Consolidated EBITDA for any such period (calculated before giving effect to such additions);
(xiii)    any one-time charges;
(xiv)    one time Public Company Costs and other transaction costs and fees, costs, accruals and expenses (including rationalization, legal, tax, structuring, diligence and other costs and expenses) paid, incurred or accrued in connection with any Qualifying IPO (whether or not consummated) during such period;
(xv)    until December 31, 2026, any fees, costs and expenses associated with settlement of the Trisura litigation during such period (net of any insurance proceeds received in connection therewith during such period); provided that the aggregate of all such adjustments and amounts added to Consolidated EBITDA pursuant to this clause (b)(xv) during any such period shall not exceed Six Million Two Hundred Fifty Thousand Dollars ($6,250,000);
(xvi)    until December 31, 2026, any amounts paid or expenses under or in connection with the F1/Haas marketing contract during such period (net of any reimbursements during such period); provided that the aggregate of all such adjustments and amounts added to Consolidated EBITDA pursuant to this clause (b)(xvi) during any such period shall not exceed Three Million Five Hundred Thousand Dollars ($3,500,000);
provided that the aggregate of all such adjustments and amounts added to Consolidated EBITDA pursuant to clauses (vii), (ix), (x), (xi), (xii) and (xiii) of this clause (b) during any such period shall not exceed the greater of (i) Two Million Five Hundred Thousand Dollars ($2,500,000) and (ii) 5.00% of Consolidated EBITDA during any such period (calculated before giving effect to such additions);
minus
(c)    to the extent included in determining Consolidated Net Income for such period, without duplication, any non-cash gains for such period.

“Consolidated Fixed Charge Coverage Ratio” shall mean, as of any date of determination for the applicable Test Period, the ratio of:
(a)    Consolidated EBITDA for such period, minus (without duplication)
(i)    Unfinanced Capital Expenditures for such period, minus
(ii)    Consolidated Taxes paid during such period, minus
(iii)    the aggregate amount of Restricted Payments paid in cash to Persons other than Credit Parties during such period (other than Restricted Payments made pursuant to Sections 8.4(a), (b) and (e)), minus
(iv)    the aggregate amount of Investments made by any Credit Party in any Subsidiary that is not a Credit Party (including, for purposes of clarity, any Regulated Entity) during such period (other than (i) Investments made pursuant to Sections 8.6(a), (b), (d)-(g), and (i)-(r)and (t) and (ii) Investments permitted under Section 8.6 that are financed substantially contemporaneously with the proceeds of any Revolving Loan or other permitted financing) (it being understood and agreed that the forgiveness of any fees owing to a Credit Party from a Regulated Entity shall be included as a deduction pursuant to this clause (iv));
to
(b)    Consolidated Fixed Charges for such period;
in each case of the foregoing, measured on a consolidated basis for the Credit Parties and Subsidiaries (other than any Regulated Entities) for the applicable Test Period; provided that for purposes of determining the Consolidated Fixed Charge Coverage Ratio for any period that includes any period ending prior to the last day of the fourth full Fiscal Quarter ending after the Closing Date, clause (b) shall be calculated based on the actual amount of Consolidated Fixed Charges from the Closing Date through the applicable date of determination multiplied by a fraction of the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.
“Consolidated First Lien Leverage Ratio” shall mean, as of any date of determination, the ratio of: (a) Consolidated Funded Debt hereunder or that is secured by a Lien on any of the Collateral on an equal priority basis (but without regard to control of remedies) with the Liens securing the Obligations as of such date to (b) Consolidated EBITDA, measured on a consolidated basis as of the last day of the applicable Test Period.
“Consolidated Fixed Charges” shall mean, for any period of measurement, for the Credit Parties and Subsidiaries (other than any Regulated Entities) determined on a consolidated basis in accordance with GAAP, the sum of (without duplication): (a) Consolidated Interest Charges paid in cash for such period; plus (b) Consolidated Scheduled Funded Debt Payments for such period.
“Consolidated Funded Debt” shall mean, as of any date of determination, all Funded Debt of the Credit Parties and Subsidiaries (other than any Regulated Entities) measured on a consolidated basis as of such date in accordance with GAAP (and, solely for the purposes testing compliance with Section 8.8(a) hereof, net of Unrestricted Cash as of such date in an amount not to exceed Ten Million Dollars ($10,000,000)); provided, that, notwithstanding anything to the contrary in the foregoing, “Consolidated Funded Debt” shall include any intercompany Indebtedness owing by any Credit Party or Subsidiary (other than any Regulated Entity) to any Regulated Entity.
“Consolidated Interest Charges” shall mean, for any period of measurement, for Credit Parties and Subsidiaries (other than any Regulated Entities) determined on a consolidated basis in accordance with GAAP, an amount equal to the sum of (without duplication) (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest and fees) or in connection with the deferred purchase price of Property, in each case of the foregoing, to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP; provided, that, notwithstanding anything to the contrary in the foregoing, “Consolidated Interest Charges” shall include all interest, premium, payments, debt discount, fees, charges and related expenses in connection with any intercompany Indebtedness owing by any Credit Party or Subsidiary (other than any Regulated Entity) to any Regulated Entity.
“Consolidated Net Income” shall mean, for any period of measurement, for the Credit Parties and Subsidiaries (excluding Regulated Entities) determined on a consolidated basis, the net income (or loss) of the Credit Parties and such Subsidiaries (excluding extraordinary, non-recurring or unusual gains and extraordinary, non-recurring or unusual losses) for such period, as determined in accordance with GAAP; provided, that, there shall be excluded the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period to the extent included in determining Consolidated Net Income.
“Consolidated Scheduled Funded Debt Payments” shall mean, for any period of measurement, for the Credit Parties and Subsidiaries (other than any Regulated Entities) determined on a consolidated basis in accordance with GAAP, the sum of all scheduled payments of principal in cash on Consolidated Funded Debt during such period. For purposes of this definition, “scheduled payments of principal” shall: (a) be determined after giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period; (b) be deemed to include any such payments with respect to the Attributable Principal Amount in respect of Capitalized Leases, Securitization Transactions and Sale / Leaseback Transactions; and (c) not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.11.
“Consolidated Taxes” shall mean, for any period of measurement, for the Credit Parties and Subsidiaries (other than any Regulated Entities) determined on a consolidated basis in accordance with GAAP, the aggregate amount of all taxes paid in cash during such period; provided, that, “Consolidated Taxes” shall include all taxes paid in cash by any Credit Party or Subsidiary (other than any Regulated Entity) on account of, on behalf of, or attributable to, any Regulated Entity to the extent that such Regulated Entity has not made Restricted Payments to the party paying such taxes pursuant to Section 8.4(a) within four (4) months of such tax liabilities becoming due and payable, or actually being paid in cash, by the paying party.
“Consolidated Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of: (a) Consolidated Funded Debt which is secured by a Lien on assets of the Borrower and its Subsidiaries (other than any Regulated Entity) as of such date to (b) Consolidated EBITDA, measured on a consolidated basis as of the last day of the applicable Test Period.
“Consolidated Total Leverage Ratio” shall mean, as of any date of determination, the ratio of: (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA, measured on a consolidated basis as of the last day of the applicable Test Period.
“Contractual Obligation” shall mean, as applied to any Person, any provision of any security issued by such Person, or any provision of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party, or by which such Person, or any of its Properties, is bound, or to which such Person, or any of its Properties, is subject.
“Control” shall mean the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Control Agreement” means, with respect to a Deposit Account or Securities Account, an agreement in form and substance reasonably satisfactory to Collateral Agent that (i) is entered into among Collateral Agent, the financial institution, securities intermediary or other Person at which such account is maintained, and the Credit Party maintaining such account, and (ii) is effective for Collateral Agent to obtain “control” (within the meaning of Articles 8 and 9 of the UCC) of such account.
“Controlled Account” shall mean any Deposit Account or Securities Account of a Credit Party maintained with JPMorgan Chase Bank, N.A. (other than an Excluded Account set forth in clause (a) of such definition) or that is subject to a Control Agreement.
“Conversion / Continuation Date” shall mean the effective date of a continuation or conversion of outstanding Loans, as the case may be, as set forth in the applicable Conversion / Continuation Notice.
“Conversion / Continuation Notice” shall mean a notice of the continuation or conversion of outstanding Loans substantially in the form approved by the Administrative Agent and separately provided to the Borrower.
“Copyrights” shall have the meaning set forth in the Security Agreement.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” shall mean any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); and (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).
“Covered Party” shall have the meaning set forth in Section 11.23.
“Credit Date” shall mean the date of a Credit Extension.
“Credit Documents” shall mean, collectively, this Agreement, each Note, the Fee Letter, the Collateral Documents, any intercreditor or subordination agreement relating to any of the Obligations, any Incremental Facility Agreements, any Guarantor Joinder Agreements, all Issuer Documents, any and all other documents, certificates, agreements and/or instruments executed in connection with any of the foregoing, and any other documents, certificates, agreements and/or instruments specifically designated by any Agent, on the one hand, and any Credit Party, on the other hand, in writing as a “Credit Document” (but specifically excluding any Secured Swap Agreements and any Secured Treasury Management Agreements).
“Credit Extension” shall mean the advancing of any Loan to any Credit Party, or the issuance, extension of the maturity date or expiration date, or increase in the amount of any Letter of Credit.
“Credit Parties” shall mean, collectively, the Borrower and each Guarantor.
“Cure Period” shall have the meaning set forth in Section 9.4(a).
“Cure Proceeds” shall have the meaning set forth in Section 9.4(a).
“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if the Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debt Transaction” shall mean, with respect to any Credit Party, any Subsidiary or any Regulated Entity, any sale, issuance, placement, assumption or guaranty of any Indebtedness, whether or not evidenced by a promissory note or other written evidence of Indebtedness, except for Indebtedness permitted to be incurred and outstanding pursuant to Section 8.1.
“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect or in the case of certain Regulated Entities, applicable insurance insolvency laws.
“Default” shall mean any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” shall mean an interest rate equal to, with respect to: (a) all Base Rate Loans and Swingline Loans, the Base Rate plus the Applicable Margin applicable to Base Rate Loans, plus two percent (2.00%) per annum; (b) SOFR Loans, Term SOFR plus the Applicable Margin applicable to SOFR Loans, plus two percent (2.00%) per annum; and (c) all other Obligations, the Base Rate plus the Applicable Margin applicable to Base Rate Loans, plus two percent (2.00%) per annum.
“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” shall mean, subject to Section 2.16(b), any Lender that:
(a)    has failed to: (i) fund all, or any portion, of its Loans within two (2) Business Days of the date on which such Loans were required to be funded under this Agreement, unless such Lender provides written notification to the Administrative Agent and the Borrower that such failure is the sole result of such Lender’s determination that one (1) or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; or (ii) pay to the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender, or any other Lender any other amount required to be paid by it under this Agreement or any other Credit Document (including in respect of such Lender’s participation in Letters of Credit and/or Swingline Loans) within two (2) Business Days of the date when due;
(b)    has provided written notification to the Borrower, the Administrative Agent, the Issuing Bank, and the Swingline Lender that it does not intend to comply with its funding obligations under this Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan under this Agreement and expressly states that such position is solely based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such written notification or public statement) cannot be satisfied);
(c)    has failed, within three (3) Business Days after written request therefor by the Administrative Agent and/or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations under this Agreement (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or
(d)    has, or has a direct or indirect Parent Company that has: (i) become the subject of a proceeding under any Debtor Relief Law; (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of any of its business or Property, including the U.S. Federal Deposit Insurance Corporation, or any other state or federal regulatory authority acting in such a capacity; or (iii) become the subject of a Bail-in Action;

provided, that, a Lender shall not be, or be deemed to be, a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interests in that Lender, or any direct or indirect Parent Company thereof, by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States, or from the enforcement of judgments or writs of attachment on any of its Property, or otherwise permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one (1) or more of the foregoing clauses (a) through (d) shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery by the Administrative Agent of written notice of such determination to each of the Borrower, the Issuing Bank, the Swingline Lender, and each Lender.
“Deposit Account” shall have the meaning set forth in the Security Agreement.
“Disqualified Equity Interests” shall mean, with respect to any Person, any Equity Interests in such Person that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible, or for which they are exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely in exchange for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely in exchange for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for the scheduled payment of dividends in cash, or (d) is or becomes convertible into, or exchangeable for, Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case of the foregoing clauses (a) through (d), on or prior to the date that is ninety-one (91) calendar days after the Latest Maturity Date; provided, that, in the case of the foregoing clauses (a) and (b), if any Equity Interests constitute Disqualified Equity Interests as a result of the occurrence of a Change in Control, the consummation of an Asset Sale or other disposition, or the consummation of any other Specified Transaction or other transaction, then such Equity Interests shall not constitute Disqualified Equity Interests for purposes of this Agreement and the other Credit Documents so long as any rights of the holder(s) thereof upon the occurrence of such a Change in Control, the consummation of such an Asset Sale or other disposition, or the consummation of such other Specified Transaction(s) or other transaction(s) are, in any such case, subject to the prior occurrence of the Payment in Full of all Obligations.
“Disqualified Institution” shall mean, as of any date of determination, (a) any financial institution or institutional lender identified by legal name in writing by the Borrower to the Administrative Agent prior to the Closing Date as a “Disqualified Institution”, (b) any competitor of the Borrower or Subsidiary that is identified by legal name in writing by the Borrower from time to time to the Administrative Agent, and (c) any Affiliate of any Person identified by the Borrower as a “Disqualified Institution” pursuant to the foregoing clauses (a) and/or (b) that, in either case, (i) is (A) clearly identifiable (based solely on the similarity of the legal name of such Affiliate) as an Affiliate of such designated Person, or (B) identified by legal name in writing by the Borrower to the Administrative Agent, and (ii) is not a bona fide debt fund or other fixed income investment vehicle that is primarily engaged in, or advises funds and/or other investment vehicles that are primarily engaged in, making, purchasing, holding and/or otherwise investing in commercial loans, notes, bonds or similar extensions of credit or securities in the ordinary course of its business and whose directors and/or managers (as applicable) are not involved with the equity investment decisions of any other Person described in the foregoing of this definition of “Disqualified Institution”; provided, that, notwithstanding anything to the contrary in the foregoing of this definition, (A) any modifications to the list of Disqualified Institutions shall be delivered via email to JPMDQ_Contact@jpmorgan.com or such other address as the Administrative Agent may designate from time to time (such address, the “Notice Email Address”), provided that the deletions, additions or other modifications to the list of Disqualified Institutions shall not become effective until three (3) Business Days after notice thereof is furnished to JPMorgan Chase Bank, N.A. at the Notice Email Address and (B) no such updates pursuant to clause (A) shall be deemed to retroactively disqualify any (1) assignment or participation interest or (2) pending assignments or participations (a “pending trade”) to the extent such assignment, participation interest or pending trade was acquired by a party that was not a Disqualified Institution at the time of such assignment, participation or pending trade, as the case may be and (z)

JPMorgan shall not have any liability or responsibility to ascertain, monitor, enforce or control any assignments to Disqualified Institutions.
“Dollars” and the sign “$” shall mean the lawful money of the United States.
“Domestic Subsidiary” shall mean any Subsidiary that is incorporated or formed (as the case may be) under the laws of the United States or of any state, district or other political subdivision thereof.
“DQ List” shall have the meaning set forth in Section 11.5(f)(iv).
“EEA Financial Institution” shall mean: (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in the foregoing clause (a); or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described the foregoing clauses (a) or (b) and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority, or any Person entrusted with public administrative authority, of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee as set forth in Section 11.5(b) (subject to such consents and representations, if any, as may be required under such Section).
“Environmental Claim” shall mean any known investigation, written notice, notice of violation, written claim, action, suit, proceeding, written demand, abatement order or other written order or directive (conditional or otherwise), by any Person arising: (a) pursuant to, or in connection with, any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to human health, safety, natural resources or the environment.
“Environmental Laws” shall mean any and all current or future federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, governmental authorizations, or any other written requirements of Governmental Authorities relating to: (a) any Hazardous Materials Activity; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c)  protection of human health and the environment from pollution, in any manner applicable to any Credit Party, any Subsidiary or any Regulated Entity, or any Property of any Credit Party, any Subsidiary or any Regulated Entity.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party, any Subsidiary or any Regulated Entity directly or indirectly resulting from or based upon: (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the Release or threatened Release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which any Credit Party, any Subsidiary or any Regulated Entity assumed liability with respect to any of the foregoing.
“Equity Interests” shall mean, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Equity Test” shall have the meaning set forth in Section 8.8(c).
“Equity Transaction” shall mean any issuance or sale by any Credit Party, any Subsidiary or any Regulated Entity of its Equity Interests, other than an issuance: (a) to a Credit Party or Subsidiary; (b) in connection with a conversion of debt securities to equity; or (c) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement. For the avoidance of doubt, a transfer of an existing Equity Interest to a spouse or lineal descendant, trust or estate of the owner of such Equity Interest shall not be deemed to be an issuance of such Equity Interests.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974 (29 U.S.C. §–18 et seq.).
“ERISA Affiliate” shall mean, as applied to any Person: (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above, or any trade or business described in clause (b) above, is a member.
“ERISA Event” shall mean: (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Benefit Plan (excluding those for which notice to the PBGC has been waived by regulation); (b) the failure to meet the “minimum funding standard” as defined in of Section 412 of the Internal Revenue Code with respect to any Benefit Plan or Multiemployer Plan; (c) the notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (d) the existence of any liability pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Benefit Plan or the appointment of a trustee to administer any Benefit Plan; (f) the imposition of liability pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, each case reasonably likely to result in material liability; (g) the complete or partial withdrawal of any Credit Party, any Subsidiary or any Regulated Entity, or any of their respective ERISA Affiliates, from any Multiemployer Plan if such withdrawal is reasonably likely to result in material liability, or the receipt by any Credit Party, any Subsidiary or any Regulated Entity, or any of their respective ERISA Affiliates, of notice from any Multiemployer Plan that it is insolvent or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if such insolvency or termination is reasonably likely to result in material liability; (h) the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Benefit Plan if such fines, penalties, taxes or related charges are reasonably likely to result in material liability; (i) the assertion of a material claim (other than routine claims for benefits) against any Benefit Plan other than a Multiemployer Plan or the assets thereof; or (j) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) or 4068 of ERISA.
“Erroneous Payment” shall have the meaning set forth in Section 10.15(a).
“Erroneous Payment Deficiency Assignment” shall have the meaning set forth in Section 10.15(d).
“Erroneous Payment Impacted Class” shall have the meaning set forth in Section 10.15(d).
“Erroneous Payment Return Deficiency” shall have the meaning set forth in Section 10.15(d).
“Erroneous Payment Subrogation Rights” shall have the meaning set forth in Section 10.15(d).
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 9.1.
“Excluded Accounts” shall mean, (a) any Deposit Account the funds in which are (i) used solely for the payment of obligations with respect to salary and wage, employee benefit, workers’ compensation, payroll, payroll taxes and similar expenses, (ii) in trust or escrow for the benefit of a third party or subject to fiduciary obligations for the benefit of a third party (provided that it is understood and agreed that all such funds that are in trust, escrow or held in a fiduciary capacity shall be held in distinct Deposit Accounts that are separate from the Credit Parties’ primary Deposit Accounts), (b) zero balance accounts maintained at a bank other than JPMorgan Chase Bank, N.A. so long as any deposits or funds in such accounts are transferred at least once each Business Day into a Controlled Account (including, if applicable, at any time following the exercise of exclusive control by Collateral Agent under the applicable Control Agreement with respect to such Controlled Account) and (c) any Deposit Accounts maintained at a bank other than JPMorgan Chase Bank, N.A. so long as the aggregate daily maximum balance for all such accounts excluded pursuant to this clause (c) on any day shall not exceed $250,000;
“Excluded Property” shall mean, with respect to any Credit Party:
(a)    Excluded Accounts;
(b)    any: (i) owned Real Estate that is located outside of the United States; (ii) owned Real Estate that is located in the United States having a fair market value (as determined by the Borrower in good faith) not in excess of $1,000,000; or (iii) leased Real Estate;
(c)    any personal property (including motor vehicles) in respect of which perfection of a Lien is not: (i) governed by the UCC; or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office;
(d)    the Equity Interests in any Excluded Subsidiary other than the Equity Interests in a direct Foreign Subsidiary described in Section 7.10(a)(ii);
(e)    any Property that is subject to a Lien permitted hereunder which is created pursuant to documents that prohibit the applicable Credit Party from granting any other Liens in such Property (so long as such prohibition was not included in such documents to avoid a grant of a Lien under the Credit Documents);
(f)    any Property to the extent that the grant of a security interest therein would violate Applicable Laws, require a consent not obtained of any Governmental Authority, or constitute a breach of or default under, or result in the termination of or require a consent not obtained under, any contract, lease, license or other agreement evidencing or giving rise to such Property, or result in the invalidation thereof or provide any party thereto with a right of termination (other than to the extent that any such term would be rendered ineffective pursuant to Section 9–406, 9–407, 9–408 or 9–409 of the applicable UCC or any other Applicable Law);
(g)    any certificates, licenses and other authorizations issued by any Governmental Authority, to the extent that Applicable Laws prohibit the granting of a security interest therein (other than to the extent that any such term would be rendered ineffective pursuant to Section 9–406, 9–407, 9–408 or 9–409 of the applicable UCC or any other Applicable Law);
(h)    any United States intent-to-use trademark application for which a statement of use has not been filed;
(i)    commercial tort claims where the amount of damage claimed by the applicable Credit Party is less than $500,000;

(j)    any Property to the extent that the Administrative Agent and the Borrower mutually determine and agree in writing that the costs and/or burden (including adverse tax consequences and/or regulatory burdens, if applicable) of obtaining a Lien or a perfected Lien on such Property would outweigh the benefit to the Benefitted Parties of obtaining such Lien;
(k)    proceeds and products of any and all of the foregoing excluded property described in the foregoing clauses (a) through (j) only to the extent such proceeds and products would constitute property or assets of the type described in the foregoing clauses (a) through (j);
(l)    letter-of-credit rights except to the extent a security interest therein can be perfected by the filing of a UCC financing statement;
(m)    Margin Stock;
(n)    except to the extent a security interest therein can be perfected by the filing of a UCC financing statement, any Property that requires action under the law of any jurisdiction not located in the United States to create or perfect a security interest or Lien on such assets, which, for the avoidance of doubt, shall include any intellectual property registered, located or titled outside of the United States; and
(o)    any Property to the extent a security interest in or Lien on such Property could reasonably be expected to result in adverse tax consequences that are not de minimis to the Borrower, any Subsidiary and/or any direct or indirect parent entities, as reasonably determined by the Borrower in consultation with the Collateral Agent.
Notwithstanding anything to the contrary in the foregoing, the security interests granted to the Collateral Agent under the Collateral Documents shall attach immediately to any Property of any Credit Party that is Collateral at such time as such Property ceases to meet any of the criteria for “Excluded Property” described in any of the foregoing clauses of this definition of “Excluded Property”.
“Excluded Subsidiary” shall mean, collectively, each Subsidiary of a Credit Party (other than, in any event, the Borrower): (a) that is (i) prohibited by any contractual obligation existing on the Closing Date or any date any such Subsidiary is subsequently acquired from guaranteeing the Obligations (so long as such contractual obligation was not created solely to cause such Subsidiary to be an Excluded Subsidiary) or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guaranty of the Obligations (unless such consent, approval, license or authorization has been received; it being understood and agreed that Borrower has no obligation to obtain, or to cause any Subsidiary to obtain, any such consent, approval, license or authorization), (ii) prohibited by Applicable Laws from providing a Guarantee of the Obligations absent receipt of applicable regulatory approval, (iii) a Foreign Subsidiary, (iv) a Domestic Subsidiary which has no material assets other than Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries (each such Domestic Subsidiary, a “FSHCO”) or other FSHCOs, (v) a Regulated Entity, (vi) an Immaterial Subsidiary, or (vii) any Subsidiary to the extent the Borrower reasonably determines, in consultation with the Administrative Agent, that a Guarantee of the Obligations by such Subsidiary could reasonably result in adverse tax consequences that are not de minimis to the Borrower, its Subsidiaries, and/or its direct or indirect parent entities; and (b) to the extent that the Administrative Agent and the Borrower mutually determine and agree in writing that the costs and/or burden (including adverse tax consequences and/or regulatory burdens, if applicable) of obtaining a Guarantee by such Subsidiary of the Obligations would outweigh the benefit to the Benefitted Parties of obtaining such Guarantee.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all, or a portion, of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act, by virtue of such Guarantor’s failure, for any reason, to constitute an “eligible contract participant”, as defined in the Commodity Exchange Act, at the time the Guaranty of such Guarantor, or the grant by such Guarantor of a security interest, becomes effective with respect to such related Swap Obligation; provided, that, for the avoidance of doubt, in determining whether any Guarantor is an “eligible contract participant” under the

Commodity Exchange Act, the keepwell agreement set forth in Section 4.8 shall be taken into account. If a Swap Obligation arises under a Master Agreement governing more than one (1) Hedging Transaction, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Hedging Transactions for which such Guaranty or security interest is, or becomes, excluded in accordance with the first (1st) sentence of this definition of “Excluded Swap Obligation”.
“Excluded Taxes” shall mean any of the following Taxes imposed on, or with respect to, a Recipient, or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on, or measured by, net income (however denominated), franchise Taxes, and branch profits Taxes, in each case of this clause (a), (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office, or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to, or for the account of, such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment, pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17, or (ii) such Lender changes its Applicable Lending Office, except, in each case of this clause (b), to the extent that, pursuant to Section 3.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party to this Agreement or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 3.3(f); and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of December 26, 2024, by and among the Borrower, the Guarantors party thereto, the Lenders from time to time party thereto, and Regions Bank as administrative agent, collateral agent, issuing bank and swingline lender.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as in effect as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreements implementing any of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” shall mean, for any date of determination, the rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (0.01%)) equal to the weighted average of the rates on overnight federal funds transactions with member banks of the Federal Reserve System, as published by the FRBNY on the Business Day next succeeding such day; provided, that, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (0.01%)) of the quotations for such day on such transactions received by the Administrative Agent from at least three (3) federal funds brokers of recognized good standing selected by the Administrative Agent, as determined by the Administrative Agent and (c) if the Federal Funds Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System (or any successor).
“Fee Letter” shall mean that certain fee letter agreement, dated as of March 18, 2026, by and among the Borrower and JPMorgan Chase Bank, N.A.
“Financial Officer” shall mean, with respect to any Person, the chief financial officer, treasurer, assistant treasurer, principal accounting officer or controller of such Person, or any other officer(s) of such Person with substantially equivalent financial responsibilities as any of the foregoing officers.

“Financial Officer Certification” shall mean, with respect to any financial statements in respect of which such certification is required under this Agreement, the certification of a Financial Officer (not in his or her individual capacity) of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Credit Parties and Subsidiaries as of the date(s) indicated therein and the results of their operations and cash flows for the period(s) indicated therein, subject only (in the case of any such financial statements that are not subject to an audit) to changes resulting from audit and normal year-end adjustments.
“Fiscal Quarter” shall mean a fiscal quarter of the Borrower.
“Fiscal Year” shall mean the fiscal year of the Borrower ending on December 31 of each calendar year.
“Flood Hazard Property” shall mean any Real Estate subject to a mortgage or deed of trust in favor of the Collateral Agent for the benefit of the Lenders and located in an area designated by the Federal Emergency Management Agency as having “special flood or mud-slide hazards”.
“Floor” shall mean a rate of interest equal to zero percent (0.00%) per annum.
“Foreign Lender” shall mean a Lender that is not a U.S. Person.
“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
“FRBNY” shall mean the Federal Reserve Bank of New York (or any successor).
“Fronting Exposure” shall mean, at any time there is a Defaulting Lender: (a) with respect to the Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding LC Obligations with respect to Letters of Credit issued by the Issuing Bank, other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms of this Agreement; and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans made by the Swingline Lender, other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“Funded Debt” shall mean, as to any Person at a particular time, without duplication:
(a) all obligations of such Person: (i) for borrowed money, whether current or long-term (including the Obligations and, without duplication, any LC Disbursements that have not been reimbursed more than three (3) Business Days after the applicable Letter of Credit is drawn); and/or (ii) evidenced by bonds, indentures, debentures, notes, loan or credit agreements or other similar instruments;
(b) the Attributable Principal Amount of Capital Leases, Securitization Transactions and Sale / Leaseback Transactions, in each case whether or not included as indebtedness or liabilities in accordance with GAAP; and
(c) all Guarantees of such Person in respect of Funded Debt of another Person that is not otherwise included in clauses (a) or (b) above.
“Funding Notice” shall mean, with respect to any requested Borrowing, a notice substantially in the form approved by the Administrative Agent and separately provided to the Borrower.
“GAAP” shall mean, subject to the limitations on the application thereof set forth in Section 1.3, accounting principles generally accepted in the United States in effect as of the date of determination thereof.
“Governmental Authority” shall mean the government of the United States, any other nation, or any political subdivision of any of the foregoing, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the

European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards).
“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing, or having the economic effect of guaranteeing, any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, or to purchase (or to advance or supply funds for the purchase of) any security for the payment therefor, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof, (iii) to maintain working capital, equity capital, or any other financial statement condition or liquidity, or level of income or cash flow, of the primary obligor, so as to enable the primary obligor to pay or perform (as applicable) such Indebtedness or other obligation, (iv) as an account party in respect of any letter of credit or letter of guaranty (or similar instrument) issued in support (in whole or in part) of the payment or performance (as applicable) of any such Indebtedness or other obligation, or (v) entered into for the purpose of assuring, in any other manner, the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to otherwise protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any Property of the guarantor securing any Indebtedness or other obligation of the primary obligor, whether or not such Indebtedness or other obligation is assumed by the guarantor (and/or any right, contingent or otherwise, of any holder(s) of such Indebtedness to obtain any such Lien); provided, that, the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made, or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming that the guarantor is required to perform under such Guarantee), as determined by the guarantor in good faith. The term “Guarantee” used as a verb shall have a corresponding meaning.
“Guarantor Joinder Agreement” shall mean a joinder agreement, substantially in the form of Exhibit 7.12 (or in such other form that is acceptable to the Administrative Agent and the Collateral Agent in their reasonable discretion), duly completed, executed and delivered by a Subsidiary (other than any Excluded Subsidiary) in accordance with the provisions of Section 7.12 or by any other Person, or any other document(s) and/or instrument(s) as the Administrative Agent and/or the Collateral Agent shall deem appropriate for such purpose.
“Guarantors” shall mean, collectively: (a) each Person identified as a “Guarantor” on the signature pages to this Agreement; (b) each Person that joins this Agreement as a Guarantor after the Closing Date, whether pursuant to Section 7.12 or otherwise; (c) with respect to (i) any Secured Swap Obligations (other than Secured Swap Obligations of the Borrower directly), (ii) any Secured Treasury Management Obligations (other than Secured Treasury Management Obligations of the Borrower directly), and (iii) the payment and performance by each Specified Credit Party (other than the Borrower) (determined before giving effect to Section 4.1 and Section 4.8) of its obligations under its Guaranty with respect to all Swap Obligations, in each case of the foregoing clauses (c)(i) through (c)(iii), the Borrower; and (d) the successors and permitted assigns of each such Person referred to in the foregoing clauses (a) through (c). For purposes of clarity, no Excluded Subsidiary shall be required to become a Guarantor under this Agreement.
“Guaranty” shall mean, with respect to each Guarantor, the Guarantee made by such Guarantor in favor of the Administrative Agent, the Collateral Agent, the Lenders and the other Benefitted Parties pursuant to Article IV.
“Hazardous Materials” shall mean any hazardous substances defined by the U.S. Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C.A. 9601, et seq. (“CERCLA”), including any hazardous waste as defined under 40 C.F.R. Parts 260–270, gasoline or petroleum (including crude oil or any fraction thereof), asbestos or polychlorinated biphenyls.
“Hazardous Materials Activity” shall mean any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Hedge Termination Value” shall mean, in respect of any one (1) or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions: (a) for any date on or after the date on which such Hedging Transactions have been closed out and termination value(s) have been determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in the foregoing clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one (1) or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which, for the avoidance of doubt, may include any Lender or any Affiliate thereof).
“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent, and howsoever and whensoever created, arising, evidenced or acquired, under: (a) any and all Hedging Transactions; (b) any and all cancellations, buy backs, reversals, terminations, or assignments of any Hedging Transactions; and (c) any and all renewals, extensions and modifications of any Hedging Transactions, and any and all substitutions for any Hedging Transactions.
“Hedging Transaction” of any Person shall mean: (a) any transaction (including an agreement with respect to any such transaction) now existing, or hereafter entered into, by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by, or subject to, any Master Agreement); and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any Master Agreement, including any such obligations or liabilities under any Master Agreement.
“Highest Lawful Rate” shall mean the maximum lawful interest rate, if any, that, at any time or from time to time, may be contracted for, charged, or received under Applicable Laws relating to any Lender that is currently in effect or, to the extent allowed under such Applicable Laws, which may hereafter be in effect and which allows a higher maximum non-usurious interest rate than Applicable Laws now allow.
“Immaterial Subsidiary” shall mean, as of any date of determination, each Subsidiary that has been designated by the Borrower, in writing to the Administrative Agent, as an “Immaterial Subsidiary” for purposes of this Agreement (and not re-designated as a Material Subsidiary as provided below), provided, that: (a) (i) for purposes of this Agreement and the other Credit Documents, at no time shall (A) the total Property of all Immaterial Subsidiaries, as of the last day of the most recent Test Period, equal or exceed five percent (5.0%) of the total Property of the Credit Parties and Subsidiaries as of such date, (B) the gross revenues of all Immaterial Subsidiaries for the most recent Test Period equal or exceed five percent (5.0%) of the gross revenues of the Credit Parties and Subsidiaries for such period, in each case of the foregoing clauses (a)(i)(A) and (a)(i)(B), determined on a consolidated basis in accordance with GAAP, or (C) the portion of Consolidated EBITDA, recomputed as of the last day of the most recent Test Period, attributable to the operations of all Immaterial Subsidiaries, taken together, equal or exceed five percent (5.0%) of Consolidated EBITDA for such period, (ii) the Borrower shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in the foregoing clause (a)(i), and (iii) in the event that the total Property, gross revenues or attributable portion of Consolidated EBITDA of all Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” (and not re-designated as “Material Subsidiaries”) shall, at any time, exceed the respective limits set forth in the foregoing clause (a)(i), then all such Subsidiaries shall be deemed to be Material Subsidiaries, unless and until the Borrower shall re-designate one (1) or more Immaterial Subsidiaries as Material Subsidiaries, in each case, in a written notice to the Administrative Agent, and, as a result thereof, the total Property, gross revenues and attributable portion of

Consolidated EBITDA of all Subsidiaries still designated as “Immaterial Subsidiaries” shall not exceed such respective limits; and (b) the Borrower may designate and re-designate a Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition of “Immaterial Subsidiary”.
“Incremental Cap” shall mean the sum of:
(a)    On or prior to September 30, 2026, $0, and after September 30, 2026, the greater of (i) Twelve Million Dollars ($12,000,000) and (ii) 25% of Consolidated EBITDA, on a Pro Forma Basis minus the aggregate original principal amount of all Incremental Commitments previously established and/or incurred pursuant to this clause (a) in accordance with Section 2.1(d) as of such date, plus
(b)    additional amounts so long as (x) if such Incremental Commitments are secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Obligations, the Consolidated First Lien Leverage Ratio would not exceed 2.75:1.00, (y) if such Incremental Commitments are secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Obligations, the Consolidated Secured Leverage Ratio would not exceed 2.75:1.00 and (z) if such Incremental Commitments are unsecured, the Consolidated Total Leverage Ratio would not exceed 3.25:1.00, in each case on a Pro Forma Basis, plus
(c)    the aggregate amount of (i) voluntary prepayments of Term Loan A and Incremental Term Loans and (ii) any voluntary and permanent reduction of Revolving Commitments made pursuant to Section 2.11 at or prior to such time, in each case other than from the proceeds of long-term Indebtedness (other than revolving Indebtedness);
provided that, (i) the Credit Parties shall be in compliance, on a Pro Forma Basis, with each of the financial covenants set forth in Section 8.8 and (ii) in each case of any incurrence of Incremental Revolving Commitments or a delayed draw facility under clause (b) of the definition of “Incremental Cap”, assuming such Incremental Revolving Commitments and/or delayed draw term facility are fully drawn (and solely during the availability period of such delayed draw term facility, assuming such delayed draw term facility is fully drawn for the purpose of testing any financial ratio related to the incurrence of Indebtedness).
“Incremental Commitment Amount” shall have the meaning set forth in Section 2.1(d).
“Incremental Commitments” shall have the meaning set forth in Section 2.1(d).
“Incremental Facility Agreement” shall mean, with respect to any Incremental Term Loan established in accordance with Section 2.1(d), the definitive amendment, credit and/or other documentation establishing such Incremental Term Loan.
“Incremental Lenders” shall have the meaning set forth in Section 2.1(d)(D).
“Incremental Revolving Commitments” shall have the meaning set forth in Section 2.1(d).
“Incremental Term Loan” shall have the meaning set forth in Section 2.1(d).
“Incremental Term Loan Commitment” shall have the meaning set forth in Section 2.1(d).
“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following:
(a)    all Funded Debt of such Person;
(b)    the Hedge Termination Value of all Hedging Obligations of such Person;
(c)    all Guarantees of such Person in respect of Indebtedness of another Person;

(d)    all obligations of such Person in respect of the deferred purchase price of Property or services (including, for purposes of clarity, earn out obligations to the extent recognized as a liability on the balance sheet of such Person in accordance with GAAP, but excluding unsecured trade accounts payable incurred in the ordinary course of business and not overdue by more than sixty (60) calendar days);
(e)    all obligations of such Person, contingent or otherwise, under or in respect of letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties);
(f)    the Attributable Principal Amount of Capital Leases, Securitization Transactions and Sale / Leaseback Transactions;
(g)    all Disqualified Equity Interests;
(h)    all indebtedness of third parties that is secured (or in respect of which the holder(s) of such third-party indebtedness have an existing right or option, contingent or otherwise, to be secured) by any Lien on, or payable out of the proceeds of production from, any Property owned or acquired by such Person, regardless of whether or not such third party indebtedness has been assumed by such Person or is otherwise non-recourse to the credit of such Person; and
(i)    Indebtedness of the types described in the foregoing clauses (a) through (h) of any partnership, Joint Venture or other similar entity (other than a Joint Venture that is itself a corporation, a limited liability company, or the foreign equivalent thereof) in which such Person is a general partner or joint venturer, unless (and to the extent that) such Indebtedness is expressly, by its terms, made non-recourse to such Person.
For purposes of this Agreement and the other Credit Documents, the amount of Indebtedness of the type(s) described in: (A) the foregoing clause (a) and (d), of any Person at any particular time, shall be determined based on the outstanding principal amount thereof; (B) the foregoing clause (e), of any Person at any particular time, shall be determined based on the maximum stated amount available to be drawn thereunder or collected (as applicable); and (C) the foregoing clause (c), of any Person at any particular time, shall be determined based on the aggregate amount of the Indebtedness of other Person(s) that is the subject of the applicable Guarantee(s) of such Person.
“Indemnified Taxes” shall mean: (a) Taxes, other than Excluded Taxes, imposed on, or with respect to, any payment made by, or on account of, any obligation of any Credit Party under any Credit Document; and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.
“Indemnitee” shall have the meaning set forth in Section 11.2(b).
“Information” shall mean, collectively, all information received from any Credit Party or Subsidiary relating to any Credit Party, any Subsidiary or any Regulated Entity or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent, any Lender, or the Issuing Bank on a non-confidential basis prior to disclosure by any Credit Party, any Subsidiary or any Regulated Entity.
“Insurance Regulatory Authority” shall mean, with respect to any Regulated Entity, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Regulated Entity, in each other jurisdiction in which such Regulated Entity conducts business or is licensed to conduct business.
“Interest Payment Date” shall mean, with respect to (a) any Base Rate Loan and any Swingline Loan, (i) the last Business Day of each calendar quarter, commencing on the first (1st) such date to occur after the Closing Date, and (ii) (A) in the case of Revolving Loans, the Revolving Commitment Termination Date, or (B) the applicable Maturity Date, as the case may be; and (b) any SOFR Loan, (i) the last day of each Interest Period applicable to such Loan, provided, that, in the case of each Interest Period of longer than three (3) months, “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period, and (ii) (A) in the case of Revolving Loans, the Revolving Commitment Termination Date, or (B) the applicable Maturity Date, as the case may be.
“Interest Period” shall mean, with respect to any SOFR Borrowing and/or any SOFR Loan, a period of one (1), three (3) or six (6) months, as selected by the Borrower in the applicable Funding Notice or Conversion / Continuation Notice, (a) initially, commencing on the applicable Credit Date or Conversion / Continuation Date (as the case may be), and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires, provided, that:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case, such Interest Period shall end on the immediately preceding Business Day;
(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall (subject to clause (iii) below) end on the last Business Day of such calendar month;
(iii)    [reserved];
(iv)    no Interest Period with respect to any Revolving Loans, to the extent outstanding as SOFR Loans, shall extend beyond the Revolving Commitment Termination Date, and no Interest Period with respect to any Term Loans, to the extent outstanding as SOFR Loans, shall extend beyond the applicable Maturity Date; and
(v)    notwithstanding anything to the contrary in the foregoing of this definition of “Interest Period” or elsewhere in this Agreement or any other Credit Document, no tenor that has been removed from this definition of “Interest Period” by operation of Section 3.1 shall be available for specification by the Borrower in any Funding Notice and/or any Conversion / Continuation Notice, as applicable.
“Interim Financial Statements” shall mean, collectively, that certain internally prepared consolidated and consolidating balance sheet of the Credit Parties and Subsidiaries for the Fiscal Quarter ending March 31, 2026 and those certain related consolidated and consolidating statements of income or operations and cash flows of the Credit Parties and Subsidiaries for such Fiscal Quarter.
“Inventory” shall have the meaning assigned to such term in the Security Agreement.
“Investment Company Act” shall mean the Investment Company Act of 1940 (15 U.S.C. §§–80a-1, 80a-64 et seq.).
“Investments” shall mean, as to any Person, any direct or indirect acquisition of or investment by such Person (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger), whether by means of: (a) any purchase or other acquisition of any Equity Interests in another Person; (b) any loan or advance to, any purchase of any security of, any Guarantee or assumption of any Indebtedness or obligations of, any purchase or other acquisition of any Indebtedness of, or any capital contribution to, another Person; or (c) an Acquisition. For purposes of this Agreement, the amount of any Investment shall be deemed to be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any returns on such Investment. For the avoidance of doubt, any commission (or similar) rebates issued by the Credit Parties (or any of them) in respect of any fees otherwise owed by, or on behalf of, any Regulated Entity, on the one hand, to, or for the benefit of, the Credit Parties (or any of them), on the other hand, pursuant to any managing general agent or service company agreement between any such Regulated Entity, on the one hand, and the Credit Parties (or any of them), on the other hand, shall, in any such case of the foregoing, constitute an “Investment” by such Credit Party or Credit Parties (as applicable) in such Regulated Entity, in the aggregate amount of such commission (or similar) rebates issued.

“Involuntary Disposition” shall mean the receipt by any Credit Party or any Subsidiary (other than a Regulated Entity) of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.
“IP Notices” shall mean, collectively, (a) with regard to any Copyrights, a Notice of Grant of Security Interest in Copyrights for filing with the U.S. Copyright Office, (b) with regard to any Patents, a Notice of Grant of Security Interest in Patents for filing with the U.S. Patent and Trademark Office, and (c) with regard to any Trademarks, a Notice of Grant of Security Interest in Trademarks for filing with the U.S. Patent and Trademark Office, in each case of the foregoing clauses (a) through (c), substantially in the form of the applicable Exhibit to the Security Agreement (or such other form as reasonably requested by the Collateral Agent) that are, or are required to be, filed under, or in connection with, the Security Agreement and as may be amended, restated, reaffirmed, supplemented or otherwise modified from time to time.
“IP Rights” shall mean all of the Trademarks, Copyrights, Patents, patent rights, franchises, licenses, and other intellectual property rights that are reasonably necessary for the operation of their respective businesses that any Credit Party or Subsidiary owns, or possesses the legal right to use.
“IRS” shall mean the U.S. Internal Revenue Service (or any Person succeeding to any of its principal functions).
“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).
“Issuance Notice” shall mean an Issuance Notice substantially in the form approved by the Administrative Agent and separately provided to the Borrower.
“Issuer Documents” shall mean, with respect to any Letter of Credit, each LC Application, and any other document, agreement and/or instrument entered into by the Issuing Bank, on the one hand, and any Credit Party or Subsidiary, on the other hand.
“Issuing Bank” shall mean JPMorgan Chase Bank, N.A. in its capacity as issuer of Letters of Credit under this Agreement, together with its successors and permitted assigns in such capacity; provided, Issuing Bank may include any other Revolving Lender from time to time that may be appointed pursuant to Section 2.3(k).
“Joint Venture” shall mean a joint venture, limited liability company, corporation, partnership, other business entity formed by a Credit Party or Subsidiary, on the one hand, and one (1) or more other Persons who are not Credit Parties or Subsidiaries, on the other hand.
“Latest Maturity Date” shall mean, as of any date of determination, the latest to occur of: (a) the Revolving Commitment Termination Date and (b) the latest Maturity Date applicable to any Loan.
“LC Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.
“LC Disbursement” shall mean any Credit Extension resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.
“LC Obligations” shall mean, at any time, the sum of: (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein; plus (b) the aggregate amount of all drawings under Letters of Credit that have not been reimbursed by the Borrower, including LC Disbursements. For all purposes of this Agreement and the other Credit Documents: (i) amounts available to be drawn under Letters of Credit will be calculated as provided in Section 1.4(b); and (ii) if a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“LC Sublimit” shall mean, as of any date of determination, the lesser of: (a) Ten Million Dollars ($10,000,000); and (b) the aggregate unused amount of the Revolving Commitments then in effect.
“Lenders” shall mean each of the Persons identified as a “Lender” on the signature pages to this Agreement (or otherwise on the signature pages to the applicable Assignment and Assumption, Incremental Facility Agreement or other definitive joinder documentation pursuant to which such Person becomes a party to this Agreement as a Lender after the Closing Date), and each of their respective successors and permitted assigns, and shall include, where appropriate, the Swingline Lender. The initial Lenders as of the Closing Date are identified on the signature pages to this Agreement and are also set forth on Appendix A.
“Letter of Credit Fees” shall have the meaning set forth in Section 2.10(b)(i).
“Letters of Credit” shall mean, collectively, any stand-by letters of credit issued pursuant to Section 2.3 by the Issuing Bank, for the account of any Credit Party or Subsidiary.
“Lien” shall mean any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof).
“Loan” shall mean all Revolving Loans, all Swingline Loans, the Term Loan A and all Incremental Term Loans, in the aggregate or any of them, as the context shall require.
“Margin Regulations” shall mean, collectively, Regulation T, Regulation U and Regulation X.
“Margin Stock” has the meaning given such term in Regulation U.
“Market Capitalization” shall mean an amount equal to (i) the total number of issued and outstanding shares of Equity Interests of the Borrower (or any successor entity) or any direct or indirect parent of the Borrower on the date of the declaration or making of the relevant Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such Equity Interests for the 30 consecutive trading days immediately preceding the date of declaration or making of such Restricted Payment.
“Master Agreement” shall mean any form of master agreement published by the International Swaps and Derivatives Association, Inc. (or any successor to any of its principal functions) or any executed master agreement based on such form, any International Foreign Exchange Master Agreement, or any other master agreement relating to the documentation of, or entered into in connection with, any Hedging Transactions (in each case of the foregoing, together with any related schedules and/or annexes thereto).
“Material Adverse Effect” shall mean any effect, event, condition, action, omission, change or state of facts that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a material adverse effect with respect to: (a) the business operations, properties, assets or financial condition of the Credit Parties, Subsidiaries and other Regulated Entities, taken as a whole; (b) the ability of any Credit Party, to fully and timely perform its obligations under the Credit Documents; or (c) the rights and remedies, taken as a whole, available to, or conferred upon, the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders under any Credit Document.
“Material Contracts” shall mean: (a) any managing general agent or service company agreement entered into by any Credit Party or Subsidiary and (b) any Contractual Obligation to which any Credit Party, any Subsidiary or any Regulated Entity, or any of their respective Property, are bound (other than those evidenced by the Credit Documents) a default, breach or termination of which could reasonably be expected to result in a Material Adverse Effect.

“Material Subsidiary” shall mean any Subsidiary of the Borrower that is not an Immaterial Subsidiary.
“Maturity Date” shall mean: (a) with respect to the Term Loan A, the earlier to occur of (i) May 14, 2031 (or, if such date is not a Business Day, the immediately prior Business Day), and (ii) the date on which the aggregate outstanding principal amount of all outstanding Term Loans has been declared, or automatically has become, due and payable pursuant to Section 9.2 (whether by acceleration or otherwise); and (b) with respect to any Incremental Term Loan, the earlier to occur of (i) the maturity date identified in the applicable Incremental Facility Agreement establishing such Incremental Term Loan, and (ii) the date on which the aggregate outstanding principal amount of all outstanding Term Loans has been declared, or automatically has become, due and payable pursuant to Section 9.2 (whether by acceleration or otherwise).
“Moody’s” shall mean Moody’s Investors Service, Inc. (or any successor thereto).
“Mortgaged Property” shall mean, collectively, all owned Real Estate subject to a Mortgage.
“Mortgages” shall mean, collectively, the mortgages, deeds of trust or deeds to secure debt that grant, or purport to grant, to the Collateral Agent, for the benefit of the Benefitted Parties, a security interest in any owned Real Estate (other than Excluded Property), in each case in form and substance reasonably satisfactory to the applicable Credit Party and the Collateral Agent.
“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 3(37) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of its ERISA Affiliates.
“NAIC” shall have the meaning set forth in the definition of “Qualifying Reinsurer” below.
“Net Cash Proceeds” shall mean the aggregate cash or Cash Equivalents proceeds received by any Credit Party or any Subsidiary (other than a Regulated Entity) in respect of any Asset Sale, Involuntary Disposition or Debt Transaction, net of (without duplication):
(a)    direct costs incurred, and/or estimated costs to be paid or payable or for which reserves are maintained in accordance with GAAP, in connection therewith (including legal, accounting and investment banking fees and expenses, sales commissions and underwriting discounts);
(b)    estimated taxes paid or payable (including sales, use or other transactional taxes and any net marginal increase in income taxes) as a result thereof;
(c)    in the case of any Asset Sale or any Involuntary Disposition, the amount required to retire any secured Indebtedness that is permitted hereunder and secured by a Lien on the related Property; and
(d)    reasonable reserves in accordance with GAAP for any liabilities or indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchasers and other retained liabilities in respect of any such Asset Sale undertaken by any Credit Party or Subsidiary in connection therewith, provided, that, to the extent that any such amount ceases to be so reserved (other than any reduction in such reserve to make a payment in respect of such liability or indemnification obligations), the amount thereof shall be deemed to be Net Cash Proceeds of such Asset Sale at such time.
For purposes of this Agreement, “Net Cash Proceeds” includes any cash or Cash Equivalents received by any Credit Party or any Subsidiary (other than a Regulated Entity) upon the disposition of any non-cash consideration received by any Credit Party or any Subsidiary (other than a Regulated Entity) in respect of any Asset Sale, any Involuntary Disposition or any Debt Transaction.

“Non-Consenting Lender” shall mean any Lender that does not approve any proposed amendment, modification, termination, extension, discharge, wavier, and/or consent that: (a) requires the approval of all, or all affected, Lenders in accordance with the terms of this Agreement; and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Qualifying Reinsurer” shall mean any reinsurer that is not a Qualifying Reinsurer.
“Note” shall mean a promissory note in the form of Exhibit 2.5.
“Obligations” shall mean, collectively, all obligations, indebtedness, and other liabilities of every nature of (a) each Credit Party from time to time owed to the Administrative Agent (including any former Administrative Agent), the Collateral Agent (including any former Collateral Agent), the Issuing Bank, the Lenders (including the Swingline Lender, and any former Lenders in their capacity as such), any Arranger, any Syndication Agent, any Qualifying Swap Provider, any Qualifying Treasury Management Bank, any Indemnitee, any other Benefitted Party, and/or any combination of any of the foregoing, in each case, under any Credit Document, any Secured Swap Agreement and/or any Secured Treasury Management Agreement, as the case may be, and (b) each Subsidiary from time to time owed to any Qualifying Swap Provider and/or any Qualifying Treasury Management Bank under any Secured Swap Agreement or any Secured Treasury Management Agreement, in each case of the foregoing clauses (a) and (b), together with all renewals, extensions, increases, modifications and/or refinancings of any of the foregoing, whether for principal, interest, fees (including any fees and/or interest that, but for the filing of a petition in bankruptcy with respect to such Credit Party or Subsidiary, would have accrued on any Obligation, whether or not a claim is allowed or allowable against such Credit Party or Subsidiary for such interest and/or fees in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Swap Agreements, reimbursement of expenses, indemnification payments, or otherwise (including, in any event, any Secured Swap Obligations, any Secured Treasury Management Obligations and any Erroneous Payment Subrogation Rights (without duplication of any other Obligations, as provided in Section 10.15(d)); provided, that, notwithstanding anything to the contrary in the foregoing, the “Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the obligations of any Credit Party or Subsidiary under any Secured Swap Agreement or any Secured Treasury Management Agreement to which it is a party shall be secured and guaranteed pursuant to the Credit Documents solely to the extent that, and for so long as, the Obligations (other than any Obligations owing under any Secured Swap Agreement(s) and/or any Secured Treasury Management Agreement(s)) are so secured and guaranteed.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control (or Person succeeding to any of its principal functions).
“Operating Lease” shall mean any lease of, or other agreement conveying the right to use, any real or personal Property by any Credit Party or Subsidiary, as lessee, other than any Capitalized Lease (after giving effect to Section 1.3(a)).
“Organizational Documents” shall mean, with respect to: (a) any corporation, the certificate or articles of incorporation or organization and its bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) any limited partnership, its certificate of limited partnership and its partnership agreement; (c) any general partnership, its partnership agreement; (d) any limited liability company, its certificate or articles of formation or organization and its operating agreement; (e) any joint venture, trust or other form of business entity, the joint venture or other applicable agreement of formation or organization, and any agreement, instrument, filing or notice with respect thereto, filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization, and, if applicable, any certificate or articles of formation or organization of such entity; and (f) any of the foregoing, any document that modifies the voting or other rights of the stakeholders set forth in the foregoing constitutional documents (including the Borrower’s Shareholder Agreement and any other shareholders or similar agreements). In the event that any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar applicable Governmental Authority or governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such secretary of state or other applicable Governmental Authority or governmental official.
“Original Currency” shall have the meaning set forth in Section 11.24(a).
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Loan, Letter of Credit or Credit Document).
“Other Currency” shall have the meaning set forth in Section 11.24(a).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document (and/or any of the Collateral, as applicable), except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).
“Outstanding Amount” shall mean, as of any date of determination, with respect to: (a) any Revolving Loan(s) and/or Swingline Loan(s) outstanding on such date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings, and/or any prepayments or repayments, of Revolving Loans and/or Swingline Loans (as the case may be) occurring on such date; (b) any LC Obligation(s) in existence on such date, the aggregate outstanding amount thereof after giving effect to any Credit Extension(s) in respect of Letter(s) of Credit occurring on such date and any other change(s) in the amount of such LC Obligation(s) on such date (including as a result of any reimbursements by the Borrower of any drawing under any issued Letter of Credit); and (c) any Term Loans outstanding on such date, the aggregate outstanding principal amount thereof after giving effect to any prepayments and/or repayments of any Term Loans occurring on such date.
“Parent Company” shall mean, with respect to a Lender, the “bank holding company” (as defined in Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning set forth in Section 11.5(d).
“Participant Register” shall have the meaning set forth in Section 11.5(d).
“Patent” shall have the meaning set forth in the Security Agreement.
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. §–107–56).
“Payment Event of Default” shall mean an Event of Default pursuant to Section 9.1(a).
The “Payment in Full” of the Obligations (or any specified portion thereof), and the Obligations (or any specified portion thereof) being “Paid in Full”, shall, in each case, mean the expiration or earlier termination of all of the Commitments (or related portion thereof, as applicable), the payment in full, in immediately available funds, of all of the Obligations (or such specified portion thereof), and, as applicable, the expiration or earlier termination (or Cash Collateralization, or entry into of alternative arrangements, to the satisfaction of the Issuing Bank) of all Letters of Credit (in each case, without any pending draw) and the reimbursement of all LC Disbursements, other than: (a) contingent Obligations, in each case of this clause (a), to the extent that no claim(s) giving rise thereto have been asserted; and (b) Secured Swap Obligations and Secured Treasury Management Obligations.

“Payment Item” means each check, draft, or other item of payment payable to a Credit Party, including those constituting Proceeds of any Collateral.
“Payment Recipient” shall have the meaning set forth in Section 10.15(a).
“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation, as referred to and defined in ERISA.
“Periodic Term SOFR Determination Date” shall have the meaning set forth in the definition of “Term SOFR” below.
“Permitted Acquisition” shall mean any portfolio investment made by any Regulated Entity, as well as any Acquisition by a Credit Party that satisfies the following conditions:
(a)    the Acquired Business is in (or is used or useful in) a Related Business;
(b)    (i) the board of directors or managers (or equivalent governing body) of the Acquired Business shall have approved the Acquisition; and (ii) the acquired assets shall be located in the United States and, in the case of an Acquisition of Equity Interests, the Acquired Business shall become a Subsidiary and shall be organized and existing under the laws of any state of the United States or the District of Columbia;
(c)    the aggregate cash and non-cash consideration (including any assumption of Indebtedness otherwise permitted hereunder, deferred purchase price, earn out obligations or similar deferred or contingent obligations and any equity consideration) paid by the Credit Parties and Subsidiaries for all such Acquisitions occurring during the term of this Agreement shall not exceed twenty-five percent (25.0%) of stockholders’ equity of the Credit Parties and Subsidiaries, on a consolidated basis (including, for purposes of clarity, each Regulated Entity), determined in accordance with GAAP and as evidenced by the most recent financial statements that the Credit Parties delivered pursuant to Section 7.1 (for purposes of clarity, it being understood and agreed that a decrease in stockholders’ equity as shown by financial statements delivered pursuant to Section 7.1 following the consummation of an Acquisition shall not retroactively cause such Acquisition to no longer constitute a Permitted Acquisition);
(d)    immediately after giving effect to such Acquisition (and to any Credit Extensions in connection therewith), the Credit Parties shall be in compliance, on a Pro Forma Basis, with each of the financial covenants set forth in Section 8.8; and
(e)    all transactions in connection therewith shall be consummated, in all material respects, in accordance with all Applicable Laws and in conformity with all applicable consents and approvals from any Governmental Authorities necessary to consummate such Acquisition.
“Permitted Encumbrances” shall mean:
(a)    Liens imposed by Applicable Law for Taxes not overdue for more than ninety (90) days, or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(b)    statutory Liens of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen, materialmen and other Liens imposed by Applicable Law (other than any such Liens imposed pursuant to Section 430(k) of the Code or Section 303(k) or 4068 of ERISA that would constitute an Event of Default under Section 9.1(j)), for: (i) amounts not overdue for more than ninety (90) days; or (ii) amounts that are overdue for more than ninety (90) days and are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(c)    Liens on pledges and deposits made in connection with (and in compliance with) workers’ compensation, unemployment insurance and other social security Applicable Laws;
(d)    Liens on deposits to secure the performance of tenders, bids, trade contracts, leases, statutory obligations (or otherwise required pursuant to applicable Regulatory Insurance Authority), governmental contracts, surety and appeal bonds, performance and return-of-money bonds, and other obligations of a like nature, in each case of the foregoing: (i) created in the ordinary course of business of the Credit Parties and Subsidiaries or consistent with past practice (as of the Closing Date) of the Credit Parties and Subsidiaries; and (ii) so long as no foreclosure, sale or similar proceedings shall have been commenced with respect to all or any material portion of the Collateral on account thereof;
(e)    judgment and attachment Liens not giving rise to a Default or an Event of Default, or Liens created by, or existing from, any litigation or legal proceeding that is currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(f)    customary rights of set-off, revocation, refund or chargeback under deposit agreements, the UCC, or common law of banks or other financial institutions where any Credit Party or Subsidiary maintains deposits;
(g)    (i) Liens (or purported Liens) consisting of precautionary filings of UCC financing statements filed with respect to Operating Leases of personal Property permitted under this Agreement, (ii) any interest or title of any lessor (or sub-lessor) under any Operating Lease permitted under this Agreement, and (iii) Liens in favor of collecting banks under Section 4–210 of the UCC;
(h)    Liens in favor of customs and revenue Governmental Authorities arising as a matter of Applicable Law to secure the payment of customs duties in connection with the importation of goods;
(i)    Liens arising out of conditional sale, title retention, consignment, and/or similar arrangements for the sale of goods;
(j)    licenses, sub-licenses, leases or sub-leases of Property (including licenses of IP Rights) granted by any Credit Party or Subsidiary to any Person that is not an Affiliate of any Credit Party or Subsidiary, in each case of the foregoing not interfering, in any material respect, with the ordinary conduct of business of the Credit Parties and Subsidiaries;
(k)    Liens on insurance policies of the Credit Parties and/or Subsidiaries (and/or the proceeds thereof) granted in order to secure the financing of insurance premiums with respect thereto;
(l)    Liens of bailees in Property subject to a bailee arrangement, and/or Liens on utility (and similar) deposits;
(m)    Liens in favor of the Issuing Bank or the Swingline Lender on Cash Collateral securing the Obligations of a Defaulting Lender to fund risk participations under this Agreement; and
(n)    (i) easements, covenants, zoning, building code and other land use restrictions, rights-of-way and similar encumbrances on any Real Estate of record or imposed by Applicable Law, or arising in the ordinary course of business of the Credit Parties and Subsidiaries and (ii) any exceptions set forth on the title insurance policies issued in connection with any Mortgages required hereunder;
“Permitted Liens” shall mean each of the Liens permitted pursuant to Section 8.2.
“Permitted Refinancing” shall mean, with respect to any existing Indebtedness, any extension, renewal and/or replacement of such Indebtedness, so long as any such extension, renewal and/or replacement of such

Indebtedness: (a) has market terms and conditions; (b) has an average life to maturity that is greater than, and a maturity date that is outside of, that of the Indebtedness being extended, renewed or refinanced; (c) does not include an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, unless such additional obligor is also a Credit Party; (d) remains subordinated to the same extent as the Indebtedness being extended, renewed or refinanced, if the Indebtedness being renewed, extended or refinanced was subordinated to the prior payment of the Obligations; and (e) does not exceed in a principal amount the Indebtedness and unused commitments being renewed, extended or refinanced, plus reasonable fees and expenses, premiums and penalties incurred in connection therewith.
“Person” shall mean any natural person or individual, corporation, limited liability company, trust, joint venture, association, company, firm, partnership (whether a general partnership, a limited partnership or otherwise), Governmental Authority, or other entity.
“Plan of Reorganization” shall have the meaning set forth in Section 11.5(f).
“Platform” shall mean Debtdomain, Intralinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system.
“Preferred Stock” shall mean the “Preferred Stock” of the Borrower, as such term is defined in the Articles of Incorporation of the Borrower.
“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Principal Office” shall mean, for the Administrative Agent, the Swingline Lender and the Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to the Borrower and each Lender.
“Pro Forma Basis” shall mean, for purposes of determining compliance with any of the financial covenants set forth in Section 8.8 (or with any condition(s) and/or test(s) that are subject to calculation on a “Pro Forma Basis” as indicated in this Agreement or any other Credit Document), with respect to any Specified Transaction, that such Specified Transaction shall be deemed to have occurred on, and as of, the first (1st) day of the applicable Test Period (with respect to income statement items, including the calculation of Consolidated EBITDA), or the last day of the applicable Test Period (with respect to balance sheet items); and further, the following pro forma adjustments shall be made:
(i)    in the case of an Asset Sale or Involuntary Disposition, all income statement and cash flow statement items (whether positive or negative) attributable to the Property or Person (as applicable) subject to such Asset Sale or Involuntary Disposition shall be excluded from the consolidated financial results of the Credit Parties and Subsidiaries for such period to the extent relating to any period occurring prior to the date of such Specified Transaction; and
(ii)    (a) any Indebtedness incurred or assumed by any Credit Party, any Subsidiary or any Regulated Entity (including, if applicable, the Acquired Business) in connection with such Specified Transaction shall be deemed to have been incurred as of the first (1st) day of the applicable period and (b) any Indebtedness repaid by any Credit Party, any Subsidiary or any Regulated Entity (including, if applicable, the Acquired Business) in connection with the Specified Transactions shall be deemed to have been repaid as of such first (1st) day of the applicable period, and, if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition of “Pro Forma Basis” determined by utilizing the rate that is, or would be, in effect with respect to such Indebtedness as at the relevant date of determination.
“Pro Rata Share” shall mean, with respect to: (a) any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such Class (or, if such Commitment has expired or been terminated, or the Loans of such Class have been declared to be due and payable, such Lender’s Revolving Credit Exposure or respective portion of the outstanding principal amount of the Term Loan(s) of such Class, as the case may be), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders (or, if such Commitments have expired or been terminated, or the Loans of such Class have been declared to be due and payable, the Aggregate Revolving Credit Exposure or the aggregate outstanding principal amount of all Term Loan(s) of such Class, as the case may be); and (b) all Classes of Commitments and Loans of any Lender at any time, (i) the numerator of which shall be the sum of (A) such Lender’s Revolving Commitment (or, if such Revolving Commitment has expired or been terminated, or the Revolving Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), plus (B) such Lender’s respective portion of the outstanding principal amount of all Term Loans, and (ii) the denominator of which shall be the sum of (A) the Aggregate Revolving Commitment Amount (or, if the Aggregate Revolving Commitments have expired or been terminated, or the Revolving Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders), plus (B) the aggregate outstanding principal amount of all Term Loans.
“Probable Maximum Loss” shall have the meaning specified and as used by each applicable Insurance Regulatory Authority.
“Proceeds” shall have the meaning set forth in Article 9 of the UCC.
“Property” shall mean an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible (and including, for purposes of clarity, IP Rights).
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs” shall mean, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, or the rules of any national securities exchange, or any other comparable body of laws, rules or regulations, as are applicable to companies with listed equity or debt securities, directors’ compensation, fees and expense reimbursement, costs relating to enhanced accounting functions and investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, costs and expenses related to the formation and organization of the Person that will undertake the Qualifying IPO (if applicable), the reorganization of the corporate structure of the Borrower and its Subsidiaries (if applicable), and legal, audit, accounting and other professional fees, listing fees and other transaction costs related to the process of undertaking a Qualifying IPO; it being understood that Public Company Costs shall not include ongoing costs incurred following a Qualifying IPO.
“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. §–5390(c)(8)(D).
“QFC Credit Support” shall have the meaning set forth in Section 11.23.
“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation: (a) each Credit Party (if any) that has total Property in excess of Ten Million Dollars ($10,000,000) at the time the relevant Guaranty, or the grant of the relevant security interest, becomes, or would become effective with respect to such Swap Obligation; or (b) such other Credit Party (i) as constitutes an “eligible contract participant” under the Commodity Exchange Act, and (ii) can cause another Person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell agreement under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying IPO” shall mean the issuance by the Borrower or any parent company of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933 (and the rules and regulations of the SEC promulgated thereunder), whether alone or in connection with a secondary public offering.
“Qualifying Reinsurer” shall mean: (a) any Person (which may include Affiliates of any Credit Party) providing reinsurance services with at least an “A–” financial strength rating from A.M. Best Company (or any successor in interest thereto); or (b) any Person (which may include Affiliates of any Credit Party) providing reinsurance services that has collateralized its obligations to the Regulated Entities at a level consistent with the National Association of Insurance Commissioners’ (“NAIC”) requirements for credit on Schedule F of the statutory financial statements of the Regulated Entities.
“Qualifying Swap Provider” shall mean: (a) any of JPMorgan Chase Bank, N.A. and its Affiliates; and (b) any Person that, (i) at the time it enters into a Swap Agreement with any Credit Party or Subsidiary after the Closing Date, is a Lender, or an Affiliate of a Lender, or (ii) in the case of any Swap Agreement entered into by such Person with any Credit Party or Subsidiary that is in effect on the Closing Date, is, as of the Closing Date or within thirty (30) calendar days thereafter, a Lender, or an Affiliate of a Lender, and, in each case of the foregoing of this clause (b), who shall have provided a Secured Party Designation Notice to the Administrative Agent. For purposes of this definition, the term “Lender” shall be deemed to include the Administrative Agent.
“Qualifying Treasury Management Bank” shall mean: (a) any of JPMorgan Chase Bank, N.A. and its Affiliates; and (b) any Person that, (i) at the time it enters into a Treasury Management Agreement with any Credit Party or Subsidiary after the Closing Date, is a Lender, or an Affiliate of a Lender, or (ii) in the case of any Treasury Management Agreement entered into by such Person with any Credit Party or Subsidiary that is in effect on the Closing Date, is, as of the Closing Date or within thirty (30) calendar days thereafter, a Lender, or an Affiliate of a Lender, and, in each case of the foregoing of this clause (b), who shall have provided a Secured Party Designation Notice to the Administrative Agent. For purposes of this definition, the term “Lender” shall be deemed to include the Administrative Agent.
“Real Estate” shall mean, as of any date of determination, any interest or entitlement (whether in fee, leasehold or otherwise, including any interest in any ground lease) then owned or legally possessed by any Credit Party or Subsidiary in any real property (including any and all buildings, fixtures and/or other improvements located thereon or affixed thereto).
“Real Estate Documents” shall mean, with respect to any Real Estate of any Credit Party that is not Excluded Property:
(a)    a fully executed and notarized Mortgage, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering such Real Estate;
(b)    an opinion of legal counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) to the applicable Credit Party granting the Mortgage on such Real Estate in each state in which such Real Estate is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Collateral Agent may reasonably request, in each case of the foregoing, addressed to the Collateral Agent and the Lenders and in form and substance reasonably satisfactory to the Collateral Agent;
(c)    if requested by the Collateral Agent in its reasonable discretion, an as-built survey of the sites of such Real Estate, certified to the Collateral Agent and the title insurance company issuing the policies referred to in clause (d) below, in a manner reasonably satisfactory to each of the Collateral Agent and such title insurance company, by an independent professional licensed land surveyor, which survey on which they are based, shall) be sufficient to delete any standard printed survey exception contained in the applicable title insurance policy and cause such title insurance company to provide customary survey-related endorsements (provided, however, that a new as-built survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer);
(d)    (i) ALTA mortgagee title insurance policies (or unconditional commitments therefor) issued by one (1) or more title insurance companies reasonably satisfactory to the Collateral Agent with respect to such Real Estate, each in an amount (or amounts) equal to the fair market value of such Real Estate, including such endorsements thereto as are reasonably requested by the Collateral Agent and otherwise reasonably satisfactory to the Collateral Agent, assuring the Collateral Agent that the Mortgage covering such Real Estate creates a valid and enforceable, first priority mortgage lien on such Real Estate, free and clear of all defects and encumbrances except for Permitted Encumbrances, together with (A) a title report issued by each applicable title insurance company with respect thereto, and (B) copies of all recorded documents listed as exceptions to title or otherwise referred to therein; and (ii) evidence reasonably satisfactory to the Collateral Agent (to the extent such endorsements are available in the applicable jurisdiction) that the Credit Parties have paid (A) to each applicable title insurance company (and/or to any appropriate Governmental Authorities) all expenses and premiums of each such title insurance company and all other sums required to be paid in connection with the issuance of each title insurance policy described in the foregoing clause (c)(i), and (B) to each applicable Governmental Authority all recording, stamp and/or documentary taxes (including mortgage recording and intangible taxes) payable in connection with the recording of each Mortgage in the appropriate real estate records; and
(e)    evidence as to (i) whether such Real Estate is located in an area designated by the U.S. Federal Emergency Management Agency or the U.S. Secretary of Housing and Urban Development as having special flood hazards (a “Flood Hazard Property”), and (ii) if such Real Estate is a Flood Hazard Property: (A) whether the community in which such Real Estate is located is participating in the U.S. National Flood Insurance Program; (B) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Collateral Agent (I) as to the fact that such Real Estate is a Flood Hazard Property, and (II) as to whether the community in which each such Flood Hazard Property is located is participating in the U.S. National Flood Insurance Program; and (C) copies of flood insurance policies under the U.S. National Flood Insurance Program (or private insurance endorsed to cause such private insurance to be fully compliant with the federal law as regards private placement insurance applicable to the U.S. National Flood Insurance Program, with financially sound and reputable insurance companies that are not Affiliates of any Credit Party or Subsidiary) or certificates of insurance of the Credit Parties and Subsidiaries evidencing such flood insurance coverage, in such amounts and with such deductibles as the Collateral Agent may request, and naming the Collateral Agent, and its successors and/or assigns, as the sole ‘lender’s loss payee’ or ‘lender’s loss payable’ (as applicable), and as the sole ‘mortgagee’, in each case of the foregoing, on behalf of the Benefitted Parties.
“Recipient” shall mean, as applicable: (a) the Administrative Agent; (b) any Lender; and/or (c) the Issuing Bank.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR, such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is neither of the Term SOFR or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Refunded Swingline Loans” shall have the meaning set forth in Section 2.2(b)(iii).
“Register” shall have the meaning set forth in Section 11.5(c).
“Regulated Entity” shall mean, collectively, each of: (a) Orion180 Insurance Company; (b) Orion180 Select Insurance Company; (c) the Reinsurance Captives; and (d) any other Domestic Subsidiary of a Credit Party (i) that is a risk retention entity subject to regulation by a Governmental Authority and/or required by Applicable Laws to utilize SAP and submit them to a Governmental Authority, and (ii) with respect to which the Administrative Agent has received prior written notification that such Domestic Subsidiary constitutes a Regulated Entity.
“Regulation T” shall mean Regulation T of the Federal Reserve Board.
“Regulation U” shall mean Regulation U of the Federal Reserve Board.
“Regulation X” shall mean Regulation X of the Federal Reserve Board.
“Regulation Y” shall mean Regulation Y of the Federal Reserve Board.
“Reimbursement Date” shall have the meaning set forth in Section 2.3(d).
“Reinsurance Captives” shall mean each of: (a) Orion 180 Ltd.; and (b) any captive reinsurance entity that is a Subsidiary of, or otherwise controlled or funded by, a Credit Party and with respect to which the Administrative Agent has received prior written notification that such entity constitutes a Reinsurance Captive.
“Related Business” shall mean any of the same line(s) of business conducted by the Credit Parties and Subsidiaries as of the Closing Date, or any business(es) that are substantially similar, related, ancillary or incidental thereto.
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates, together with each of the respective partners, directors, officers, managers, employees, agents, trustees, administrators, advisors, representatives and controlling persons of such Person and such Person’s Affiliates.
“Related Transactions” shall mean, collectively, the execution and delivery of this Agreement and the other Credit Documents, the Closing Date Refinancing, the Borrowing of the Term Loan A on the Closing Date, the Restricted Payments made on the Closing Date pursuant to Section 8.4(e), and the payment of all fees, costs and expenses associated with any of the foregoing.
“Release” shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY, or any successor thereto.
“Removal Effective Date” shall have the meaning set forth in Section 10.7(b).
“Required Lenders” shall mean, as of any date of determination, the Lender(s) having Total Credit Exposure representing more than fifty percent (50%) of the aggregate Total Credit Exposures of all Lenders; provided, that, the Total Credit Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Resignation Effective Date” shall have the meaning set forth in Section 10.7(a).
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests of any Credit Party or Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests, or on account of any return of capital to its stockholders, partners or members (or the equivalent Person thereof).
“Revolver Availability Period” shall mean the period from and including the Closing Date to, but excluding, the Revolving Commitment Termination Date.
“Revolver Commitment Fee” shall have the meaning set forth in Section 2.10(a).
“Revolving Commitment” shall mean the obligation of a Lender to make, or otherwise fund, any Revolving Loan(s), and/or to acquire any participation(s) in any Letter(s) of Credit and/or Swingline Loan(s), under this Agreement, and “Revolving Commitments” shall mean such commitments of all of the Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A (or otherwise in the applicable Assignment and Assumption or other definitive joinder documentation pursuant to which such Person becomes a party to this Agreement as a Lender after the Closing Date), subject to any increase, adjustment or reduction thereof or thereto pursuant to the terms and conditions of this Agreement. The aggregate amount of the Revolving Commitments as of the Closing Date is One Hundred Million Dollars ($100,000,000).
“Revolving Commitment Percentage” shall mean, as of any date of determination, for each Lender, a fraction (expressed as a percentage, carried to the ninth (9th) decimal place): (a) the numerator of which is the amount of such Lender’s Revolving Commitment as of such date; and (b) the denominator of which is the Aggregate Revolving Commitment Amount. The initial Revolving Commitment Percentages of the Lenders, as of the Closing Date, are set forth on Appendix A.
“Revolving Commitment Termination Date” shall mean the earliest to occur of: (a) May 14, 2031 (or, if such date is not a Business Day, the immediately prior Business Day); (b) the date on which the Aggregate Revolving Commitments shall have been terminated pursuant to Section 2.11(b); and (c) the date on which the Aggregate Revolving Commitments shall have been terminated, and/or all amounts outstanding under this Agreement shall have been declared, or automatically have become, due and payable, in each case of the foregoing of this clause (c), pursuant to Section 9.2 (whether by acceleration or otherwise).
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the aggregate outstanding principal amount of such Lender’s Revolving Loans and such Lender’s participation in LC Obligations and Swingline Loans.
“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Loan) to the Borrower under its Revolving Commitment, which may be a Base Rate Loan or a SOFR Loan.
“Revolving Obligations” shall mean, collectively, the Revolving Loans, the LC Obligations and the Swingline Loans.
“S&P” shall mean Standard and Poor’s Financial Services, LLC, a subsidiary of S&P Global Inc., and any successor thereto.
“Sale / Leaseback Transaction” shall mean any arrangement, directly or indirectly, whereby any Credit Party or Subsidiary shall: (a) sell, dispose of, contribute, dividend or otherwise transfer to another Person any Property (including, for purposes of clarity, any IP Rights, any other personal property and any Real Estate) of such Credit Party or Subsidiary that is used or useful in its business, whether such Property is now owned or hereafter acquired by such Credit Party or such Subsidiary; and (b) substantially concurrently with the consummation of such sale, disposition, contribution, distribution or transfer referred to in the foregoing clause (a), rent, lease or license (as applicable) all, or any material portion, of such sold, disposed of, contributed, distributed or otherwise transferred Property.
“Sanctioned Country” shall mean (a) a country, a territory, or a government of a country or territory, (b) an agency of the government of a country or territory, or (c) an organization 50% or more directly or indirectly owned or controlled by a country, a territory or its government, in any such case of the foregoing clauses (a) through (c), that is subject to comprehensive Sanctions.
“Sanctioned Person” shall mean: (a) a Person named on the list of “Specially Designated Nationals” or any other Sanctions related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the United Kingdom, the European Union or any European Union member state; (b) any Person operating, organized or ordinarily resident in a Sanctioned Country; or (c) any Person 50% or more owned or controlled by any such Person(s) described in the foregoing clauses (a) or (b).
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by: (a) the U.S. government, including those administered by OFAC or the U.S. Department of State; (b) the United Nations Security Council; (c) the European Union; (d) any European Union member state; or (e) His Majesty’s Treasury of the United Kingdom.
“SAP” shall mean the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) from time to time in the jurisdiction of incorporation or formation (as applicable) of an applicable Regulated Entity for the preparation of annual statements and other financial reports by insurance companies of the same type as such Regulated Entity.
“Secured Party Designation Notice” shall mean a notice, substantially in the form of Exhibit 1.1 (or in such other written form as may be satisfactory to the Administrative Agent in its reasonable discretion), executed and delivered by a Qualifying Swap Provider and/or a Qualifying Treasury Management Bank (as applicable) to the Administrative Agent, providing notice to the Administrative Agent that such Qualifying Swap Provider and/or Qualifying Treasury Management Bank (as applicable) is the holder of Secured Swap Obligations and/or Secured Treasury Management Obligations (as appropriate) under one (1) or more Secured Swap Agreements and/or Secured Treasury Management Agreements (as applicable) to which it is a party.
“Secured Swap Agreement” shall mean any Swap Agreement entered into between any Credit Party or Subsidiary, on the one hand, and any Qualifying Swap Provider, on the other hand. For the avoidance of doubt, a holder of Obligations in respect of a Secured Swap Agreement shall be subject to the provisions of Section 9.3 and Section 10.14.
“Secured Swap Obligations” shall mean all obligations owing to a Qualifying Swap Provider in connection with any Secured Swap Agreement, including any and all cancellations, buy backs, reversals, terminations or assignments of any Secured Swap Agreement, any and all renewals, extensions and modifications of any Secured Swap Agreement, and any and all substitutions for any Secured Swap Agreement, including all fees, costs, expenses and indemnities, whether primary, secondary, direct, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such bankruptcy or insolvency proceedings), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.
“Secured Treasury Management Agreement” shall mean any Treasury Management Agreement entered into between any Credit Party or Subsidiary, on the one hand, and any Qualifying Treasury Management Bank, on the other hand. For the avoidance of doubt, a holder of Obligations in respect of a Secured Treasury Management Agreement shall be subject to the provisions of Section 9.3 and Section 10.14.
“Secured Treasury Management Obligations” shall mean all obligations owing to a Qualifying Treasury Management Bank under a Secured Treasury Management Agreement, including all fees, costs, expenses and indemnities, whether primary, secondary, direct, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such bankruptcy or insolvency proceedings), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.
“Securities Account” shall have the meaning set forth in the Security Agreement.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934 (15 U.S.C. §78a et seq.).
“Securitization Transaction” shall mean any financing, factoring, or similar transaction or arrangement (or series of such transactions or arrangements) entered into by any Credit Party or Subsidiary pursuant to which such Credit Party or Subsidiary may sell, convey, or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals, or similar rights to payment to a special purpose Subsidiary or Affiliate or to any other Person.
“Security Agreement” shall mean that certain Security and Pledge Agreement, dated as of the Closing Date, executed in favor of the Collateral Agent, for the benefit of the Benefitted Parties, by each of the Credit Parties, as amended, restated, reaffirmed, supplemented or otherwise modified from time to time.
“Shareholders’ Equity” means, as of any date of determination and with respect to each Regulated Entity, the amount of shareholders’ equity of such Regulated Entity, as reflected on the statement of stockholders’ equity for such Regulated Entity as of such date, determined in accordance with GAAP.
“SIFMA” shall mean the Securities Industry and Financial Markets Association (or any successor thereto).
“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day.
“SOFR Administrator” shall mean the FRBNY (or any successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” shall mean the website of the FRBNY, at http://www.newyorkfed.org as of the Closing Date, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR-Based Rate” shall mean each of Term SOFR for any Interest Period and Daily Simple SOFR.
“SOFR Borrowing” shall mean a Borrowing of SOFR Loans.
“SOFR Loan” shall mean a Loan bearing interest at a rate determined by reference to Term SOFR for any available Interest Period, other than pursuant to clause (c) of the definition of “Base Rate”.
“SOFR Reference Rate” shall mean the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR for an applicable tenor.
“Solvent” or “Solvency” shall mean, with respect to any Person on a particular date, that, on such date: (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business; (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (c) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s Property would constitute an unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage; (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; and (e) the present fair salable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that contingent liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability.
“Specified Credit Party” shall mean each Credit Party that is, at the time on which the relevant Guarantee, or grant of the relevant security interest under the applicable Credit Documents, by such Credit Party becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 4.8.
“Specified Equity Contribution” shall have the meaning set forth in Section 9.4(a).
“Specified Event of Default” shall mean each of: (a) a Payment Event of Default; and (b) an Automatic Acceleration Event of Default.
“Specified Owners” shall mean, collectively: (a) Kenneth Gregg; (b) any spouse or lineal descendant, or spouse of a lineal descendant, of any such individual referred to in the foregoing clause (a); and (c) any trust or other estate-planning vehicle established for the primary benefit of any such individual(s) referred to in the foregoing clause (a).
“Specified Transaction” shall mean any Asset Sale, any Involuntary Disposition, any Acquisition, any Debt Transaction, any Equity Transaction, any Securitization Transaction, the making of any Investment, the declaration and/or making of any Restricted Payment, the establishment of any Incremental Term Loan pursuant to Section 2.1(d), any other incurrence of Indebtedness, any other issuance of Equity Interests or any contribution of equity capital (whether in cash or otherwise), and/or any other transaction that is subject to calculation on a “Pro Forma Basis” as indicated in this Agreement or any other Credit Document (or in any other agreement, document, certificate and/or instrument executed and/or delivered in connection herewith or therewith).
“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity in which more than fifty percent (50.0%) of the total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person(s) (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct, or to cause the direction of, the management and policies of such corporation, partnership, limited liability company, association, joint venture or other business entity is, at the time, owned or controlled, directly or indirectly, by such Person; provided, that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest(s) in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise expressly indicated in this Agreement or in any other Credit Document, all references to “Subsidiary” in this Agreement and in each other Credit Document shall mean a Subsidiary of the Borrower.
“Supported QFC” shall have the meaning set forth in Section 11.23.
“Swap Agreement” shall mean: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement; and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any Master Agreement, including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” shall mean, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as a Lender with respect to Swingline Loans under this Agreement, together with its successors and permitted assigns in such capacity.

“Swingline Loan” shall mean a Loan made by the Swingline Lender to the Borrower pursuant to Section 2.2.
“Swingline Sublimit” shall mean, at any time of determination, the lesser of: (a) Ten Million Dollars ($10,000,000); and (b) the aggregate unused amount of Revolving Commitments then in effect.
“Syndication Agents” shall mean Goldman Sachs Bank USA, Deutsche Bank Securities Inc., Texas Capital Bank and Lake Forest Bank & Trust Company, N.A., in their respective capacities as co-syndication agents for the credit facilities described in this Agreement.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.
“Term Loan A” shall mean a term loan made by a Lender to the Borrower pursuant to Section 2.1(b).
“Term Loan A Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make its respective portion of the Term Loan A, in full in a single advance on the Closing Date in accordance with Section 2.1, in an aggregate original principal amount not to exceed the applicable amount set forth with respect to such Lender on Appendix A as such Lender’s “Term Loan A Commitment”. The amount of each Lender’s Term Loan A Commitment, if any, is set forth on Appendix A and the aggregate amount of the Term Loan A Commitments of all of the Lenders, taken together (which are referred to herein as the “Term Loan A Commitments”), is Two Hundred Million Dollars ($200,000,000) (immediately prior to giving effect to the funding of the Term Loan A on the Closing Date).
“Term Loan Commitment Percentage” shall mean, as of any date of determination, with respect to any Term Loan, for each Lender, a fraction (expressed as a percentage, carried to the ninth (9th) decimal place): (a) the numerator of which is the outstanding principal amount of such Lender’s portion of such Term Loan as of such date (to the extent advanced as of such date); and (b) the denominator of which is the aggregate outstanding principal amount of such Term Loan as of such date (to the extent advanced as of such date).
“Term Loan Commitments” shall mean, collectively, the Term Loan A Commitments and the Incremental Term Loan Commitments (if any) of all of the Lenders, taken together.
“Term Loans” shall mean, collectively, the Term Loan A and each Incremental Term Loan, if any.
“Term SOFR” shall mean, as of any date of determination, for any calculations with respect to a SOFR Loan and/or a SOFR Borrowing and/or any determination of the Base Rate pursuant to clause (c) of the definition of “Base Rate”, the rate per annum equal to the SOFR Reference Rate for a forward-looking tenor comparable to the then applicable or selected (as applicable) Interest Period for such SOFR Loan or SOFR Borrowing (or for a forward-looking one (1) month tenor, in the case of any determination of the Base Rate pursuant to clause (c) of the definition of “Base Rate”), determined as of the date (such date, a “Periodic Term SOFR Determination Date”) that is two (2) U.S. Government Securities Business Days prior to the first (1st) day of such Interest Period, as such rate is published by the Term SOFR Administrator on such Periodic Term SOFR Determination Date; provided, that, (a) if, as of 5:00 P.M. on any Periodic Term SOFR Determination Date, the SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then “Term SOFR” shall instead mean the SOFR Reference Rate for such applicable tenor as published by the Term SOFR Administrator on the first (1st) preceding U.S. Government Securities Business Day for which such SOFR Reference Rate for such applicable tenor was published by the Term SOFR Administrator, subject to Section 3.1, and (b) if, at any time, Term SOFR as so determined is less than the Floor, then Term SOFR shall be deemed to equal the Floor for all purposes of this Agreement and the other Credit Documents. Any change(s) in Term SOFR for any Interest Period due to any change(s) in the SOFR Reference Rate for a comparable tenor shall be effective from, and including, the effective date of any such change(s) in such SOFR Reference Rate, without further notice to any Credit Party or Subsidiary, any other party to this Agreement or any other Credit Document, or any other Person.

“Term SOFR Administrator” shall mean the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the SOFR Reference Rate for any applicable tenor selected by the Administrative Agent in its reasonable discretion).
“Test Period” shall mean, as of any date of determination: (a) for purposes of determining compliance with the financial covenants set forth in Sections 8.8(a) and (b), the four (4) consecutive Fiscal Quarters ended as of such date of determination; (b) for purposes of determining compliance with the financial covenant set forth in Section 8.8(c), the Fiscal Quarter ended as of such date of determination; (c) for purposes of determining compliance with Section 8.4(c) on or prior to September 30, 2026, the period of twelve consecutive fiscal months then most recently ended on or prior to such time (taken as one accounting period) for which financial statements are internally available and have been delivered to the Administrative Agent (it being understood that such internally financial statements shall be prepared in a manner consistent with the financial statements delivered pursuant to Section 7.1(a)); and (d) for any other purpose, the most recently completed four (4) consecutive Fiscal Quarters for which financial statements have been or were required to have been delivered in accordance with the terms hereof.
“Tested Shareholders’ Equity” shall have the meaning set forth in Section 8.8(c).
“Threshold Amount” shall mean, as of any date of determination, Five Million Dollars ($5,000,000).
“Total Credit Exposure” shall mean, as to any Lender at any time, the sum of: (a) the Outstanding Amount of such Lender’s portion of the Term Loan at such time; plus (b) the unused Revolving Commitments and the Revolving Credit Exposure of such Lender at such time.
“Total Revolving Outstandings” shall mean the aggregate Outstanding Amount of all Revolving Loans, all Swingline Loans and all LC Obligations.
“Trade Date” shall have the meaning set forth in Section 11.5(f).
“Trademark” shall have the meaning set forth in the Security Agreement.
“Treasury Management Agreement” shall mean any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, commercial credit cards, purchasing cards, cardless e-payable services, debit cards, stored value cards, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.
“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR for any Interest Period or the Base Rate.
“UCC” shall have the meaning set forth in the Security Agreement.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement without giving effect to the Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures” shall mean, for any period of measurement, the aggregate amount actually paid in cash by the Credit Parties and Subsidiaries (other than any Regulated Entities) on account of Capital Expenditures, but excluding any such Capital Expenditures solely to the extent financed with the proceeds of long-term, non-revolving Indebtedness.
“Unrestricted Cash” shall mean for any period of measurement, the aggregate amount of all cash and Cash Equivalents on the consolidated balance sheet of the Borrower and its Subsidiaries (other than the Regulated Entities) that are not “restricted” for purposes of GAAP.
“U.S.” or “United States” shall mean the United States of America.
“U.S. Government Securities Business Day” shall mean any day, other than: (a) a Saturday or a Sunday; or (b) any day on which SIFMA recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
“U.S. Person” shall any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” shall have the meaning set forth in Section 11.23.
“Voting Equity Interests” shall mean, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors or managers (or persons performing similar functions) of such Person, even though such right to so vote may be suspended by the happening of such contingency.
“Weighted Average Life” shall mean, when applied to any Indebtedness as of any date of determination, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth (1/12)) that will elapse between such date and the making of such payment; by (b) the then-outstanding principal amount of such Indebtedness.
“Wholly Owned Subsidiary” shall mean, as of any date of determination, with respect to any Person, any Subsidiary of such Person of which all of the Equity Interests (other than, in the case of a Foreign Subsidiary, Equity Interests in such Foreign Subsidiary issued to (i) qualify directors, to the extent required by Applicable Law, or (ii) satisfy other requirements of Applicable Law with respect to the ownership of Equity Interests in such Foreign Subsidiary) are, as of such date, directly owned and controlled by such Person and/or by one (1) or more other Wholly Owned Subsidiaries of such Person. Unless otherwise indicated, all references to “Wholly Owned Subsidiary” hereunder shall mean a Wholly Owned Subsidiary of the Borrower or any other Credit Party, as applicable.
“Withholding Agent” shall mean any Credit Party and/or the Administrative Agent, as applicable.
“Write-Down and Conversion Powers” shall mean: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution, or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it, or to suspend any obligation in respect of that liability, or any of the powers under that Bail-In Legislation that are related or ancillary to any of those powers.

Section 1.2    Classifications of Loans and Borrowings. For purposes of this Agreement and the other Credit Documents, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”, the “Term Loan A” or an “Incremental Term Loan”), by Type (e.g., a “SOFR Loan” or a “Base Rate Loan”), or by Class and Type (e.g., a “Revolving SOFR Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”), by Type (e.g., a “SOFR Borrowing” or a “Base Rate Borrowing”), or by Class and Type (e.g., a “Revolving SOFR Borrowing”).
Section 1.3    Accounting Terms and Determinations.
(a)    Unless otherwise defined or expressly specified in this Agreement or any other Credit Document, all accounting terms used in this Agreement and the other Credit Documents shall be interpreted, all accounting determinations under this Agreement and the other Credit Documents shall be made, and all financial statements required to be delivered under this Agreement and the other Credit Documents shall be prepared, in each case of the foregoing, in accordance with GAAP or SAP (as applicable), as in effect from time to time, applied on a basis consistent with the most recent consolidated financial statements of the Credit Parties and Subsidiaries delivered pursuant to Section 7.1(b) (or, if, at any time, no such financial statements have been delivered pursuant to Section 7.1(b), then on a basis consistent with the Annual Financial Statements); provided, that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend this Agreement and the other Credit Documents to eliminate the effect of any change(s) in GAAP or SAP (as applicable) on the operation of any covenant (or, if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend this Agreement and the other Credit Documents for such purpose), then the Credit Parties’ compliance with any covenant shall be determined on the basis of GAAP or SAP (as applicable) as in effect on the date immediately prior to the date on which the relevant change(s) in GAAP or SAP (as applicable) became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding (a) any other provision contained herein or any other Credit Document and (b) the effectiveness of any changes in GAAP from time to time (including, without limitation, prior to the Closing Date), any lease that would have been characterized as an operating lease under GAAP prior to the effectiveness of ASC 842 shall not constitute a Capitalized Lease under this Agreement or any other Credit Document, unless otherwise agreed to in writing by Borrower and Administrative Agent.
(b)    Notwithstanding anything to the contrary in the foregoing or elsewhere in this Agreement or any other Credit Document: (i) all terms of an accounting or financial nature used in this Agreement or any other Credit Document shall be construed, and all computations of amounts and ratios referred to in this Agreement or any other Credit Document shall be made, in each case of the foregoing, without giving effect to any election under Accounting Standards Codification Section 825–10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or Subsidiary at “fair value” (as defined therein); and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant set forth in Section 8.8) set forth in this Agreement or any other Credit Document, Indebtedness of the Credit Parties and Subsidiaries shall be deemed to be carried at one hundred percent (100.0%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded.
(c)    Notwithstanding anything to the contrary in the foregoing or elsewhere in this Agreement or any other Credit Document, the parties hereto acknowledge and agree that all calculations set forth in this Agreement or any other Credit Document (except for purposes of determining the Applicable Margin) or other calculations to be made on a Pro Forma Basis shall be made on a Pro Forma Basis with respect to the consummation of any Specified Transaction occurring after the end of the period and on or prior to the date of determination.
(d)    For purposes of determining compliance with any applicable basket permission(s) set forth in Article VIII with respect to any item incurred, granted, paid, invested, made or disposed of (as applicable) in reliance on such basket permission(s) that is denominated in any currency other than Dollars, the amount of such item shall be deemed to be the Dollar-equivalent amount (as reasonably determined by the Administrative Agent) of the amount (denominated in a currency other than Dollars) of such item. In the event that any basket permission set forth in Article VIII is exceeded solely as a result of fluctuations, after the last time that such basket permission was utilized or relied on by any Credit Party, any Subsidiary or any Regulated Entity, between the amount (denominated in a currency other than Dollars) of any item incurred, granted, paid, invested, made or disposed of (as applicable) measured as of such time, on the one hand, and the Dollar-equivalent amount thereof (as reasonably determined by the Administrative Agent), on the other hand, then such basket permission shall not be deemed to have been exceeded solely as a result of such currency exchange rate fluctuations.
(e)    Notwithstanding anything to the contrary in this Agreement or any other Credit Document, any calculation of “extraordinary gains”, “extraordinary losses” and/or “extraordinary charges” shall, in each case for all purposes of this Agreement and the other Credit Documents (including for any determination of Consolidated EBITDA or Consolidated Net Income), be determined by reference to GAAP as in effect immediately prior to giving effect to FASB’s Accounting Standards Update No. 2015–01.
(f)    In the event that any Lien, any Indebtedness (whether tested at the time of initial incurrence, upon application of all, or any portion, of the proceeds thereof, or otherwise), any Asset Sale or other disposition, any Acquisition or other Investment, any Restricted Payment, any Affiliate transaction, any restrictive agreement and/or any prepayment of Indebtedness (as applicable), or any other transaction that is subject to any of the negative covenant restrictions set forth in Article VIII, meets the criteria of one (1) or more of the categories of transactions then expressly permitted pursuant to any clause of the applicable Section(s) of Article VIII, then such transaction (or portion thereof, as applicable) at any time shall be permitted under one (1) or more of such clauses of such Section(s) as the Borrower may determine in its sole discretion at such time, and, for the avoidance of doubt, unless otherwise expressly and specifically restricted pursuant to the terms of this Agreement, the Borrower may subsequently reclassify or divide (as applicable) such transaction (or portion thereof, as applicable) among such permitting clauses of such applicable Section(s) and shall only be required, at any given time, to count such transaction (or portion thereof, as applicable) as permitted in reliance on one (1) of such permitting clauses of such applicable Section(s).
(g)    For purposes of determining the amount of any earn out obligations and/or other deferred purchase price obligations of any Person for purposes of this Agreement and the other Credit Documents, the amount of such earn out obligations and/or other deferred purchase price obligations shall be deemed to be the aggregate liability in respect thereof required to be reflected as a liability on the balance sheet of such Person in accordance with GAAP.
(h)    For purposes of any determination of the consolidated financial results of the Credit Parties and Subsidiaries over any period of measurement during which an Acquisition was consummated, income statement and cash flow statement items (whether positive or negative) attributable to the operations of the Acquired Business for such Acquisition prior to the date of consummation of such Permitted Acquisition shall be included in such consolidated financial results for such period.
(i)    For purposes of determining pro forma compliance with Section 8.8, if no Test Period with a covenant level cited in Section 8.8 has passed, compliance shall be tested based on the first Test Period for which a covenant level is cited in Section 8.8.
Section 1.4    Rules of Interpretation.
(a)    Terms Generally. The definitions of terms used in this Agreement and the other Credit Documents shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, unless otherwise specified, the word “from” shall mean “from, and including,” and the word “to” shall mean “to, but excluding”. In addition, unless the context otherwise requires:
(i)    any definition of, or reference to, any agreement, instrument or other document (including any Credit Document or Organizational Document) shall, except as otherwise expressly provided in any Credit Document, be construed as referring to such agreement, instrument or other document as it was originally executed, or as it may from time to time be amended, restated, amended and restated, supplemented, increased, extended, refinanced, renewed, replaced, and/or otherwise modified, as applicable (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, increases, extensions, refinancings, renewals, replacements, and/or other modifications set forth in this Agreement or any other Credit Document);
(ii)    any reference in any Credit Document to any Person shall be construed to include such Person’s successors and permitted assigns;
(iii)    the words “hereof”, “herein” and “hereunder”, and words of similar import, when used in any Credit Document, shall be construed to refer to such Credit Document as a whole, and not to any particular provision hereof or thereof;
(iv)    all references in any Credit Document to Articles, Sections, Appendices, Exhibits and/or Schedules shall be construed to refer to Articles, Sections, Appendices, Exhibits and/or Schedules, as applicable, to or of the Credit Document in which such reference appears;
(v)    all references contained in a Section, clause, sub-clause or definition to clauses, sub-clauses or definitions occurring “above” or “below”, or to any “foregoing”, “preceding” or “proceeding” clauses, sub-clauses or definitions, in each case of the foregoing, shall refer to the applicable clause or sub-clause of, or definition set forth in, such Section or such clause, sub-clause or definition, as the case may be, and all general references contained in a Section, or a clause or sub-clause thereof, to “the above” or “the below” shall refer, collectively, to all provisions of such Section, clause or sub-clause, as applicable, occurring prior to or after, as applicable, the occurrence of such general reference;
(vi)    all references herein to sums denominated in Dollars or dollars, or with the symbol “$”, refer to the lawful currency of the United States, unless such reference specifically identifies another currency;
(vii)    any reference in any Credit Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term shall be deemed to apply to a division of or by a limited liability company or a limited partnership, or an allocation of assets to a series of a limited liability company or a limited partnership (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of, or with a separate Person, and any division of a limited liability company or a limited partnership shall constitute a separate Person hereunder or thereunder (and each division of any limited liability company or limited partnership that is a subsidiary, joint venture, or any other like term shall also constitute such a Person);
(viii)    references to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise expressly provided, any definition of, or reference to, any Applicable Law or other law shall include (1) all statutory and regulatory rules, regulations and orders promulgated from time to time thereunder or in connection therewith, (2) any successor statute(s), (3) all statutory or regulatory provisions consolidating, amending, replacing and/or interpreting such Applicable Law or other law, and (4) the application or official interpretation of any of the foregoing;

(ix)    except as otherwise expressly provided, any definition of, or reference to, any Governmental Authority (including any quasi-governmental or self-regulatory body) shall be construed as including any successor authority or body performing a similar function or succeeding to any of its principal functions;
(x)    the words “asset” and “property” shall be construed to have the same meaning and effect, and to refer to any and all real and personal, tangible and intangible Properties, including cash, securities, accounts and contract rights;
(xi)    unless otherwise expressly specified, all references in this Agreement or any other Credit Document to times of day shall mean such time in New York City;
(xii)    the terms “lease” and “license” shall include any sub-lease and/or any sub-license, as applicable;
(xiii)    all terms (whether or not capitalized in occurrence) used in this Agreement and the other Credit Documents that are not specifically defined in this Agreement or any other Credit Document, or under GAAP, but are defined in the UCC, shall have the respective meanings provided for such terms in the UCC, with the term “instrument” having the meaning provided for such term in Article 9 of the UCC; and
(xiv)    whenever the phrase “to the knowledge of” (or words of like or similar import) relating to the knowledge of any Person (other than a natural person or individual) are used in this Agreement or any other Credit Document, such phrase shall mean, and refer to, the actual knowledge of any Authorized Officer of such Person.
(b)    Letter of Credit Amounts. Unless otherwise expressly specified in this Agreement or another Credit Document, the amount of a Letter of Credit, at any time, shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after giving effect to any actual permanent reductions in the stated amount of such Letter of Credit pursuant to the terms of such Letter of Credit); provided, that, with respect to any Letter of Credit that, by its terms or the terms of any other Issuer Document related thereto, provides for one (1) or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit, after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
(c)    Section Headings. Section headings in this Agreement and the other Credit Documents are included herein or therein (as applicable) for convenience of reference only and shall not constitute a part hereof or thereof for any other purpose, or otherwise be given any substantive effect.
(d)    Informed Negotiation. This Agreement and the other Credit Documents are the result of negotiations among, and have been reviewed by counsel to, among others, the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and each of the Credit Parties, and this Agreement, and each of the other Credit Documents, are the product of discussions and negotiations among such parties. Accordingly, this Agreement and the other Credit Documents are not intended to be construed against the Administrative Agent, the Collateral Agent, the Issuing Bank, any of the Lenders or any of the Credit Parties merely on account of any such Person’s (or its counsel’s) involvement in the preparation and/or closing of this Agreement and/or any other Credit Document.
(e)    Regulated Entities. In the event that an applicable Governmental Authority shall have notified any Credit Party of a potentially actionable issue or concern related to control of a Regulated Entity, or otherwise have determined that the Administrative Agent, the Collateral Agent or any of the Lenders is or are (as applicable) acting as a control person, as defined or used under the Florida insurance code or other Applicable Laws (including the insurance codes of any other state governing such Regulated Entity), of any Regulated Entity due to one (1) or more provisions of this Agreement and/or any other Credit Document, then the parties to this Agreement hereby agree to promptly further negotiate in good faith to modify this Agreement and any affected Credit Document such that none of the Administrative Agent, the Collateral Agent or any of the Lenders is or are (as applicable) considered by such

Governmental Authority to be a control person of any Regulated Entity and so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section 1.5    Interest Rate Disclosure. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability whatsoever with respect to: (a) the continuation, administration, submission and/or calculation of, or any other matter related to, any of the Base Rate, the SOFR Reference Rate (for any applicable tenor) and/or any SOFR-Based Rate (for any Interest Period, as applicable), or any component definition used or referred to in, or any rate(s) used or referred to in, the definitions of any of the foregoing in Section 1.1, or for any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition and/or characteristics of any such actual or proposed alternative, successor or replacement rate (including any Benchmark Replacement) is or will be similar to, or produces or will produce the same or substantially equivalent value or economic equivalence of, or has or will have the same or a comparable volume or liquidity as, any of the Base Rate, the SOFR Reference Rate (for any applicable tenor), any SOFR-Based Rate (for any Interest Period, as applicable) and/or any other Benchmark prior to its discontinuance or unavailability; or (b) the effect, implementation and/or composition of any Conforming Changes. The Administrative Agent, together with its Affiliates and other related entities, may engage in transactions that affect the calculation of any of the Base Rate, the SOFR Reference Rate (for any applicable tenor), any SOFR-Based Rate (for any Interest Period, as applicable), any alternative, successor or replacement rate of any of the foregoing (including any Benchmark Replacement), and/or any relevant adjustments to any of the foregoing, in any such case of the foregoing, in a manner adverse to the Borrower and the other Credit Parties. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any of the Base Rate, the SOFR Reference Rate (for any applicable tenor), any SOFR-Based Rate (for any Interest Period, as applicable), and/or any other Benchmark, in each case of the foregoing, pursuant to the terms of this Agreement, and the Administrative Agent shall have no liability whatsoever to the Borrower, any other Credit Party, any Subsidiary, any Regulated Entity, any Lender and/or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental and/or consequential damages, costs, losses and/or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or any component thereof) provided by any such information source or service.
Section 1.6    Cashless Rollovers. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, to the extent that any Lender agrees to extend the maturity date of, or replaces, renews and/or refinances any of, its then-existing Loans pursuant to any Incremental Term Loans and/or any loans incurred under a new credit facility (including a new credit facility documented as an amendment and restatement of this Agreement), in each case of the foregoing, to the extent that such extension, replacement, renewal and/or refinancing is effected by means of a “cashless roll” by such Lender, then such extension, replacement, renewal and/or refinancing shall be deemed to comply with any requirement(s) under this Agreement or any other Credit Document that any related payment(s) to be made in effectuating such extension, replacement, renewal and/or refinancing be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.
ARTICLE II
LOANS AND LETTERS OF CREDIT
Section 2.1    Revolving Loans and Term Loans.
(a)    Revolving Loans. During the Revolver Availability Period, subject to the terms and conditions of this Agreement, each Lender severally agrees to make revolving loans (each such loan, a “Revolving Loan”) in Dollars to the Borrower in an aggregate amount up to, but not in excess of, such Lender’s Revolving Commitment; provided, that, immediately after giving effect to the making of any Revolving Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitment Amount, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment. Amounts borrowed pursuant to this clause (a) may be repaid and reborrowed without premium or penalty (subject to Section 3.1(c)) during the Revolver Availability Period. The Revolving Loans may be borrowed, and/or outstanding from time to time, during the

Revolver Availability Period as Base Rate Loans or SOFR Loans (or a combination of the foregoing), as the Borrower may request in accordance with the terms of this Agreement; provided, that, the initial Borrowing of any Revolving Loans on the Closing Date shall consist solely of SOFR Loans with an Interest Period of one (1) month (it being understood and agreed that a Funding Notice for the Borrowing of the Revolving Loans on the Closing Date shall be delivered to the Administrative Agent to reflect the same as required pursuant to Section 2.1(c)(ii) below). Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date, and all Revolving Loans, and all other amounts owed under this Agreement with respect to the Revolving Loans and the Revolving Commitments, shall be paid in full by no later than such date.
(b)    Term Loan A.
(i)    Term Loan A. On the Closing Date, subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to advance the Term Loan A in an amount equal to its Term Loan A Commitment, to be disbursed or credited in Dollars to the Borrower (as specified in the Funding Notice delivered to the Administrative Agent prior to the Closing Date in respect of the Term Loan A) in a single advance on the Closing Date in accordance with the funds disbursement agreement. The Term Loan A may be borrowed on the Closing Date, and/or be outstanding from time to time thereafter, as Base Rate Loans or SOFR Loans (or a combination of the foregoing), as the Borrower may request in accordance with the terms of this Agreement; provided, that, the initial Borrowing of the Term Loan A on the Closing Date shall consist solely of SOFR Loans with an Interest Period of one (1) month (it being understood and agreed that a Funding Notice for the Borrowing of the Term Loan A on the Closing Date shall be delivered to the Administrative Agent to reflect the same as required pursuant to Section 2.1(c)(ii) below). Amounts repaid or prepaid on the Term Loan A may not be reborrowed. All Term Loan A, and all other amounts owed under this Agreement with respect to the Term Loan A, shall be paid in full no later than the Maturity Date.
(c)    Mechanics for Revolving Loans and Term Loans.
(i)    Except pursuant to Section 2.2(b)(iii), all Revolving Loans shall be made in an aggregate minimum amount of Five Hundred Thousand Dollars ($500,000), and, if greater, in an integral multiple of Five Hundred Thousand Dollars ($500,000) in excess thereof. Each of the Term Loans shall be made in an aggregate minimum amount of Five Million Dollars ($5,000,000), and if greater, in an integral multiple of Five Hundred Thousand Dollars ($500,000) in excess thereof.
(ii)    Whenever the Borrower desires that the Lenders make a Loan, the Borrower shall deliver to the Administrative Agent a fully executed Funding Notice by no later than 1:00 P.M. on a date that is: (A) at least three (3) Business Days prior to the proposed Credit Date, in the case of the Borrowing of a Loan that is a SOFR Loan; or (B) at least one (1) Business Day prior to the proposed Credit Date, in the case of the Borrowing of a Loan that is a Base Rate Loan; provided that solely in the case of Loans to be funded on the Closing Date, the Borrower is permitted to provide the Funding Notice for such Borrowings no later than one (1) Business Day in advance (or such shorter time as the Administrative Agent may agree). Except as otherwise provided in this Agreement, any Funding Notice(s) delivered in respect of the Borrowing of any Loans that are SOFR Loans shall be irrevocable on and after the related Periodic Term SOFR Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith.
(iii)    Notice of receipt of each Funding Notice in respect of each Revolving Loan or Term Loan, together with the amount of each Lender’s Revolving Commitment Percentage or Pro Rata Share of any Term Loan Commitment, respectively, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender with reasonable promptness, but, in any event (provided, that, the Administrative Agent shall have received such notice from the Borrower by no later than 1:00 P.M.), by not later than 4:00 P.M. on the same day as the Administrative Agent’s receipt of such notice from the Borrower.

(iv)    Each Lender shall make its Revolving Commitment Percentage of the requested Revolving Loan, and/or its Pro Rata Share of the requested Term Loan, as the case may be, available to the Administrative Agent by not later than 11:00 A.M. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as otherwise expressly provided in this Agreement, upon satisfaction or waiver of the applicable conditions precedent to such requested Borrowing specified in this Agreement, the Administrative Agent shall make the proceeds of such Credit Extension available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all Loans received by the Administrative Agent in connection with the Credit Extension from the Lenders to be disbursed and/or credited to the account of the Borrower at the Administrative Agent’s Principal Office, or such other account(s) as may be designated in writing to the Administrative Agent by the Borrower.
(v)    Any Funding Notices delivered in accordance with this clause (c) shall, for the avoidance of doubt, be subject to Section 2.7(b).
(d)    Incremental Commitments.
(i)    Subject to the terms and conditions set forth in this Agreement, the Borrower shall have the right to request, from time to time, and upon at least ten (10) Business Days’ prior written notice to the Administrative Agent (or such shorter period of notice as the Administrative Agent may agree in its reasonable discretion), (x) an increase in the aggregate Revolving Commitments (“Incremental Revolving Commitments”) and/or (y) the establishment of one (1) or more additional term loans or provide for an additional advance under the Term Loan A (each such additional term loan or additional advance, an “Incremental Term Loan” and the commitment to provide such Incremental Term Loan, an “Incremental Term Loan Commitment” and, together with any Incremental Revolving Commitments, collectively, the “Incremental Commitments”), subject, however, in any such case, to satisfaction of each of the following conditions precedent:
(A)    the aggregate original principal amount of all such Incremental Commitments established pursuant to this clause (d), taken together, shall not exceed the Incremental Cap in effect at the time of establishment and/or incurrence (as applicable) of such Incremental Commitment (the principal amount of each such Incremental Commitment, the “Incremental Commitment Amount”);
(B)    each Incremental Commitment Amount shall be in a minimum amount of Five Million Dollars ($5,000,000), and, if greater, in integral multiples of Five Hundred Thousand Dollars ($500,000) in excess thereof (or such lesser amounts as the Administrative Agent may agree in its sole discretion);
(C)    any Incremental Term Loan (x) shall not be secured by any assets other than assets that constitute Collateral and (y) shall not be guaranteed by any Person that is not a Guarantor or does not become a Guarantor substantially concurrently with the incurrence of such Incremental Term Loan;
(D)    the establishment and incurrence (as applicable) of such Incremental Commitments shall be contingent upon the receipt by the Administrative Agent of: (I) Incremental Commitments in a corresponding amount to the original principal amount of such requested Incremental Commitments from either then existing Lenders or from one or more other financial institutions (each such other financial institution, an “Additional Incremental Lender” and, together with any Lender agreeing to provide an Incremental Commitment, the “Incremental Lenders”) that (1) qualifies as an Eligible Assignee, and (2) is approved (such approval not to be unreasonably withheld, conditioned or delayed) by the Administrative Agent, or from a combination of then existing Lenders and/or Additional Incremental Lenders; provided that the consent of each Issuing Bank and Swingline Lender shall be required for any Additional

Incremental Lender that is not an existing Lender to provide Incremental Revolving Commitments; and (II) documentation from each Incremental Lender providing an Incremental Commitment, in form and substance reasonably acceptable to the Administrative Agent and the Borrower, evidencing such Incremental Lender’s (1) agreement to provide such Incremental Commitment, and (2) acceptance of its obligations as a Lender under this Agreement; provided, that, at any time after the establishment and incurrence of any Incremental Commitment, the determination of “Required Lenders” shall thereafter include the principal amount of such Incremental Commitment then in effect;
(E)    the Administrative Agent and Collateral Agent shall have received all customary officer’s certificates and other documents (including resolutions of the board of directors or managers (or equivalent governing body) and other required stakeholders of each Credit Party and customary opinions of counsel to the Credit Parties, if required to be provided by any Agent or any Incremental Lenders providing such Incremental Commitments) it may reasonably request, including, without limitation, relating to the corporate, limited liability company or other necessary authority for the establishment of such Incremental Commitments and the validity thereof, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent;
(F)    any Incremental Revolving Commitment and any Revolving Loans thereunder shall have the same terms and conditions as the Revolving Commitments and Revolving Loans (except for upfront fees, which shall be subject to negotiation between the applicable Incremental Lender and the Borrower at the relevant time);
(G)    the Borrower shall have delivered to the Administrative Agent a certificate, dated as of the date of establishment and incurrence (as applicable) of such Incremental Commitment, and duly executed by an Authorized Officer of the Borrower, certifying, on behalf of the Borrower and each other Credit Party, that, both immediately before and immediately after giving effect to the establishment and/or incurrence (as applicable) of such Incremental Commitment and the consummation of any related transactions (including any Acquisitions) substantially contemporaneously in connection therewith:
(I)    no Default or Event of Default shall have occurred and be continuing;
(II)    all representations and warranties of each Credit Party set forth in the Credit Documents (including the representations and warranties of each Credit Party set forth in Article VI) are true and correct, in all material respects (or, if such representation and warranty is qualified by materiality or Material Adverse Effect, in all respects), on, and as of, such date, except to the extent that such representations and warranties specifically relate to an earlier date, in which case, they are true and correct, in all material respects (or, if such representation and warranty is qualified by materiality or Material Adverse Effect, in all respects), as of such earlier date; and
(III)    the Credit Parties are in compliance, on a Pro Forma Basis, with all of the financial covenants set forth in Section 8.8 (determined without giving effect to any “netting” of the cash proceeds of the funding of any such Incremental Commitment against Consolidated Funded Debt);
(H)    the Collateral Agent shall have received such amendments to the Collateral Documents as the Collateral Agent shall reasonably request in order to cause the Collateral Documents to secure the Obligations (in a manner consistent with the terms of the Credit Documents as in effect immediately prior to the date of establishment and incurrence (as applicable) of such Incremental Commitment), after giving effect to the establishment and incurrence (as applicable) of such Incremental Commitment;

(I)    amortization, pricing, fees, the final maturity date and use of proceeds applicable to any Incremental Term Loan shall be as set forth in the applicable Incremental Facility Agreement establishing such Incremental Term Loan, provided, that: (I) such Incremental Term Loan shall have a final maturity date that is coterminous with, or later than, the Latest Maturity Date; (II) the Weighted Average Life of such Incremental Term Loan shall not be less than the Weighted Average Life of any other then-outstanding Term Loan (including of the Term Loan A and any other then outstanding Incremental Term Loan); and (III) the All-In Yield applicable to such Incremental Term Loan shall not be more than one-half of one percent (0.50%) higher than the corresponding All-In Yield applicable to any other then-outstanding Term Loan (including the Term Loan A and any other then outstanding Incremental Term Loan) (it being understood and agreed that interest on any other then-outstanding Term Loan may be increased to the extent necessary to satisfy this requirement);
(J)    the Borrower shall have paid any applicable upfront and/or arrangement fee(s) in connection with the establishment and/or incurrence (as applicable) of such Incremental Commitment, as agreed by the Borrower in writing; and
(K)    except to the extent otherwise required or permitted pursuant to the foregoing of this clause (d), all other terms and conditions of any Incremental Term Loan, if not consistent with the terms and conditions of the other Term Loans, shall be reasonably satisfactory to the Administrative Agent; provided, that, (x) any covenants or events of default regarding any Incremental Term Loan that are more restrictive than the equivalent covenant or event of default regarding the other Loans shall be deemed to be applicable to such other Loans and (y) for purposes of clarity, Incremental Term Loans shall constitute Loans hereunder and rank pari passu with all other Term Loans hereunder and shall be secured on a pari passu basis with the other Obligations.
Notwithstanding anything to the contrary in the foregoing of this clause (d): (I) neither the Administrative Agent, the Collateral Agent nor any Lender, nor any Affiliate of any of the foregoing (nor any of their respective successors or assigns), shall have any obligation to provide all, or any portion, of any Incremental Commitment, and any decision by a Lender to provide all, or any portion, of an Incremental Commitment shall be made in its sole and absolute discretion, independently from, and without reliance upon, any other existing Lender or Additional Incremental Lender; (II) neither any Arranger, any Syndication Agent, the Administrative Agent, the Collateral Agent nor any Lender, nor any Affiliate of any of the foregoing (nor any of their respective successors or assigns), shall have any responsibility for arranging any such Incremental Commitments without their prior written consent and subject to such conditions (including fee arrangements) as they may require in connection therewith; (III) notwithstanding anything to the contrary in Section 11.4, the Administrative Agent, the Collateral Agent, the Credit Parties and the existing Lenders and/or Additional Incremental Lenders providing any such Incremental Term Loan Commitments for any Incremental Term Loan, without the further consent of any other Person, are expressly permitted to enter into an Incremental Facility Agreement to amend the Credit Documents to the extent necessary to give effect to the establishment of any Incremental Term Loan pursuant to this clause (d), and to implement any technical, administrative and/or mechanical changes that are necessary or advisable to be implemented in connection therewith (including to ensure continuing pro rata allocations of any such Loans and Commitments); and (IV) if the Borrower incurs Incremental Revolving Commitments pursuant to this clause (d), the Administrative Agent, the Collateral Agent, the Credit Parties and the existing Lenders and/or Additional Incremental Lenders providing any such Incremental Revolving Commitments may implement any technical, administrative and/or mechanical changes that are necessary or advisable to be implemented to facilitate the establishment of the Incremental Revolving Commitments (including, without limitation, to ensure continuing pro rata allocations of any such Loans and Commitments and to implement ratable participations in Letters of Credit), it being understood and agreed that all Revolving Commitments and Revolving Loans shall constitute a single Class.

Section 2.2    Swingline Loans.
(a)    Commitments. Subject to the terms and conditions set forth in this Agreement, the Swingline Lender shall, in accordance with this Section 2.2, make Swingline Loans to the Borrower in Dollars, from time to time during the Revolver Availability Period, in an aggregate principal amount outstanding at any time not to exceed the Swingline Sublimit; provided, that, immediately after giving effect to the making of any Swingline Loan, in no event shall (i) the Total Revolving Outstandings exceed the Aggregate Revolving Commitments, and/or (ii) the Revolving Credit Exposure of any Lender exceed such Lender’s Revolving Commitment. Amounts borrowed pursuant to this Section 2.2 may be repaid and reborrowed from time to time during the Revolver Availability Period. The Swingline Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date, and all Swingline Loans, and all other amounts owed under this Agreement with respect to the Swingline Loans and the Revolving Commitments, shall be paid in full no later than the Revolving Commitment Termination Date.
(b)    Borrowing Mechanics.
(i)    whenever the Borrower desires that the Swingline Lender make a Swingline Loan, the Borrower shall deliver to the Administrative Agent a Funding Notice by no later than 11:00 A.M. on the proposed Credit Date.
(ii)    the Swingline Lender shall make the amount of its Swingline Loan available to the Administrative Agent by not later than 3:00 P.M. on the applicable Credit Date by wire transfer or credit (as applicable) of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as otherwise expressly provided in this Agreement, upon satisfaction or waiver of each applicable condition precedent to such Borrowing set forth in this Agreement, the Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of such Swingline Loan received by the Administrative Agent from the Swingline Lender to be credited to the account of the Borrower at the Administrative Agent’s Principal Office, or (via credit or wire transfer, as applicable) to such other account(s) as may be designated in writing to the Administrative Agent by the Borrower.
(iii)    With respect to any Swingline Loans that have not been voluntarily prepaid by the Borrower pursuant to Section 2.11(a), the Swingline Lender may, at any time in its sole and absolute discretion (but in any event no less than once per week), deliver to the Administrative Agent (with a copy to the Borrower), by no later than 11:00 A.M. on the day of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Borrower on such Credit Date in an amount equal to the outstanding principal amount, on the date such notice is given, of such Swingline Loan(s) (the “Refunded Swingline Loans”) that the Swingline Lender requests that the Lenders prepay. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document: (A) the proceeds of such Revolving Loans made by the Lenders, other than the Swingline Lender, shall be immediately delivered by the Administrative Agent to the Swingline Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swingline Loans; and (B) on the day such Revolving Loans are made, the Swingline Lender’s Revolving Commitment Percentage of the Refunded Swingline Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swingline Lender to the Borrower, and such portion of the Swingline Loans deemed to be so paid shall no longer be outstanding as Swingline Loans, but shall instead constitute part of the Swingline Lender’s outstanding Revolving Loans to the Borrower for all purposes of this Agreement and the other Credit Documents. The Borrower hereby authorizes the Administrative Agent and the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent and the Swingline Lender (up to the amount available in each such account) in order to immediately pay the Swingline Lender the amount of the Refunded Swingline Loans, to the extent that the proceeds of such Revolving Loans made by the Lenders, including the Revolving Loans deemed to be made by the Swingline Lender, are insufficient to repay, in full, the Refunded Swingline Loans. If any portion of any such amount paid (or deemed to be paid) to the Swingline Lender should be recovered by, or on behalf of, the Borrower from the Swingline Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.14.
(iv)    If, for any reason, Revolving Loans are not made pursuant to the foregoing clause (b)(iii) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans on or before the third (3rd) Business Day after demand for payment thereof by the Swingline Lender in accordance with the foregoing clause (b)(iii), each Lender holding a Revolving Commitment shall be deemed to have purchased, and hereby agrees to so purchase, a participation in such outstanding Swingline Loans in an amount equal to its Revolving Commitment Percentage of the applicable unpaid amount together with accrued interest thereon; provided, that, any such participation purchased (or deemed to have been purchased) by a Lender shall be limited to an amount that would not cause the Revolving Credit Exposure of such Lender (after giving effect to such participation) to exceed such Lender’s Revolving Commitment. On the Business Day that notice is provided by the Swingline Lender (or by no later than 11:00 A.M. on the following Business Day, if such notice is provided after 2:00 P.M.), each Lender holding a Revolving Commitment shall deliver to the Swingline Lender an amount equal to its respective participation in the applicable unpaid amount, in same day funds at the Principal Office of the Swingline Lender. In order to evidence such participation, each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swingline Lender in form and substance reasonably satisfactory to the Swingline Lender. In the event that any Lender holding a Revolving Commitment fails to make available to the Swingline Lender the amount of such Lender’s participation as provided in this clause (b)(iv), the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon, for three (3) Business Days at the rate customarily used by the Swingline Lender for the correction of errors among banks, and thereafter, at the Base Rate, as applicable.
(v)    Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document: (A) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to the foregoing clause (b)(iii), and each Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to the foregoing clause (b)(iv), shall, in each case, be absolute and unconditional and shall not be affected by any circumstance or contingency, including (I) any set-off, counterclaim, recoupment, defense or other right that such Lender might, or otherwise would, have against the Swingline Lender, any Credit Party, or any other Person for any reason whatsoever, (II) the occurrence or continuation of a Default or Event of Default, (III) any adverse change(s) in the business, results of operations, financial condition, assets, liabilities, or prospects of any of the Credit Parties and/or Subsidiaries, (IV) any breach of this Agreement or any other Credit Document by any party hereto or thereto, or (V) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing, provided, that, such obligations of each Lender are subject to the condition that the Swingline Lender has not received prior notice from the Borrower or the Required Lenders that any of the conditions under Section 5.2 to the making of the applicable Refunded Swingline Loans (or other unpaid Swingline Loans) were not satisfied at the time such Refunded Swingline Loans (or other unpaid Swingline Loans) were made; and (B) the Swingline Lender shall not be obligated to make any Swingline Loans (I) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (II) if it does not, in good faith, believe that all conditions under Section 5.2 to the making of such Swingline Loan have been satisfied or waived by the Required Lenders, or (III) at a time when a Defaulting Lender exists, unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s participation in such Swingline Loan, including by Cash Collateralizing such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Swingline Loans in a manner reasonably satisfactory to the Swingline Lender and the Administrative Agent.

Section 2.3    Letters of Credit.
(a)    Generally. During the Revolver Availability Period, subject to the terms and conditions set forth in this Agreement, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower or any Subsidiary in an aggregate amount not to exceed the LC Sublimit, provided, that: (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than Fifty Thousand Dollars ($50,000) (or such lesser amount as is acceptable to the Issuing Bank in its sole discretion); (iii) after giving effect to such issuance, in no event shall (A) the Total Revolving Outstandings exceed the Aggregate Revolving Commitments, (B) the Revolving Credit Exposure of any Lender exceed such Lender’s Revolving Commitment, and/or (C) the Outstanding Amount of LC Obligations exceed the LC Sublimit; and (iv) in no event shall any Letter of Credit have an expiration date that is later than the earlier to occur of (A) five(5) calendar days prior to the Revolving Commitment Termination Date, and (B) the date that is one (1) year from the date of issuance of such Letter of Credit. Subject to the foregoing (other than the foregoing clause (a)(iv)), the Issuing Bank may agree that a Letter of Credit will automatically be extended for one (1) or more successive periods not to exceed one (1) year each, unless the Issuing Bank elects not to extend for any such additional period; provided, that, (A) the Issuing Bank shall not extend any such Letter of Credit if it has received written notice that a Default or Event of Default has occurred and is continuing at the time the Issuing Bank must elect to allow such extension, and (B) in the event that any Lender is, at such time, a Defaulting Lender, unless the Issuing Bank has entered into arrangements satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Issuing Bank’s Fronting Exposure with respect to such Lender (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender), including by Cash Collateralizing such Defaulting Lender’s Revolving Commitment Percentage of the Outstanding Amount of the LC Obligations in a manner reasonably satisfactory to Agents, the Issuing Bank shall not be obligated to issue or extend any Letter of Credit under this Agreement. The Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(b)    Notice of Issuance. Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower shall deliver to the Issuing Bank an Issuance Notice by no later than 1:00 P.M. on a date that is at least three (3) Business Days (or such shorter period as may be agreed to by the Issuing Bank in any particular instance in its sole discretion) prior to the proposed date of such issuance. Upon satisfaction or waiver of each of the applicable conditions set forth in Section 5.2, the Issuing Bank shall issue the requested Letter of Credit in accordance with the Issuing Bank’s standard operating procedures (including the delivery by the Borrower of such executed documents and information pertaining to such requested Letter of Credit, including any Issuer Documents, as the Issuing Bank or the Administrative Agent may require). Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent and each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit (or amendment or modification to a Letter of Credit) and the amount of such Lender’s respective participation in such Letter of Credit pursuant to clause (e) below.
(c)    Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, and/or misuse of the Letters of Credit issued by the Issuing Bank to, the respective beneficiaries of such Letters of Credit. In furtherance, and not in limitation, of the foregoing, the Issuing Bank shall not be responsible for:
(i)    the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for, and/or issuance of, any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(ii)    the validity or sufficiency of any instrument transferring or assigning, or purporting to transfer or assign, any such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;
(iii)    failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit;
(iv)    errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;
(v)    errors in interpretation of technical terms;
(vi)    any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof;
(vii)    the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or
(viii)    any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts;
and further, none of the above shall affect or impair, or prevent the vesting of, the Issuing Bank’s rights or powers under this Agreement. Without limiting the foregoing and in furtherance thereof, any action taken, or omitted to be taken, by the Issuing Bank under, or in connection with, the Letters of Credit or any documents and/or certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to any Credit Party or Subsidiary. Notwithstanding anything to the contrary contained in this clause (c), the Borrower shall retain any and all rights that it may have against the Issuing Bank for any liability arising solely out of the bad faith, gross negligence or willful misconduct of the Issuing Bank or the material breach by the Issuing Bank of its obligations under this Agreement, in each case of the foregoing, as determined by a court of competent jurisdiction in a final, non-appealable order.
(d)    Reimbursement by Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event that the Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrower and the Administrative Agent, and the Borrower shall reimburse the Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing, provided, that: (i) notwithstanding anything to the contrary contained in this Agreement, (A) unless the Borrower shall have notified the Administrative Agent and the Issuing Bank, prior to 11:00 A.M. on the date such drawing is honored, that the Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting that the Lenders make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (B) subject to the satisfaction or waiver of each of the applicable conditions specified in Section 5.2, the Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing; and (ii) if, for any reason, proceeds of Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this clause (d) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and the Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this clause (d).

(e)    Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Revolving Commitment Percentage (with respect to the Revolving Commitments) of the maximum amount that is, or at any time may become, available to be drawn thereunder; provided, that, any such participation purchased by a Lender shall be limited to an amount that would not cause the Revolving Credit Exposure of such Lender (after giving effect to such participation) to exceed such Lender’s Revolving Commitment. In the event that the Borrower shall fail, for any reason, to reimburse the Issuing Bank as provided in the foregoing clause (d), the Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Revolving Commitment Percentage. Each Lender shall make available to the Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of the Issuing Bank specified in such notice, by not later than 12:00 P.M. (noon) on the first (1st) Business Day (under the laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by the Issuing Bank. In the event that any Lender fails to make available to the Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this clause (e), the Issuing Bank shall be entitled to recover such amount on demand from such Lender, together with interest thereon, for three (3) Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks, and thereafter, at the Base Rate. Nothing in this clause (e) shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section 2.3 in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted bad faith, gross negligence or willful misconduct on the part of the Issuing Bank or a material breach by the Issuing Bank of its obligations under this Agreement, in each case of the foregoing, as determined by a court of competent jurisdiction in a final, non-appealable order. In the event that the Issuing Bank shall have been reimbursed by other Lenders pursuant to this clause (e) for all, or any portion, of any drawing honored by the Issuing Bank under a Letter of Credit, the Issuing Bank shall distribute to each Lender that has paid all amounts payable by it under this clause (e) with respect to such honored drawing such Lender’s Revolving Commitment Percentage of all payments subsequently received by the Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B (or at such other address as such Lender may provide in writing in accordance with this Agreement).
(f)    Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by it, and to repay any Revolving Loans made by the Lenders pursuant to the foregoing clause (d), and the obligations of the Lenders under the foregoing clause (e), shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including any of the following circumstances:
(i)    any lack of validity or enforceability of any Letter of Credit;
(ii)    the existence of any claim, set-off, defense (other than that such drawing has been repaid) or other right that the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, a Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the Related Transactions or any unrelated transaction (including any underlying transaction between any Credit Party or Subsidiary, on the one hand, and the beneficiary for which any Letter of Credit was procured, on the other hand);
(iii)    any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect;
(iv)    payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit;

(v)    any adverse change(s) in the business, results of operations, finan-cial condition, assets, liabilities, or prospects of any of the Credit Parties and/or Subsidiaries;
(vi)    any breach of this Agreement or any other Credit Document by any party hereto or thereto;
(vii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or
(viii)    the fact that a Default or Event of Default shall have occurred and be continuing;
provided, that, in each case of the foregoing, payment by the Issuing Bank under the applicable Letter of Credit shall not have constituted bad faith, gross negligence or willful misconduct on part of the Issuing Bank, or a material breach by the Issuing Bank of its obligations under this Agreement, under the circumstances in question, in each case of the foregoing, as determined by a court of competent jurisdiction in a final, non-appealable order.
(g)    Indemnification. Without duplication of any obligation of the Credit Parties under Section 11.2, in addition to amounts payable as provided herein, each of the Credit Parties hereby agrees, on a joint and several basis, to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including the reasonable and documented fees, out-of-pocket expenses, charges and disbursements of outside counsel to the Issuing Bank) that the Issuing Bank may incur, or be subject to, as a consequence, direct or indirect, of: (i) the issuance of any Letter of Credit by the Issuing Bank, other than as a result of (A) the bad faith, gross negligence or willful misconduct of the Issuing Bank or the material breach by the Issuing Bank of its obligations under this Agreement, in each case of the foregoing, as determined by a court of competent jurisdiction in a final, non-appealable order, or (B) the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it; or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.
(h)    Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.
(i)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding under this Agreement is in support of any obligations of, or is for the account of, any Credit Party or Subsidiary other than the Borrower, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for all LC Disbursements and to otherwise perform all obligations hereunder in respect of such Letter of Credit as if it had been issued for the account of the Borrower. The Borrower hereby acknowledges and agrees that the issuance of any Letters of Credit for the account of any other Credit Party or Subsidiary shall inure to the benefit of the Borrower, and further, that, the Borrower’s business derives substantial benefits from the businesses of such other Credit Parties and Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Subsidiary of the Borrower which is not a Guarantor, the Borrower agrees that (i) such Subsidiary shall have no rights against the Issuing Bank, the Administrative Agent or any Lender, (ii) the Borrower shall be responsible for the obligations in respect of such Letter of Credit under this Agreement and any application or reimbursement agreement, (iii) the Borrower shall have the sole right to give instructions and make agreements with respect to this Agreement and the Letter of Credit, and the disposition of documents related thereto, and (iv) the Borrower shall have all powers and rights in respect of any security arising in connection with the Letter of Credit and the transaction related thereto. The Borrower shall, at the request of the Issuing Bank, cause such Subsidiary to execute and deliver an agreement confirming the terms specified in the immediately preceding sentence and acknowledging that it is bound thereby.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms of this Agreement and the terms of any Issuer Document, the terms of this Agreement shall control.
(k)    Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this Section 2.3(k)shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to such Lender. To the extent any Issuing Bank is appointed after the Closing Date, this Agreement and the other Credit Documents may be amended to the extent necessary or appropriate to provide for any administrative and operational provisions of such Issuing Bank and any mechanical or technical amendments related to the addition of an Issuing Bank, in each case solely with the consent of the Borrower, the Administrative Agent and the applicable Issuing Bank.
Section 2.4    Pro Rata Shares; Availability of Funds.
(a)    Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective Pro Rata Shares of the applicable Commitments, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested under this Agreement or to purchase a participation required hereby, nor shall any Revolving Commitment or Term Loan Commitment, or the portion of the aggregate outstanding principal amount of the Revolving Loans or Term Loans, of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested under this Agreement or to purchase a participation required hereby.
(b)    Availability of Funds.
(i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Credit Date for any Borrowing (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 P.M. (noon) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1(c) or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with, and at the time required by, Section 2.1(c), and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent, forthwith on demand, such corresponding amount in immediately available funds with interest thereon, for each day from, and including, the date on which such amount is made available to the Borrower to, but excluding, the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (B) in the case of a payment to be made by the Borrower, at the interest rate specified for each Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, then the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim that the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent, for the account of the Lenders or the Issuing Bank, under this Agreement that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance with this Agreement and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, in immediately available funds with interest thereon, for each day from, and including, the date such amount is distributed to it to, but excluding, the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Notices given by the Administrative Agent under this clause (b) shall be conclusive and binding absent manifest error.
Section 2.5    Evidence of Debt; Register; Lenders’ Books and Records; Notes.
(a)    Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of each Credit Party to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that, (i) the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or the Borrower’s obligations in respect of any applicable Loans, and (ii) in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern in the absence of demonstrable error therein.
(b)    Notes. The Borrower shall execute and deliver to (i) each Lender on the Closing Date, (ii) each Person who is a permitted assignee of any Lender after the Closing Date pursuant to Section 11.5, and (iii) each Person who becomes a Lender after the Closing Date in accordance with Section 2.1(d), in each case of the foregoing clauses (b)(i) through (b)(iii), to the extent requested by such Person, a Note evidencing such Person’s portion of the Revolving Loans, Swingline Loans and/or Term Loans, as applicable.
Section 2.6    Scheduled Principal Payments.
(a)    Revolving Loans; Swingline Loans. The outstanding principal amount of: (i) all Revolving Loans shall be due and payable (together with all accrued and unpaid interest thereon), in full, on the Revolving Commitment Termination Date; and (ii) all Swingline Loans shall be due and payable (together with all accrued and unpaid interest thereon), in full, on the earlier to occur of (A) the date of demand therefor by the Swingline Lender, and (B) the Revolving Commitment Termination Date.
(b)    Term Loan A. The Borrower unconditionally promises to pay to the Administrative Agent, for the account of each Lender, the then unpaid principal amount of the Term Loan A of such Lender in installments payable on the dates set forth in the table immediately below, with each such installment being in the aggregate principal amount (as such installment may be adjusted as a result of prepayments made pursuant to Section 2.11) equal to the percentage of the aggregate principal amount of the Term Loan A made on the Closing Date set forth in the table immediately below, (and on such other date(s), and in such other amount(s), as may be required from time to time pursuant to this Agreement):

Installment Date	Percentage of the Aggregate Principal Amount of the Term Loan A made on the Closing Date
December 31, 2026	1.25%
March 31, 2027	1.25%
June 30, 2027	1.25%
September 30, 2027	1.25%
December 31, 2027	1.25%
March 31, 2028	1.25%
June 30, 2028	1.25%
September 30, 2028	1.25%
December 31, 2028	1.875%
March 31, 2029	1.875%
June 30, 2029	1.875%
September 30, 2029	1.875%
December 31, 2029	1.875%
March 31, 2030	1.875%
June 30, 2030	1.875%
September 30, 2030	1.875%
December 31, 2030	2.50%
March 31, 2031	2.50%
provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loan A, together with any unpaid interest and fees, shall be due and payable on the Maturity Date for the Term Loan A.
(c)    Incremental Term Loans. The outstanding principal amount of each Incremental Term Loan shall be repayable as provided in the applicable Incremental Facility Agreement establishing such Incremental Term Loan. Amounts repaid on any Incremental Term Loan may not be reborrowed.
Section 2.7    Interest on Loans.
(a)    Except as otherwise set forth in this Agreement, each Loan shall bear interest on the unpaid principal amount thereof from, and including, the date on which such Loan is made to, but excluding, the date of repayment in full (whether by acceleration or otherwise) thereof, as follows:
(i)    in the case of any Revolving Loans or Term Loans (other than any Incremental Term Loans), if such Loan is outstanding as:
(A)    a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
(B)    a SOFR Loan, at Term SOFR for the applicable Interest Period plus the Applicable Margin; and

(ii)    in the case of any Swingline Loans, at the Base Rate plus the Applicable Margin applicable to Base Rate Loans; and
(iii)    in the case of any Incremental Term Loans, at the percentages per annum specified in the Incremental Facility Agreement establishing such Incremental Term Loan.
(b)    The Class and Type for any requested Borrowing of Loans or any requested continuation or conversion of outstanding Loans, and the applicable Interest Period in respect of any requested Borrowing of, or continuation of or conversion to, SOFR Loans, in each case of the foregoing, shall be selected by the Borrower and notified to the Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion / Continuation Notice, as the case may be, delivered in connection therewith in accordance with this Agreement; provided, that, (i) no Borrowing may be converted into, or continued as, a SOFR Borrowing if a Default or an Event of Default then exists or would result therefrom, unless the Required Lenders shall have otherwise consented in writing, (ii) subject to the foregoing clause (b)(i), if, at expiration of any Interest Period in respect of any SOFR Loan, the Borrower shall have failed to deliver a Conversion / Continuation Notice, then the Borrower shall be deemed to have elected to continue such Loan as a SOFR Loan with an Interest Period of one (1) month, (iii) there shall be no more than eight (8) Interest Periods in effect at any time with respect to all outstanding SOFR Loans, taken together, (iv) if any Funding Notice or any Conversion / Continuation Notice requests a SOFR Borrowing or a conversion to, or continuation of, outstanding SOFR Loans (as applicable) but does not specify an Interest Period in respect of such SOFR Loans, then the Borrower shall be deemed to have selected an Interest Period of one (1) month, and (v) in the event that the Borrower fails to specify the Type of a requested Borrowing, conversion or continuation in an applicable Funding Notice or Conversion / Continuation Notice, then (A) any such requested Borrowing shall be a Base Rate Borrowing, (B) any outstanding Base Rate Loans relating thereto shall continue to remain outstanding as Base Rate Loans, and (C) any outstanding SOFR Loans relating thereto shall be automatically continued as SOFR Loans with an Interest Period of one (1) month. As soon as practicable, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to each of the SOFR Loans for which an interest rate is then being determined (and for the applicable Interest Period) and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.
(c)    Interest payable pursuant to this Section 2.7 shall be computed on the basis of, (i) for interest at the Base Rate (including, for the avoidance of doubt, the Base Rate determined by reference to clause (c) of the definition of “Base Rate” in Section 1.1), year of three hundred sixty-five (365) or three hundred sixty-six (366) calendar days, as the case may be, and (ii) for all other computations of fees and interest, a year of three hundred sixty (360) calendar days, in each case of the foregoing clauses (c)(i) and (c)(ii), for the actual number of calendar days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first (1st) day of an Interest Period applicable to such Loan, or, with respect to a Base Rate Loan being converted from a SOFR Loan, the date of conversion of such outstanding SOFR Loan to a Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan, or, with respect to a Base Rate Loan being converted to a SOFR Loan, the date of conversion of such outstanding Base Rate Loan to a SOFR Loan, as the case may be, shall be excluded; provided, that, notwithstanding anything to the contrary in the foregoing, if any Loan is repaid on the same day on which it is made, then one (1) day’s interest shall be paid on that Loan.
(d)    If, as a result of any restatement of, or other adjustment to, the financial statements of the Credit Parties and their Subsidiaries or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Total Leverage Ratio, as calculated by the Borrower as of any applicable date(s), was inaccurate, and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in net higher pricing for all such period(s), then the Borrower shall immediately be obligated to pay to the Administrative Agent, for the account of the Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code or other Debtor Relief Law, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for all such period(s) over the amount of interest and fees actually paid for all such period(s). This clause (d) shall not limit the rights of the Administrative Agent, the

Collateral Agent, the Issuing Bank or any Lender, as the case may be, under any other provision of this Agreement or any other Credit Document.
(e)    Except as otherwise expressly set forth in this Agreement, interest on each Loan shall accrue on a daily basis and shall be payable in arrears: (i) on each Interest Payment Date applicable to such Loan; (ii) upon any prepayment of such Loan (other than a voluntary prepayment of a Revolving Loan, which interest shall be payable in accordance with the foregoing clause (e)(i)), to the extent accrued on the amount being prepaid; and (iii) on the Revolving Commitment Termination Date or the Maturity Date (as applicable).
(f)    The Borrower agrees to pay to the Issuing Bank, with respect to drawings honored under any Letter of Credit issued by the Issuing Bank, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from, and including, the date such drawing is honored to, but excluding, the date such amount is reimbursed by, or on behalf of, the Borrower, at a rate equal to the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans.
(g)    Interest payable pursuant to the foregoing clause (f) shall be computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) calendar days, as the case may be, for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the Issuing Bank of any payment of interest pursuant to the foregoing clause (f), the Issuing Bank shall distribute to each Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to, but excluding, the date on which the Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the Letter of Credit Fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event that the Issuing Bank shall have been reimbursed by the Lenders for all, or any portion, of such honored drawing, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.3(e) with respect to such honored drawing such Lender’s Revolving Commitment Percentage of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Lenders for the period from, and including, the date on which the Issuing Bank was so reimbursed by the Lenders to, but excluding, the date on which such portion of such honored drawing is reimbursed by the Borrower.
Section 2.8    Conversion / Continuation.
(a)    So long as no Default or Event of Default shall have occurred and be continuing or would result therefrom (unless the Required Lenders shall have otherwise consented in writing), the Borrower shall have the option:
(i)    to convert, at any time, all, or any part, of any outstanding Loan, in a minimum amount of One Hundred Thousand Dollars ($100,000) or, if greater, an integral multiple of Fifty Thousand Dollars ($50,000) in excess thereof, from one (1) Type of Loan to another Type of Loan; provided, that, a SOFR Loan may only be converted on the expiration of the then-current Interest Period applicable to such SOFR Loan, unless the Borrower shall pay all amounts due under Section 3.1(c) in connection with any such conversion; or
(ii)    upon the expiration of any then-current Interest Period applicable to any SOFR Loan, to continue all, or any portion, of such Loan as a SOFR Loan;
in each case of the foregoing, subject to any restrictions on conversions and/or continuations of outstanding Loans set forth in Section 2.7(b).
(b)    The Borrower shall deliver a Conversion / Continuation Notice to the Administrative Agent by no later than 1:00 P.M. at least three (3) Business Days in advance of the proposed Conversion / Continuation Date. Except as otherwise expressly provided in this Agreement, a Conversion / Continuation Notice for a conversion of outstanding Loans to, or a continuation of outstanding Loans as, SOFR Loans (or any telephonic notice in lieu thereof) shall be irrevocable on and after the related Periodic Term SOFR Determination Date and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.
Section 2.9    Default Rate of Interest.
(a)    Upon the occurrence and during the continuance of (i) a Specified Event of Default, automatically, and (ii) any Event of Default other than a Specified Event of Default, at the election of the Required Lenders, in any such case of the foregoing clauses (a)(i) and (a)(ii), the Borrower shall pay interest on the aggregate amount of all outstanding Obligations under this Agreement and the other Credit Documents at a fluctuating interest rate per annum at all times equal to the Default Rate, to the fullest extent permitted by Applicable Laws.
(b)    Interest accrued at the Default Rate shall be due and payable upon demand.
(c)    With respect to any outstanding SOFR Loan at the time an imposition of the Default Rate in accordance with the foregoing clause (a) becomes effective, upon the expiration of the applicable Interest Period then in effect for such SOFR Loan, such SOFR Loan shall thereupon automatically be converted to a Base Rate Loan and shall thereafter bear interest at the Default Rate of interest then in effect for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment, and shall not constitute a waiver of any Default or Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent, the Collateral Agent or any of the Lenders.
Section 2.10    Fees.
(a)    Commitment Fees. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Revolving Commitment Percentage, a commitment fee (the “Revolver Commitment Fee”) equal to the Applicable Margin with respect to the Revolver Commitment Fee of the actual daily amount by which the Aggregate Revolving Commitment Amount exceeds the Total Revolving Outstandings, subject to adjustment(s) as provided in Section 2.16. The Revolver Commitment Fee shall accrue at all times for the period commencing on the Closing Date and ending on the Revolving Commitment Termination Date (including at any time when one (1) or more of the conditions set forth in Section 5.2 is not satisfied) and shall be calculated, and shall be due and payable, quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first (1st) such date to occur after the Closing Date, and on the Revolving Commitment Termination Date; provided, that, (i) no Revolver Commitment Fee shall accrue on any Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender, and (ii) any Revolver Commitment Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender that is unpaid shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. In the event that there is any change in the Applicable Margin during any quarter, the actual daily amount of the Revolver Commitment Fee shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. For purposes of calculation of the Revolver Commitment Fee: (A) issued and outstanding Letters of Credit shall count toward, and shall be considered utilization of, the Aggregate Revolving Commitments; and (B) Swingline Loans shall not count toward, or be considered utilization of, the Aggregate Revolving Commitments.
(b)    Letter of Credit Fees.
(i)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Revolving Commitment Percentage, a Letter of Credit fee in respect of each Letter of Credit issued and outstanding from time to time in an amount equal to the product of (A) the Applicable Margin, multiplied by (B) the daily maximum amount available to be drawn under such Letter of Credit (collectively, the “Letter of Credit Fees”). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4(b). The Letter of Credit Fees shall be computed on a quarterly basis in arrears and shall be due and payable on the last Business Day of each March, June, September and

December, commencing with the first (1st) such date to occur after the date of issuance of such Letter of Credit, on the expiration date thereof, and thereafter on demand; provided, that, (I) no Letter of Credit Fees shall accrue in favor of any Defaulting Lender so long as such Lender shall be a Defaulting Lender, and (II) any Letter of Credit Fees accrued in favor of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender that are unpaid shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. In the event that there is any change in the Applicable Margin during any quarter, the daily maximum amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document (and without duplication of interest accruing at the Default Rate on outstanding Obligations in accordance with Section 2.9(a)), upon the occurrence and during the continuance of (1) a Specified Event of Default, automatically, and (2) any Event of Default other than a Specified Event of Default, at the election of the Required Lenders, in any such case of the foregoing clauses (b)(i)(1) and (b)(i)(2), all Letter of Credit Fees shall accrue at the Default Rate, to the fullest extent permitted by Applicable Laws.
(ii)    Fronting Fee; Documentation and Processing Fees. The Borrower shall pay directly to the Issuing Bank, for its own account and not for sharing, a fronting fee with respect to each Letter of Credit issued by it at a rate per annum of one-eighth of one percent (0.125%), computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis. Such fronting fee(s) shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof), commencing with the first (1st) such date to occur after the date of issuance of such Letter of Credit, on its expiration date, and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4(b). In addition, the Borrower shall pay, directly to the Issuing Bank, for its own account and not for sharing, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to any Letters of Credit issued by it as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are non-refundable.
(c)    Other Fees. The Borrower shall pay, on the Closing Date to JPMorgan Chase Bank, N.A., the Administrative Agent, the Collateral Agent and/or any of their respective Affiliates (as applicable), all fees in the Fee Letter (including, for the avoidance of doubt, any upfront fees payable to JPMorgan Chase Bank, N.A., for the account of any Lender) that are due and payable on the Closing Date. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
Section 2.11    Prepayments / Commitment Reductions.
(a)    Voluntary Prepayments.
(i)    Any time and from time to time, the Loans may be repaid, in whole or in part without premium or penalty (subject to Section 3.1), as follows:
(A)    with respect to any Base Rate Loans, the Borrower may prepay such Loans on any Business Day, in whole or, if in part, in an aggregate minimum amount of Five Hundred Thousand Dollars ($500,000) and, if greater, in an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof;
(B)    with respect to any SOFR Loans, the Borrower may prepay such Loans on any Business Day, in whole or, if in part, (together with any amounts due pursuant to Section 3.1(c)), in an aggregate minimum amount of Five Hundred Thousand Dollars ($500,000) and, if greater, in an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof; and

(C)    with respect to any Swingline Loans, the Borrower may prepay such Loans on any Business Day, in whole or in part, in any amount;
(ii)    All prepayments of outstanding Loans, in whole or in part, in accordance with the foregoing clause (a) shall be made:
(A)    upon written notice on the date of such prepayment, in the case of prepayments of Base Rate Loans or Swingline Loans; and
(B)    upon not less than three (3) Business Days’ prior written notice, in the case of prepayments of SOFR Loans;
given to the Administrative Agent or the Swingline Lender (as the case may be) by no later than 11:00 A.M. on the date so required (provided, that, any such notice may first be given by such time by telephone, and then, promptly confirmed in writing by the Borrower), whereupon the Administrative Agent shall promptly transmit such notice to each applicable Lender. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.12(a).
(b)    Commitment Reductions.
(i)    The Borrower may, from time to time upon not less than three (3) Business Days’ prior written notice (provided, that, any such notice may first be given by telephone, and then, promptly confirmed in writing by the Borrower) (which notice shall be promptly transmitted to each applicable Lender by the Administrative Agent), at any time and from time to time, terminate in whole, or permanently reduce in part, any specified Class of Commitments then in effect (in any such case, ratably among the Lenders holding the applicable Commitment); provided, that, (A) any such partial reduction of the aggregate Commitments of any specified Class shall be in an aggregate minimum amount of Five Hundred Thousand Dollars ($500,000) and, if greater, in an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, (B) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, immediately after giving effect thereto and to any substantially concurrent prepayments, in whole or in part, of outstanding Loans, the aggregate Total Revolving Outstandings exceed the Aggregate Revolving Commitments, and (C) if, immediately after giving effect to any reduction of the Aggregate Revolving Commitments, the LC Sublimit and/or the Swingline Sublimit would exceed the Aggregate Revolving Commitment Amount, then the LC Sublimit and/or the Swingline Sublimit (as applicable) shall be automatically and irrevocably reduced by the amount of such excess.
(ii)    The notice delivered by the Borrower to the Administrative Agent in respect of any such termination or reduction of the aggregate Commitments of any specified Class pursuant to this clause (b) shall, in any event, set forth the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and any such termination or reduction delivered in accordance with this clause (b) shall become effective on the date specified in such notice and shall reduce the Commitment of such specified Class of each Lender proportionately.
(iii)    The Term Loan A Commitments shall terminate on the Closing Date upon the making of the Term Loan A on the Closing Date pursuant to Section 2.1(b)(i).
(c)    Mandatory Prepayments.
(i)    Revolving Commitments. If, at any time, (A) the Total Revolving Outstandings shall exceed the Aggregate Revolving Commitment Amount, (B) the Outstanding Amount of all LC Obligations shall exceed the LC Sublimit, or (C) the Outstanding Amount of all Swingline Loans shall exceed the Swingline Sublimit, then, in each case of the foregoing clauses (c)(i)(A) through (c)(i)(C), the Borrower shall immediately prepay the Revolving Obligations in accordance with Section 2.12 in an amount equal to one hundred percent (100.0%) of such excess; provided, that, except with respect to the foregoing clause (c)(i)(B), LC Obligations shall not be required to be Cash Collateralized under this Agreement until the Revolving Loans and Swingline Loans shall have been Paid in Full.
(ii)    Asset Sales; Involuntary Dispositions. Within one (1) Business Day after the receipt by any Credit Party or any Subsidiary (other than any Regulated Entity) of the Net Cash Proceeds of any Asset Sale or Involuntary Disposition, the Borrower shall prepay the Obligations in accordance with Section 2.12 in an amount equal to one hundred percent (100.0%) of such Net Cash Proceeds; provided, that, so long as no Event of Default shall have occurred and be continuing, such Net Cash Proceeds shall not be required to be so applied in prepayment of the Obligations (i) until the aggregate amount of the Net Cash Proceeds from (A) such Asset Sale or Involuntary Disposition (or series of related Asset Sales or Involuntary Dispositions), taken individually, is in excess of Five Hundred Thousand Dollars ($500,000) or (B) all Asset Sales and/or Involuntary Dispositions in any Fiscal Year, taken together, are in excess of Two Million Dollars ($2,000,000), and (ii) at the election of the Borrower (such election being evidenced by written notice from the Borrower to the Administrative Agent delivered on, or prior to, the date of receipt of such Net Cash Proceeds), to the extent that such Net Cash Proceeds are actually reinvested in tangible Property used or useful in the business of the Credit Parties (but excluding any “current assets” in accordance with GAAP) within two hundred seventy (270) calendar days after the date of receipt of such Net Cash Proceeds, provided, that, if such Net Cash Proceeds shall not have been so timely reinvested, then such prepayment shall be due immediately upon the expiration of such period. Notwithstanding anything to the contrary in the foregoing of this clause (c)(ii), no prepayments will be required to be made on the Obligations with respect to the receipt of Net Cash Proceeds from the sale by any Regulated Entity of any Property owned by such Regulated Entity.
(iii)    Debt Transactions. Immediately upon the receipt by any Credit Party or any Subsidiary (other than a Regulated Entity) of any Net Cash Proceeds of any Debt Transaction, the Borrower shall prepay the Obligations in accordance with Section 2.12 in an amount equal to one hundred percent (100.0%) of such Net Cash Proceeds. Notwithstanding anything to the contrary in the foregoing of this clause (c)(iii), no prepayments will be required to be made on the Obligations with respect to the receipt of Net Cash Proceeds of a Debt Transaction of any Regulated Entity.
Section 2.12    Application of Prepayments. Within each Class of Loans, prepayments of Loans of that Class will be applied, (A) first, to Base Rate Loans, and (B) then, to SOFR Loans on a pro rata basis. In addition:
(a)    Voluntary Prepayments. Voluntary prepayments of Loans made in accordance with Section 2.11(a) shall be applied as specified in writing by the Borrower; provided, that, unless otherwise specified by the Borrower in writing, voluntary prepayments of the Term Loans shall be applied to the remaining principal installments thereof in direct order of maturity (including the final principal installment thereof due on the applicable Maturity Date) on a pro rata basis among all Term Loans then outstanding.
(b)    Mandatory Prepayments. Mandatory prepayments of Loans made in accordance with Section 2.11(c) shall be applied as follows:
(i)    mandatory prepayments pursuant to Section 2.11(c)(i) shall be applied to the respective Revolving Obligations, as appropriate, but without a permanent reduction thereof; and
(ii)    mandatory prepayments pursuant to Section 2.11(c) other than pursuant to Section 2.11(c)(i) shall, in each case, be applied as follows: (A) first, ratably to the Term Loans then outstanding, and, in respect of each such Term Loan, to the remaining principal installments thereof in direct order of maturity, on a pro rata basis, until the Term Loans have been Paid in Full; (B) then, ratably to the outstanding principal amounts of Swingline Loans (if any), until the Swingline Loans have been Paid in Full (without a permanent reduction of the Swingline Sublimit); (C) then, ratably to the outstanding principal amounts of Revolving Loans (other than Swingline Loans) (if any), until such Revolving Loans have been Paid in Full (without a permanent reduction of the Aggregate Revolving Commitments); and (D)

then, to Cash Collateralize any issued and outstanding Letters of Credit (without a permanent reduction of the LC Sublimit).
(c)    Prepayments on the Obligations (whether pursuant to Section 2.11(a), Section 2.11(c) or otherwise) shall be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein (and, for the avoidance of doubt, in accordance with their respective Revolving Commitment Percentage or Term Loan Commitment Percentage, as applicable), except for Defaulting Lenders, whose share will be applied as provided in Section 2.16(a)(ii).
Section 2.13    Payments Generally.
(a)    All payments by the Borrower of principal, interest, fees and other Obligations under this Agreement or any other Credit Document shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition. The Administrative Agent shall, and the Borrower hereby authorizes the Administrative Agent to, debit any deposit account of any Credit Party, held with JPMorgan Chase Bank, N.A. or any of its Affiliates in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and other Obligations due under this Agreement or any other Credit Document (subject to sufficient funds being available in its accounts for that purpose).
(b)    In the event that the Administrative Agent is unable to debit a deposit account of any Credit Party held with JPMorgan Chase Bank, N.A. or any of its Affiliates in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and other Obligations due under this Agreement or any other Credit Document (including because insufficient funds are available in its accounts for that purpose), payments under this Agreement or any other Credit Document shall be delivered to the Administrative Agent, for the account of the Lenders, by not later than 2:00 P.M. on the date when due at the Principal Office of the Administrative Agent or via wire transfer of immediately available funds to an account designated by the Administrative Agent (or at such other location as may be designated in writing by the Administrative Agent from time to time); for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next Business Day.
(c)    All payments in respect of the principal amount of any Loan (other than voluntary repayments of Revolving Loans made in accordance with Section 2.11(a)) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan in accordance with the terms of this Agreement) shall be applied to the payment of interest then due and payable before application to principal.
(d)    The Administrative Agent shall promptly distribute to each Lender, at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest in respect of Loans due to such Lender under this Agreement, together with all fees and other amounts due to such Lender under this Agreement with respect thereto, to the extent received by the Administrative Agent.
(e)    Notwithstanding anything to the contrary in the foregoing, if any Conversion / Continuation Notice is withdrawn as to any Affected Lender, or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any SOFR Loans, then, in any such case, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.
(f)    Subject to the provisos set forth in the definition of “Interest Period” in Section 1.1, whenever any payment to be made under this Agreement shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of any payment(s) of interest, and of the Revolver Commitment Fee, under this Agreement, but such payment shall be deemed to have been made on the date therefor for all other purposes of this Agreement and the other Credit Documents.

(g)    The Administrative Agent may, but shall not be obligated to, deem any payment by, or on behalf of, the Borrower under this Agreement or any other Credit Document that is not made in same day funds prior to 2:00 P.M. on the date when due in accordance with the terms of this Agreement or such other Credit Document (as applicable) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later to occur of: (i) the time such funds become available funds; and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 9.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event for less than the period from, and including, the date of such payment to, and including, the next succeeding applicable Business Day) at the Default Rate (unless otherwise as provided by the Required Lenders) from, and including, the date on which such amount was due and payable in accordance with the terms of this Agreement or another Credit Document through, and including, the date on which such amount is paid in full.
Section 2.14    Sharing of Payments By Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Loans or any other Obligations under this Agreement or any other Credit Document resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon, or other such Obligations, that is greater than its Pro Rata Share thereof, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in such Loans and/or other obligations of the other Lenders, or make such other adjustment(s) as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Pro Rata Shares of the principal of, or interest on, such Loans and/or other Obligations under this Agreement and the other Credit Documents, provided, that:
(i)    if any such participations are purchased and all, or any portion, of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section 2.14 shall not be construed to apply to: (A) any payment made by the Borrower pursuant to, and in accordance with the express terms of, this Agreement (including the application of funds arising from the existence of a Defaulting Lender); (B) any amounts applied by the Swingline Lender to outstanding Swingline Loans; (C) any amounts applied to LC Obligations by the Issuing Bank or Swingline Loans by the Swingline Lender, as appropriate, from Cash Collateral provided under Section 2.15 or Section 2.16; or (D) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans or participations in LC Obligations, Swingline Loans and/or any other Obligations under this Agreement or any other Credit Document to any assignee or participant, other than to any Credit Party, any Subsidiary, any Regulated Entity or their Affiliates (as to which the provisions of this Section 2.14 shall apply).
Each of the Credit Parties consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.
Section 2.15    Cash Collateral.
(a)    Generally. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in an amount sufficient to cover the applicable Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest-bearing Deposit Accounts at the Administrative Agent. The Borrower, and, to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, Swingline Lender and the Revolving Lenders, as applicable, and agrees to maintain, a perfected, first-priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Obligations, to be applied pursuant to clause (c) below. If, at any time, the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as provided in this Agreement, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, then the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15 or Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such Property as may otherwise be provided for in this Agreement or any other Credit Document.
(d)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided, that, (A) Cash Collateral furnished by, or on behalf of, a Credit Party shall not be released during the continuance of an Event of Default (and, following application as provided in this Section 2.15, may be otherwise applied in accordance with Section 9.3), but shall be released upon the cure, termination or waiver of such Event of Default in accordance with the terms of this Agreement, and (B) the Person providing Cash Collateral and the Issuing Bank or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
Section 2.16    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.4(c).
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts (other than fees that any Defaulting Lender is not entitled to receive pursuant to clause (a)(iii) below) received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.3), shall be applied at such time(s) as may be determined by the Administrative Agent as follows:
(A)    first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent under this Agreement or any other Credit Document;
(B)    second, to the payment, on a pro rata basis, of any amounts owing by that Defaulting Lender to the Issuing Bank or the Swingline Lender under this Agreement or any other Credit Document;

(C)    third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15;
(D)    fourth, as the Borrower may request (so long as no Default or Event of Default then exists or would result therefrom), to the funding of any Loan(s) in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;
(E)    fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to: (I) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; and (II) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement in accordance with Section 2.15;
(F)    sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank and/or the Swingline Lender as a result of any final, non-appealable judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank and/or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement or any other Credit Document;
(G)    seventh, so long as no Default or Event of Default then exists or would result therefrom, to the payment of any amounts owing to the Borrower as a result of any final, non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement or any other Credit Document; and
(H)    eighth, to that Defaulting Lender or as otherwise directed in a final, non-appealable judgment by a court of competent jurisdiction;
provided, that, if (I) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which that Defaulting Lender has not fully funded its appropriate share, and (II) such Loans or LC Disbursements were made at a time when the applicable conditions set forth in Section 5.2 were satisfied or waived, then such payment shall be applied solely to the payment the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders, on a pro rata basis, prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender, until such time as all Loans, and all funded and unfunded participations in LC Obligations and Swingline Loans, are held by the Lenders pro rata in accordance with their Revolving Commitments without giving effect to the below clause (a)(iv). Any payments, prepayments and/or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender, or to post Cash Collateral pursuant to this clause (a)(ii), shall be deemed paid to (and the underlying obligations satisfied to the extent of such payment) and redirected by that Defaulting Lender, and each Lender irrevocably consents thereto.
(iii)    Certain Fees.
(A)    Such Defaulting Lender shall not be entitled to receive any Revolver Commitment Fee, any fees with respect to any Letters of Credit (except as expressly provided in clause (B) below), or any other fees under this Agreement or any other Credit Document in respect of any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee(s) that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its

Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.
(C)    With respect to any fee(s) not required to be paid to any Defaulting Lender pursuant to the foregoing clauses (a)(iii)(A) or (a)(iii)(B), the Borrower shall: (I) pay to each Non-Defaulting Lender that portion of any such fee(s) otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (a)(iv) below; (II) pay to the Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee(s) otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender; and (III) not be required to pay the remaining amount of any such fee(s).
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All, or any part, of such Defaulting Lender’s participation in LC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment), but solely to the extent that: (A) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time); and (B) such reallocation does not cause the Revolving Credit Exposure of any Lender, at such time, to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation under this Section shall constitute a waiver or release of any claim of any party to this Agreement or any other Credit Document against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in the foregoing clause (a)(iv) cannot, or can only partially, be effected, then the Borrower shall, without prejudice to any right or remedy available to it under this Agreement, any other Credit Document or any Applicable Law: (A) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure; and (B) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.15.
(vi)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, then the Administrative Agent will so notify the parties to this Agreement, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders, or take such other actions as the Administrative Agent may determine to be necessary, to cause the Loans, and funded and unfunded participations in Letters of Credit and Swingline Loans, to be held pro rata by the Lenders in accordance with their respective Pro Rata Shares (without giving effect to the foregoing clause (a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that, (A) no adjustments will be made retroactively with respect to any fees accrued, or payments made, by, or on behalf of, the Borrower while that Lender was a Defaulting Lender, and (B) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from such Defaulting Lender to such Lender will constitute a waiver or release of any claim of any party to this Agreement arising from such Lender’s having been a Defaulting Lender.
(b)    New Swingline Loans / Letters of Credit. So long as any Lender is a Defaulting Lender: (i) the Swingline Lender shall not be required to fund Swingline Loans, unless it is satisfied that it shall have no Fronting Exposure after giving effect to such Swingline Loan; and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit, unless it is satisfied that it shall have no Fronting Exposure after giving effect thereto.

Section 2.17    Removal or Replacement of Lenders. If (a) any Lender or any Issuing Bank requests compensation under Section 3.2, (b) any Credit Party is required to pay any additional amount to any Lender, any Issuing Bank or any Governmental Authority for the account of any Lender or any Issuing Bank pursuant to Section 3.3, (c) any Lender gives notice of an inability to fund SOFR Loans under Section 3.1(b), (d) any Lender is a Defaulting Lender, or (e) any Lender is a Non-Consenting Lender (including by way of a failure to respond in writing to a proposed amendment, consent or waiver by the date and time specified by the Administrative Agent) with respect to a proposed amendment, consent, change, waiver, discharge or termination under this Agreement or with respect to any Credit Document, then, in any such case of the foregoing clauses (a) through (e), the Borrower may, at its sole expense and effort, upon notice to such Lender or Issuing Bank and the Administrative Agent, require such Lender or Issuing Bank to assign and delegate without recourse (in accordance with, and subject to, the restrictions contained in, and consents required by, Section 11.5), all of its interests, rights (other than its rights under Section 3.2, Section 3.3 and Section 11.2) and obligations under this Agreement and the other Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:
(i)    the Borrower (or another Person) shall have paid to the Administrative Agent the assignment fee specified in Section 11.5(b)(iv) (unless waived by the Administrative Agent in writing);
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, as applicable, accrued interest thereon, accrued fees and all other amounts payable to it under this Agreement and the other Credit Documents (including any amounts under Section 3.1(c)) from the assignee (to the extent of such outstanding principal, accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.3, such assignment is reasonably expected to result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Laws; and
(v)    in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed amendment, consent, change, waiver, discharge or termination, the successor replacement Lender shall have consented to the proposed amendment, consent, change, waiver, discharge or termination.
Each Lender and Issuing Bank agrees that, in the event that it, or its interests in the Loans and/or other Obligations under this Agreement and the other Credit Documents, shall become subject to the replacement and removal provisions of this Section 2.17, it will cooperate with the Borrower and the Administrative Agent to give effect to the provisions of this Section 2.17, including execution and delivery of an Assignment and Assumption in connection therewith, but the replacement and removal provisions of this Section 2.17 shall be effective regardless of whether an Assignment and Assumption shall have been given.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE III
YIELD PROTECTION
Section 3.1    Making or Maintaining SOFR Loans; Benchmark Replacements.

(a)    Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable out-of-pocket losses, expenses and liabilities (including any interest paid, or calculated to be due and payable, by such Lender to lenders of funds borrowed by it to make or carry its SOFR Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds, but excluding loss of anticipated profits) that such Lender sustains if: (i) for any reason (other than a default by such Lender), a borrowing of any SOFR Loans does not occur on a date specified therefor in a Funding Notice (or a telephonic request for borrowing), or a conversion to, or continuation of, any SOFR Loans does not occur on a date specified therefor in a Conversion / Continuation Notice (or a telephonic request for conversion or continuation); (ii)  any prepayment or other principal payment of, or any conversion of, any of its SOFR Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), including as a result of an assignment in connection with the replacement of a Lender pursuant to Section 2.17; or (iii)  any prepayment of any of its SOFR Loans is not made on any date specified in a notice of prepayment given by the Borrower.
(b)    Booking of SOFR Loans. Any Lender may make, carry or transfer SOFR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth, in reasonable detail, the amount(s) necessary to compensate such Lender, as specified in the foregoing clause (c), and the circumstances giving rise thereto, shall be delivered to the Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrower shall pay to the applicable Lender or the Issuing Bank, as the case may be, the amount(s) shown as due on any such certificate promptly and, in any event, within ten (10) Business Days after receipt thereof.
(d)    Benchmark Replacement. Subject to clauses (e), (f), (g), (h) and (i) of this Section 3.1, if:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a SOFR Borrowing, that adequate and reasonable means do not exist for ascertaining Term SOFR (including because the SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple SOFR; or
(ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a SOFR Borrowing, Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or (B) at any time, Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Conversion / Continuation Notice in accordance with the terms of Section 2.8 or a new Funding Notice in accordance with the terms of Section 2.1, any Conversion / Continuation Notice that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a SOFR Borrowing and any Funding Notice that requests a Revolving SOFR Borrowing shall instead be deemed to be an Conversion / Continuation Notice or a Funding Notice, as applicable, for (x) a Daily Simple SOFR Borrowing so long as the Daily Simple SOFR is not also the subject of Section 3.1(f)(i) or (ii) above or (y) a Base Rate Borrowing if the Daily Simple SOFR also is the subject of Section 3.1(f)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any SOFR Loan or Daily Simple SOFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 3.1(f) with respect to a SOFR-Based Rate applicable to such SOFR Loan or Daily Simple SOFR Loan, then until (x) the

Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant SOFR-Based Rate and (y) the Borrower delivers a new Conversion / Continuation Notice in accordance with the terms of Section 2.8 or a new Funding Notice in accordance with the terms of Section 2.1, any SOFR Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) a Daily Simple SOFR Borrowing so long as the Daily Simple SOFR is not also the subject of Section 3.1(f)(i) or (ii) above or (y) a Base Rate Loan if the Daily Simple SOFR also is the subject of Section 3.1(f)(i) or (ii) above, on such day.
(e)    Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.
(f)    Notwithstanding anything to the contrary herein or in any other Credit Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.
(g)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (i) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.1, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their reasonable discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 3.1.
(h)    Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the

Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(i)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a SOFR Borrowing, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a SOFR Borrowing into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a SOFR Borrowing, a Daily Simple SOFR Borrowing so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Base Rate Borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a SOFR-Based Rate applicable to such SOFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3.1, any SOFR Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) a Daily Simple SOFR Borrowing so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if the Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day.
Section 3.2    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge and/or similar requirement against any Property of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Bank;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” in Section 1.1, and (C) Connection Income Taxes) on any of its Loans (or any principal thereof or interest with respect thereto), Letters of Credit, Commitments and/or other obligations under this Agreement or any other Credit Document, or any of its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender, the Issuing Bank, or the secured overnight financing or any other applicable interbank lending market any other condition, cost or expense (other than Taxes) affecting this Agreement or any other Credit Document, any of the Loans made by such Lender, or any Letters of Credit (or any participations therein);
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan, or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Bank, or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in, or to issue, any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or other Recipient under this Agreement or any other Credit Document (whether of principal, interest, fees or any other amount), then, upon request of such Lender, the Issuing Bank or other Recipient, the Borrower will pay to such Lender, the Issuing Bank or other Recipient, as the case may be, such additional amount(s) as will compensate such Lender, the Issuing Bank or other Recipient, as the case may be, for such additional costs and/or expenses incurred or reduction suffered.
(b)    Capital and Liquidity Requirements. If any Lender, the Issuing Bank, or the Swingline Lender (for purposes of this clause (b), referred to collectively as “the Lenders” or a “Lender”) determines that any Change in Law affecting such Lender, any Applicable Lending Office of such Lender, or such Lender’s Parent Company, if any, regarding any capital or liquidity ratios or requirements has, or would have, the effect of reducing the rate of return on such Lender’s capital, or on the capital of such Lender’s Parent Company, if any, as a consequence of this

Agreement and/or the other Credit Documents, the Commitments of such Lender, or the Loans made by, or participations in Letters of Credit and/or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or such Lender’s Parent Company (as applicable) could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s Parent Company with respect to capital adequacy), then, from time to time, the Borrower will pay to such Lender, as the case may be, such additional amount(s) as will compensate such Lender or such Lender’s Parent Company, as the case may be, for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth, in reasonable detail, the amount(s) necessary to compensate such Lender or the Issuing Bank or its Parent Company, as the case may be, as specified in the foregoing clauses (a) or (b), and the circumstances giving rise thereto, shall be delivered to the Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrower shall pay the applicable Lender or the Issuing Bank, as the case may be, the amount(s) shown as due on any such certificate promptly and, in any event, within ten (10) Business Days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 3.2 shall not constitute a waiver of such Lender’s or the Issuing Bank’s respective right to demand such compensation, provided, that, the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 3.2 for any increased costs incurred, and/or reductions suffered, more than six (6) calendar months prior to the date on which such Lender or the Issuing Bank, as the case may be, delivers to the Borrower the certificate referenced in the foregoing clause (c) and notifies the Borrower of such Lender’s or the Issuing Bank’s (as applicable) intention to claim compensation therefor (provided, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) calendar month period referred to in the foregoing of this clause (d) shall be extended to include the period of retroactive effect thereof).
Section 3.3    Taxes.
(a)    Certain Terms. For purposes of this Section 3.3: (i) the term “Lender” shall include the Issuing Bank; and (ii) the term “Applicable Law” shall include FATCA.
(b)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by, or on account of, any obligation of any Credit Party under this Agreement or any other Credit Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.3), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Tax Indemnification.
(i)    Each of the Credit Parties shall, jointly and severally with respect to each other Credit Party, indemnify each Recipient, and shall make payment in respect thereof within ten (10) calendar days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 3.3) payable or paid by such Recipient, or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount(s) of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent, on its own behalf or on behalf of a Lender, shall be conclusive and binding absent manifest error.
(ii)    Each Lender shall severally indemnify the Administrative Agent, within ten (10) calendar days after demand therefor, for (A) any Indemnified Taxes attributable to such Lender (but solely to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes, and, in any event, without limiting the obligation of the Credit Parties to do so), (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.5(d) relating to the maintenance of a Participant Register, and (C) any Excluded Taxes attributable to such Lender, in each case of the foregoing of this clause (d)(ii), that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount(s) of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive and binding absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document, or otherwise payable by the Administrative Agent to such Lender, from any other source against any amount(s) due to the Administrative Agent under this clause (d)(ii).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.3, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of a return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the immediately preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (f)(ii)(A), (f)(ii)(B) and (f)(ii)(D) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense, or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W–9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party: (1) with respect to payments of interest under any Credit Document, executed copies of IRS Form W–8BEN–E (or W–8BEN as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty; and (2) with respect to any other applicable payments under any Credit Document, IRS Form W–8BEN–E (or W–8BEN as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed copies of IRS Form W–8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code: (1) a certificate substantially in the form of Exhibit 3.3–A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code; and (2) executed copies of IRS Form W–8BEN–E (or W–8BEN as applicable); or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W–8IMY, accompanied by IRS Form W–8ECI, IRS Form W–8BEN–E (or W–8BEN as applicable), a certificate substantially in the form of Exhibit 3.3–B or Exhibit 3.3–C, IRS Form W–9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one (1) or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate substantially in the form of Exhibit 3.3–D on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law (and at such time or times reasonably requested by the Borrower or the Administrative Agent) such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Closing Date.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for, or otherwise pursue, on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any indemnified party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.3 (including by the payment of additional amounts pursuant to this Section 3.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event shall the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification, and giving rise to such refund, had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    On or before the date the Administrative Agent becomes a party to this Agreement, (a) if the Administrative Agent is a U.S. Person, it shall deliver to the Borrower two completed and executed copies of IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding, and (b) if the Administrative Agent is not a U.S. Person, the Administrative Agent (including any successor Administrative Agent that is not a U.S. Person) shall deliver two duly completed and executed copies of IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (with respect to payments to be received for the account of any Lender) certifying that it is a “U.S. branch” and that the payments it receives for the account of the Lenders are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Credit Parties to be treated as a U.S. Person with respect to such payments.
(i)    Survival. Each party’s obligations under this Section 3.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
Section 3.4    Mitigation Obligations; Designation of a Different Lending Office. For purposes of this Section 3.4, the term “Lender” shall include the Issuing Bank. If any Lender requests compensation under Section 3.2, or requires any Credit Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans or Letters of Credit under this Agreement or to assign its respective rights and/or obligations under this Agreement and the other Credit Documents to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment would: (a)  eliminate or reduce amounts payable pursuant to Section 3.2 or Section 3.3, as the case may be, in the future; and (b) not (i) subject such Lender to any unreimbursed cost or expense, or (ii) otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and out-of-pocket expenses incurred by any Lender in connection with any such designation or assignment.
ARTICLE IV
GUARANTY
Section 4.1    The Guaranty. Each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees to the Administrative Agent, each Lender, each Qualifying Swap Provider, each Qualifying Treasury Management Bank, each Indemnitee, and each other Benefitted Party as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization, or otherwise) (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)). The Guarantors hereby further agree that, if any of the Obligations are not Paid in Full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization, or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and further, that, in the case of any extension of time for payment and/or renewal of any of the Obligations, the same shall be promptly Paid in Full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization, or otherwise) in accordance with the terms of such extension and/or renewal.
Notwithstanding any provision to the contrary contained in this Agreement or any other Credit Document, in any Secured Swap Agreement, in any Secured Treasury Management Agreement, and/or in any other document(s) and/or agreement(s) evidencing or relating to any of the Obligations: (a) the obligations of each Guarantor under this Agreement and the other Credit Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws or any comparable provisions of any state Applicable Laws; and (b) the Obligations of each Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.
Section 4.2    Obligations Unconditional. The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, any Secured Swap Agreements, any Secured Treasury Management Agreements, and/or any other document(s) and/or agreement(s) evidencing or relating to any of the Obligations, or any substitution, release, impairment or exchange of any other Guarantee of, or security for, any of the Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any law or regulation or other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors under this Guaranty shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any other Credit Party for amounts paid under this Article IV until such time as all of the Obligations shall have been Paid in Full. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Applicable Law, the occurrence of any one (1) or more of the following shall not alter or impair the liability of any Guarantor under its Guaranty, which shall remain absolute and unconditional as described above:
(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of, or compliance with, any of the Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of any of the Credit Documents, any Secured Swap Agreements, any Secured Treasury Management Agreements, and/or any other document(s) and/or agreement(s) evidencing or relating to any of the Obligations shall be done or omitted;
(c)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented and/or amended in any respect, or any right under any of the Credit Documents, any Secured Swap Agreements, any Secured Treasury Management Agreements, and/or any other document(s) and/or agreement(s) evidencing or relating to any of the Obligations shall be waived, or any other Guarantee of any of the Obligations, or any security therefor, shall be released, impaired or exchanged, in whole or in part, or otherwise dealt with;
(d)    any Lien granted to, or in favor of, the Collateral Agent, or any other Benefitted Part(y)(ies), as security for any of the Obligations, shall fail to attach or be perfected (as applicable); or
(e)    any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Credit Party), or shall be subordinated to the claims of any Person (including any creditor of any Credit Party).
With respect to its obligations under its Guaranty or otherwise under this Agreement or any other Credit Document, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, any requirement (whether under any Applicable Laws, any Contractual Obligation or otherwise) that the Administrative Agent, the Collateral Agent, any Lender and/or any other Benefitted Party exhaust any specified right, power or remedy of such Person under this Agreement, any other Credit Document, any Secured Swap Agreement, any Secured Treasury Management Agreement, and/or any other document(s) and/or agreement(s) evidencing or relating to any of the Obligations and/or under any other Guarantee of, or security for, any or all of the Obligations, and any requirement (whether under any Applicable Laws, any Contractual Obligation or otherwise) that any such Person proceed against (or initiate proceedings against) any other specified Person in respect of any such right, power or remedy.
Section 4.3    Reinstatement. The obligations of each Guarantor under this Article IV shall be automatically reinstated if, and to the extent that, for any reason, any payment by, or on behalf of, any Person in respect of the Obligations is rescinded or must be otherwise restored by any Benefitted Party, whether as a result of application of any Debtor Relief Law, any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify each of the Administrative Agent, the Collateral Agent, each Arranger, each Syndication Agent, each Lender, and each other Benefitted Party on demand for all reasonable and documented costs and out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of counsel) incurred by any of the Administrative Agent, the Collateral Agent, each Arranger, each Syndication Agent, each Lender, and the other Benefitted Parties in connection with such rescission or restoration, including any such reasonable and documented costs and out-of-pocket expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.
Section 4.4    Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.
Section 4.5    Remedies. The Guarantors agree that, to the fullest extent permitted by Applicable Law, as between the Guarantors, on the one hand, and the Administrative Agent, the Collateral Agent, the Lenders and the other Benefitted Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person, and further, that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1. The Guarantors acknowledge and agree that their respective obligations under their Guaranty are secured in accordance with the terms of the Collateral Documents, and further, that, the Administrative Agent, the Collateral Agent, the Lenders and the other Benefitted Parties may exercise their remedies thereunder in accordance with the terms thereof.
Section 4.6    Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made under this Agreement, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Credit Documents, and no Guarantor shall exercise such rights of contribution until all of the Obligations shall have been Paid in Full.
Section 4.7    Guarantee of Payment; Continuing Guarantee. The Guaranty of each Guarantor provided under this Article IV is a guarantee of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.
Section 4.8    Keepwell. Each Qualified ECP Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Credit Party to honor all of such Specified Credit Party’s obligations under its Guaranty, this Agreement and the other Credit Documents in respect of Swap Obligations (provided, that, each Qualified ECP Guarantor shall only be liable under this Section 4.8 for the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV, or otherwise under this Agreement or any other Credit Document, voidable under any applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 4.8 shall remain in full force and effect until all of the Obligations shall have been Paid in Full, or, with respect to any Guarantor, if earlier, until such Guarantor is released from its Obligations in accordance with Section 10.12. Each Qualified ECP Guarantor intends that this Section 4.8 constitute, and this Section 4.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Credit Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.
ARTICLE V
CONDITIONS PRECEDENT
Section 5.1    Conditions to Effectiveness. This Agreement, and the obligations of the Lenders to make Loans, and the obligation of the Issuing Bank to issue any Letter of Credit, under this Agreement, shall not become effective until the date on which each of the following conditions precedent is satisfied (or waived in accordance with Section 11.4), in each case, in form and substance satisfactory to the Agents and each Lender:
(a)    Credit Documents. Receipt by the Administrative Agent of a counterpart of this Agreement, the Security Agreement and each of the other Credit Documents intended to be executed on the Closing Date, signed by, or on behalf of, each party hereto or thereto, or written evidence satisfactory to the Administrative Agent (which may include electronic transmission of such signed signature page) that such party has signed a counterpart of this Agreement and such other Credit Documents to which such party is a party.
(b)    Organizational Documents; Resolutions and Certificates. Receipt by the Administrative Agent of:
(i)    a certificate of the Secretary or Assistant Secretary (or other Authorized Officer of substantially equivalent title and authority) of each Credit Party, in form and substance reasonably acceptable to the Administrative Agent, attaching and certifying copies of such Credit Party’s Organizational Documents and resolutions of its board of directors or managers (or equivalent governing body) and other required stakeholders, authorizing the execution, delivery and performance of the Credit Documents to which it is a party, and certifying the name, title and true signature of each officer of such Credit Party executing the Credit Documents to which it is a party; and
(ii)    certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Credit Party, together with certificates of good standing or existence, as may be available from the

Secretary of State of the jurisdiction of incorporation or formation (as the case may be) of such Credit Party.
(c)    Opinions of Counsel. Receipt by the Agents of written customary legal opinions of
(i)    Latham and Watkins, LLP, special New York counsel to the Credit Parties; and
(ii)    Gunster, special Florida counsel to the Credit Parties;
in each case, addressed and reasonably satisfactory to the Agents, the Issuing Bank and each of the Lenders as of the Closing Date.
(d)    Closing Date Certifications. Receipt by the Administrative Agent of a certificate, in form reasonably acceptable to the Administrative Agent, dated as of the Closing Date, providing written certifications by an applicable Authorized Officer of the Borrower, on behalf of itself and each of the other Credit Parties with respect to the conditions specified in clause (f) below, and in Section 5.2(a) and Section 5.2(b), in each case of this clause (d) are satisfied as of the Closing Date.
(e)    Funding Notice. Receipt by the Administrative Agent of: (i) a duly executed Funding Notice in respect of each Loan to be made on the Closing Date and (ii) a duly executed funds disbursement agreement.
(f)    Solvency. Immediately after giving effect to the Related Transactions and to any Credit Extension(s) to occur on the Closing Date in connection therewith, the Borrower and its Subsidiaries, taken as a whole, are Solvent on a consolidated basis.
(g)    Material Adverse Effect. Since the date of the Annual Financial Statements, there shall not have occurred any event(s) and/or circumstance(s) that have had, or could reasonably be expected to have, individually or in the aggregate when taken together with all such other event(s) and/or circumstance(s), a Material Adverse Effect.
(h)    Collateral. Receipt by the Collateral Agent of each of the following:
(i)    Personal Property.
(A)    copies of UCC, tax and judgment lien search results (in each case, as required by the Collateral Agent in its reasonable discretion) in the jurisdiction of incorporation or formation, as the case may be, of each Credit Party;
(B)    UCC financing statements (including amendments thereto), duly authorized by the Credit Parties for filing by the Collateral Agent, with respect to each appropriate jurisdiction as is necessary, in the Collateral Agent’s reasonable discretion, to perfect the Collateral Agent’s security interest in the Collateral;
(C)    copies of searches showing all U.S. registered and/or applied for IP Rights of any Credit Party (including any registered Liens thereon) in the U.S. Copyright Office and the U.S. Patent and Trademark Office; and
(D)    duly executed IP Notices as are necessary, in the Collateral Agent’s reasonable discretion, to perfect the Collateral Agent’s security interest in the U.S. registered IP Rights of the Credit Parties (if, and to the extent, perfection may be achieved by filing an IP Notice (or a substantially similar notice) in the U.S. Copyright Office or the U.S. Patent and Trademark Office).

(i)    Patriot Act; Anti-Money Laundering Laws. Receipt by the Administrative Agent of all documentation and other information required by bank regulatory authorities, or reasonably requested by the Administrative Agent or any Lender, under, or in respect of, applicable “know your customer” and anti-money laundering Applicable Laws to the extent requested at least ten (10) calendar days prior to the Closing Date, including the Patriot Act, and, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.
(j)    Stamp Tax. Receipt by the Administrative Agent of evidence that all applicable Florida documentary stamp taxes have been paid or are being paid simultaneously herewith.
(k)    Fees and Expenses. Receipt by the Administrative Agent and its advisors of payment of all reasonable and documented fees, costs, expenses, due and payable by, or on behalf of, any Credit Party or Subsidiary on, or prior to, the Closing Date to the extent invoiced three (3) Business Days prior to the Closing Date, including reimbursement or payment of all reasonable and documented costs and out-of-pocket expenses of the Agents, the Arrangers, the Syndication Agents and their respective Affiliates (including all filing and recording fees and taxes and all reasonable and documented fees, charges and disbursements of counsel to the Agents, the Arrangers and the Syndication Agents) required to be reimbursed or paid by any Credit Party or Subsidiary under this Agreement, any other Credit Document and/or any other agreement(s) with any Agent, any Arranger, any Syndication Agent and/or any of their respective Affiliates; provided, that, payment of such fees, costs, expenses, charges, disbursements and other amounts may be made concurrently with the closing of the Credit Documents with the proceeds of Borrowings on the Closing Date.
Without limiting the generality of the foregoing provisions of this Section 5.1, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved of, accepted, or been satisfied with, each document or other matter required hereunder to be consented to or approved by, or acceptable or satisfactory to, a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 5.2    Conditions to Each Credit Extension. The obligation of each Lender and/or the Issuing Bank to make any Credit Extension on any Credit Date, including on the Closing Date, in each case, is subject to Section 2.16 and the satisfaction (or waiver in accordance with Section 11.4) of each of the following conditions:
(a)    No Default or Event of Default. On the applicable Credit Date, no Default or Event of Default shall exist or would result from such Credit Extension;
(b)    Representations and Warranties. On the applicable Credit Date, immediately after giving effect to, such Credit Extension, all representations and warranties of each Credit Party set forth in the Credit Documents (including the representations and warranties of each Credit Party set forth in Article VI) shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case, such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically relate to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case, such representations and warranties shall be true and correct in all respects) on, and as of, such earlier date; and
(c)    Funding Notice; Issuance Notice. The Borrower shall have delivered any required Funding Notice or Issuance Notice (as applicable) in respect of such Credit Extension; and
(d)    Each Credit Extension shall be deemed to constitute a representation and warranty by the Borrower, on behalf of itself and each of the other Credit Parties, as of the applicable Credit Date, as to each of the matters specified in the foregoing clauses (a) and (b).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
Each Credit Party represents and warrants to the Administrative Agent, the Collateral Agent, each Lender and the Issuing Bank as follows (in each case, solely as to itself and its Subsidiaries):
Section 6.1    Organization; Requisite Power and Authority; Qualification. Such Credit Party, and each of its Subsidiaries: (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation (as the case may be) as identified in Schedule 6.14; (b) has all requisite power and authority to (x) own and operate its respective Properties and to carry on its respective business as now conducted and as proposed to be conducted unless the failure to do so would not be reasonably expected to have a Material Adverse Effect, and (y) enter into the Credit Documents to which it is a party, and to carry out the Related Transactions; and (c) is qualified to do business and in good standing in every jurisdiction where necessary to carry out its respective business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.
Section 6.2    Equity Interests and Ownership. As of the Closing Date Schedule 6.2 correctly sets forth the ownership interests of each Credit Party in each of its Subsidiaries as of the Closing Date. The Equity Interests in each Credit Party and Subsidiary have been duly authorized and validly issued and (to the extent applicable) are fully paid and non-assessable. Except as expressly set forth on Schedule 6.2, as of the Closing Date, there is no existing option, warrant, call right, commitment, buy-sell, voting trust, or other shareholder or other agreement to which any Credit Party or Subsidiary is a party requiring, and there are no Equity Interests in any Credit Party or Subsidiary outstanding that, upon conversion or exchange, would require, the issuance by any Credit Party or Subsidiary of any additional Equity Interests in any Credit Party or Subsidiary, or any other Equity Interests that are convertible into or exchangeable for, or evidencing the right to subscribe for or purchase, additional Equity Interests in any Credit Party or Subsidiary.
Section 6.3    Due Authorization. The execution, delivery and performance of each of the Credit Documents have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) action on the part of each Credit Party that is a party thereto.
Section 6.4    No Conflict. The execution, delivery and performance by the Credit Parties of each of the Credit Documents to which they are a party, and the consummation of the Related Transactions, do not and will not: (a) violate any provision of any of the Organizational Documents of any Credit Party, any Subsidiary or any Regulated Entity; (b) violate, in any material respect, any provision of any Applicable Laws relating to any Credit Party, any Subsidiary or any Regulated Entity, or any order, judgment or decree of any court or other Governmental Authority binding upon any Credit Party, any Subsidiary or any Regulated Entity; (c) except as would not reasonably be expected, individually or in the aggregate when taken together, to have a Material Adverse Effect, conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any other Contractual Obligations of any Credit Party, any Subsidiary or any Regulated Entity; or (d) result in, or require, the creation or imposition of any Lien upon any of the Properties of any Credit Party, any Subsidiary or any Regulated Entity (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent, for the benefit of the Benefitted Parties).
Section 6.5    Governmental Consents. The execution, delivery and performance by the Credit Parties of each of the Credit Documents to which they are a party, and the consummation of the Related Transactions, do not require, as a condition to the effectiveness thereof, any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date and any other filings, recordings and/or consents that have been obtained or made, as applicable.
Section 6.6    Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto. Each Credit Document constitutes a legal, valid and binding obligation of such

Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as such enforceability may be limited by applicable Debtor Relief Laws or by general equitable principles relating to enforceability.
Section 6.7    Financial Statements.
(a)    The Annual Financial Statements: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby; and (ii) fairly present, in all material respects, the financial condition of the Credit Parties and Subsidiaries as of the date thereof, together with their results of operations and cash flows for the period covered thereby, all in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)    The Interim Financial Statements: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby; and (ii) fairly present, in all material respects, the financial condition of the Credit Parties and Subsidiaries as of the date thereof, together with their results of operations and cash flows for the period covered thereby, subject, in each case of the foregoing clauses (b)(i) and (b)(ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    The (i) internally prepared financial model of the Credit Parties and Subsidiaries most recently delivered to the Administrative Agent prior to the Closing Date and (ii) internally prepared annual budget most recently delivered to the Administrative Agent after the Closing Date pursuant to Section 7.1(d), were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts and represented, at the time of such delivery, the good faith estimate by the Borrower of the future cash flows, financial condition and performance of the Credit Parties and Subsidiaries on a consolidated basis based upon assumptions believed to be reasonable at the time; provided that it is understood that any projections or forecasts as to future events are not to be viewed as facts, the projections and forecasts are subject to significant uncertainties and contingencies, no assurance can be given that any particular projections or forecasts will be realized and that actual results during the period or periods covered by any such projections or forecasts may differ significantly from the projected results, and such differences may be material.
Section 6.8    No Material Adverse Effect; No Default or Event of Default.
(a)    No Material Adverse Effect. Since the date of the Annual Financial Statements, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
(b)    No Default or Event of Default. No Default or Event of Default has occurred and is continuing.
Section 6.9    Tax Matters. Each Credit Party, each Subsidiary and each Regulated Entity (if any) has filed all federal, state and other material tax returns and reports required to be filed by, or on behalf of, any of them, and have paid all federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon any of them or their respective Properties, income, businesses and franchises otherwise due and payable, (i) except for Taxes that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP or (ii) except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 6.10    Properties
(a)    Title. Each Credit Party and Subsidiary has (i) good, sufficient and legal title to (in the case of Real Estate consisting of fee interests), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal Property), and (iii) good title to (in the case of all other personal Property), all of their respective Properties reflected in their financial statements and other information referred to in Section 6.7, and in the most recent financial statements delivered pursuant to Section 7.1, in each case of the foregoing, except for Properties disposed of since the date of such financial statements as permitted under Section 8.9; in each case with respect to clauses (i) through (iii) except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(b)    Intellectual Property. Each Credit Party and Subsidiary owns, or is validly licensed to use, all IP Rights that are necessary for the present conduct of its business, without conflict with the rights of any other Person, unless the failure to own or benefit from such valid license would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of any Authorized Officer of any Credit Party, no Credit Party nor any Subsidiary is infringing, misappropriating, diluting, or otherwise violating the IP Rights of any other Person, unless such infringement, misappropriation, dilution or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    Real Estate. As of the Closing Date, Schedule 6.10 contains a true, accurate and complete list of all owned Real Estate of the Credit Parties.
Section 6.11    Environmental Matters. (a) No Credit Party or Subsidiary, nor any of their respective current Facilities (solely during the period of, and with respect to, such Person’s ownership thereof) or operations, and, to the knowledge of any Authorized Officer of any Credit Party, no former Facilities (solely during the period of, and with respect to, any Credit Party’s or Subsidiary’s ownership thereof), are subject to any outstanding order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (b) there are, and, to the knowledge of any Authorized Officer of any Credit Party, have been, no Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against any Credit Party or Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 6.12    [Reserved].
Section 6.13    No Litigation or Other Adverse Proceedings. There are no Adverse Proceedings that: (a) purport to affect or pertain to this Agreement or any other Credit Document, or any of the Related Transactions; or (b) could reasonably be expected to have a Material Adverse Effect. No Credit Party, Subsidiary or other Regulated Entity is subject to, or in default with respect to, any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 6.14    Information Regarding Credit Parties and Related Persons. Set forth on Schedule 6.14 is the jurisdiction of incorporation or formation (as applicable), the current exact legal name (which, unless otherwise expressly indicated in such Schedule, has been the exact legal name of such Person for the prior five (5) calendar years or, if earlier, since the date of incorporation or formation (as applicable) of such Person), and the true and correct U.S. taxpayer identification number (or foreign equivalent, if any) of each Credit Party, each Subsidiary and each Regulated Entity (if any) as of the Closing Date.
Section 6.15    Governmental Regulation.
(a)    No Credit Party or Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
(b)    To the knowledge of any Authorized Officer of any Credit Party, no Credit Party or Subsidiary is in violation of: (i) the Trading with the Enemy Act; (ii) any of the foreign asset control regulations of the U.S. Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto; or (iii) the Patriot Act. No Credit Party or Subsidiary: (A) is a blocked person described in Section 1 of Executive Order 13224, as amended; or (B) to the best knowledge of any Authorized Officer of any Credit Party, engages in any dealings or transactions with any such blocked person.

(c)    Each Credit Party, its Subsidiaries and their respective directors, officers and employees, and, to the knowledge of any Authorized Officer of such Credit Party, its agents, are in compliance in all material respects with all applicable Sanctions and are not engaged in any activity that would reasonably be expected to result in any Credit Party being designated as a Sanctioned Person. None of the Credit Parties, their Subsidiaries, and, to the knowledge of any Authorized Officer of such Credit Party, their respective Affiliates is in violation of any of the country- or list-based economic and/or trade sanctions administered and enforced by OFAC that are described or referenced at https://www.ustreas.gov/offices/enforcement/ofac, or as otherwise published by OFAC from time to time.
(d)    No Credit Party or Subsidiary nor any of their respective directors or officers or, to the knowledge of any Authorized Officer of any Credit Party, any of their respective employees or agents: (i) is a Sanctioned Person; (ii) has any of its Properties located in a Sanctioned Country (unless approved by the Lenders); or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons (unless approved by the Lenders). The proceeds of any Credit Extension or other transaction contemplated by this Agreement or any other Credit Document have not been used: (A) in violation of any Sanctions; (B) to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country in violation of any Sanctions; or (C) otherwise in any other manner that could result in a violation of Sanctions by any Person participating in the Credit Extension (including the Administrative Agent, the Collateral Agent, the Swingline Lender, the Issuing Bank, the Lenders, or any other Person participating in the Credit Extensions, whether as an underwriter, advisor, investor or otherwise).
(e)    Each Credit Party and Subsidiary and each of their respective directors and officers, and, to the knowledge of any Authorized Officer of any Credit Party, each of their respective employees and agents, is in material compliance with all applicable Anti-Corruption Laws. No Credit Party or Subsidiary has made a payment, offering or promise to pay, or authorized the payment of, money or anything of value: (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office; (ii) to a foreign official, foreign political party or party official, or any candidate for foreign political office; and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to any Credit Party, any Subsidiary or any other Person, in violation of any applicable Anti-Corruption Law. No part of the proceeds of any Credit Extension or other transaction contemplated by this Agreement or any other Credit Document will violate any applicable Anti-Corruption Laws.
(f)    To the extent applicable, each Credit Party and Subsidiary is in compliance with each of the Patriot Act and the Beneficial Ownership Regulation.
(g)    No Credit Party is engaged principally, or as one (1) of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of any Credit Extension made to such Credit Party will be used to purchase or carry any Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or otherwise for any purpose that violates, or is inconsistent with, the provisions of any of the Margin Regulations.
(h)    No Credit Party is an Affected Financial Institution.
Section 6.16    Employee Matters. No Credit Party, Subsidiary or other Regulated Entity is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending, or, to the knowledge of any Authorized Officer of any Credit Party, threatened in writing, against any Credit Party, any Subsidiary or any Regulated Entity before the U.S. National Labor Relations Board, and no grievance or arbitration proceeding arising out of, or under, any collective bargaining agreement that is so pending, or, to the knowledge of any Authorized Officer of any Credit Party, threatened in writing, against any Credit Party, any Subsidiary or any Regulated Entity, (b) no strike or work stoppage is in existence, or, to the knowledge of any Authorized Officer of any Credit Party, threatened in writing, that involves any Credit Party, any Subsidiary or any Regulated Entity, and (c) to the knowledge of any Authorized Officer of any Credit Party, no union representation question is existing with respect to the employees of any Credit Party, any Subsidiary or any Regulated Entity, and, to the knowledge of any Authorized Officer of any Credit Party, no union organization activity is taking place, except, with respect to any matter specified in the foregoing clauses (a) through (c), such as, either individually or in the aggregate when taken together, would not reasonably be expected to have a Material Adverse Effect.
Section 6.17    Pension Plans. (a) Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party, each Subsidiary and each other Regulated Entity are in compliance with all applicable provisions and requirements of ERISA and the Code, and the regulations and published interpretations thereunder, with respect to each Benefit Plan, and have performed all their obligations under each Benefit Plan in all material respects; (b) each Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter, or is the subject of a favorable opinion letter, from the IRS indicating that such Benefit Plan is so qualified, and, to the knowledge of any Authorized Officer of any Credit Party, nothing has occurred subsequent to the issuance of such determination letter that would cause any Benefit Plan to lose its qualified status, except where such event would not reasonably be expected to result in a Material Adverse Effect; (c) except as would not reasonably be expected to have a Material Adverse Effect, no liability to the PBGC (other than required premium payments), the IRS, any Benefit Plan (other than for routine claims and required funding obligations in the ordinary course) or any trust established under Title IV of ERISA has been incurred by any Credit Party, any Subsidiary, any Regulated Entity, or any of their respective ERISA Affiliates; (d) except as would not reasonably be expected to result in a Material Adverse Effect, no ERISA Event has occurred; and (e) except to the extent required under Section 4980B of the Code and Section 601, et seq., of ERISA or similar state Applicable Laws, and except as would not reasonably be expected (whether individually or in the aggregate when taken together) to have a Material Adverse Effect, no Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Credit Party, any Subsidiary or any Regulated Entity. As of the Closing Date, no Credit Party, Subsidiary or other Regulated Entity is, and no Credit Party, Subsidiary or other Regulated Entity will, after the Closing Date, be, a Benefit Plan.
Section 6.18    Solvency. The Credit Parties, and the Credit Parties and their Subsidiaries, in each case taken as a whole on a consolidated basis, are as of the Closing Date and the date of any Credit Extension(s), Solvent.
Section 6.19    Compliance With Laws. Each Credit Party, each Subsidiary and each other Regulated Entity (if any) is in compliance with all Applicable Laws, except for such non-compliance that, individually or in the aggregate when taken together, would not reasonably be expected to result in a Material Adverse Effect. Each Credit Party, each Subsidiary and each Regulated Entity (if any) possesses all certificates, authorities and/or permits issued by appropriate Governmental Authorities necessary to conduct the business now operated by them and the failure of which to have would reasonably be expected to have a Material Adverse Effect. No Credit Party, Subsidiary or other Regulated Entity (if any) has received any notice of proceedings relating to the revocation or modification of any such certificates, authorities and/or permits referred to in the immediately preceding sentence, the failure of which to have or retain would reasonably be expected to have a Material Adverse Effect.
Section 6.20    Disclosure; Beneficial Ownership Regulation.
(a)    Disclosure. As of the Closing Date, no written information furnished to any of the Lenders by, or on behalf of, any Credit Party, any Subsidiary or any Regulated Entity for use in connection with the Related Transactions (other than projections and pro forma financial information contained in such materials), contains any untrue statement of a material fact or omits to state a material fact (known to any Authorized Officer of any Credit Party, in the case of any document, certificate, instrument, agreement and/or written statement not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading, in any material respect, in light of the circumstances under which such statements are made (after giving effect to all supplements and updates provided thereto from time to time). Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks that such projections as to future events are not to be viewed as facts, are subject to significant uncertainties and contingencies beyond the Credit Parties’ control, that no assurance can be given that any particular Projections will be realized, and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material.

(b)    Beneficial Ownership Regulation. As of the Closing Date, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.
Section 6.21    Insurance. The properties of the Credit Parties and Subsidiaries are insured with financially sound and licensed insurance companies that are not Affiliates of any such Persons, in such amounts, with such deductibles and covering such risks, as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party or Subsidiary operates. The insurance coverage of the Credit Parties and Subsidiaries, as in effect on the Closing Date, is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.21.
Section 6.22    Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Benefitted Parties, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent that the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by general equitable principles of law (regardless of whether enforcement is sought in equity or at law), and the Security Agreement shall create a fully-perfected Lien on, and security interest in, all right, title and interest of the obligors thereunder in such Collateral, in each case, prior and superior in right to any other Lien (other than Permitted Liens): (a) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Collateral Agent with duly executed stock powers with respect thereto; (b) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of incorporation or formation (as the case may be) of the pledgor, or when “control” (as such term is defined in the UCC) is established by the Collateral Agent over such interests in accordance with the provision of Section 8–106 of the UCC, or any successor provision; and (c) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of incorporation or formation (as the case may be) of the pledgor (to the extent that such security interest can be perfected by filing under the UCC).
Section 6.23    Mortgages. To the extent that there are any Mortgages (it being understood and agreed that as of the Closing Date, the Credit Parties do not own any Real Estate and thus there are no Mortgages), each of the Mortgages is effective to create in favor of the Collateral Agent, for the ratable benefit of the Benefitted Parties, a legal, valid and enforceable security interest in the Real Estate identified therein in conformity with all Applicable Laws, except to the extent that the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by general equitable principles of law (regardless of whether enforcement is sought in equity or at law), and, when the Mortgages and UCC financing statements in appropriate form are duly recorded at the locations identified in the Mortgages, and recording or similar taxes, if any, are paid, the Mortgages shall constitute a legal, valid and enforceable Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Real Estate, in each case of the foregoing, prior and superior in right to any other Lien (other than Permitted Liens).
ARTICLE VII
AFFIRMATIVE COVENANTS
Until all of the Obligations shall have been Paid in Full, each Credit Party hereby covenants and agrees with the Agents, the Lenders and the Issuing Bank that such Credit Party shall, and shall cause each of its Subsidiaries to, perform all of the covenants set forth in this Article VII applicable to them.

Section 7.1    Financial Statements and Other Reports. The Borrower will deliver, or will cause to be delivered, to the Administrative Agent (it being understood and agreed that the Administrative Agent shall promptly deliver to the Lenders):
(a)    Quarterly Financial Statements. Within forty-five (45) calendar days after the end of each Fiscal Quarter other than the fourth Fiscal Quarter of any Fiscal Year, (i) the unaudited consolidated and consolidating balance sheets of the Credit Parties and Subsidiaries as of the end of such Fiscal Quarter, (ii) the related consolidated and consolidating statements of income and cash flows of the Credit Parties and Subsidiaries for such Fiscal Quarter, and (iii) the related consolidated statements of stockholders’ equity of the Credit Parties and Subsidiaries, on a consolidated basis (including, for purposes of clarity, each Regulated Entity), for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth, in each case in comparative form, the corresponding figures for the corresponding periods of the immediately prior Fiscal Year, all in reasonable detail and consistent in all material respects with the manner of presentation as of the Closing Date, together with a Financial Officer Certification with respect thereto;
(b)    Annual Financial Statements. Within one hundred fifty (150) calendar days after the end of each Fiscal Year:
(i)    (A) the audited consolidated balance sheets, and unaudited consolidating balance sheets of the Credit Parties and Subsidiaries as of the end of such Fiscal Year and the related audited consolidated, and unaudited consolidating, statements of income and cash flows of the Credit Parties and Subsidiaries for such Fiscal Year, and (B) the related audited statement of consolidated stockholders’ equity for the Credit Parties and Subsidiaries, on a consolidated basis (including, for purposes of clarity, each Regulated Entity) for such Fiscal Year, setting forth, in each case in comparative form, the corresponding figures for the previous Fiscal Year, in reasonable detail and consistent in all material respects with the manner of presentation as of the Closing Date, together with a Financial Officer Certification with respect thereto; and
(ii)    with respect to such audited consolidated financial statements, a report thereon of Johnson and Lambert LLP, any of the “Big Four” accounting firms, any of the “2nd Tier” accounting firms or other independent certified public accountants selected by the Borrower and reasonably acceptable to the Administrative Agent, which report shall be unqualified as to going concern and scope of audit (except to the extent any qualification results solely from a current maturity of any Indebtedness or from an actual or potential breach of any financial covenant), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Credit Parties and Subsidiaries as of the dates indicated;
(c)    Compliance Certificate; Summaries / Schedules. Together with each delivery of financial statements pursuant to the foregoing clauses (a) and/or (b): (i) a duly completed Compliance Certificate; (ii) summaries / schedules prepared by management of the Borrower, accompanied by a Financial Officer Certification with respect thereto, setting forth (A) principal and interest payments made by the Credit Parties and Subsidiaries (other than any Regulated Entities) with respect to Indebtedness owing by any Credit Party or Subsidiary (other than any Regulated Entity) to any Regulated Entity, (B) Indebtedness owing by any Credit Party or Subsidiary (other than any Regulated Entity) to any Regulated Entity, in any such case, that is eliminated upon consolidation in accordance with GAAP, and (C) with respect to each consolidating financial statement contemporaneously delivered, columns demonstrating such results (I) calculated on a combined basis with respect to the Regulated Entities only, and otherwise prepared in accordance with GAAP, and (II) calculated on a combined basis with respect to the Credit Parties and Subsidiaries, but excluding all Regulated Entities, and otherwise prepared in accordance with GAAP; and (iii) customary management discussion and analysis of the operational and financial performance and developments, including with respect to the Credit Parties and Subsidiaries but excluding all Regulated Entities, during the fiscal period covered by such financial statements;

(d)    Annual Budget. Within one hundred fifty (150) calendar days following the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets, statements of income or operations and statements of cash flows of (i) the Credit Parties and Subsidiaries, on a consolidated basis (including each Regulated Entity), (ii) the Credit Parties, on a consolidated basis (but not including any Regulated Entities), and (iii) the Regulated Entities, on a combined basis, in each case of the foregoing, on a quarterly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Revolving Commitment Termination Date or the Maturity Date for any Loan occurs);
(e)    Statutory Accounting Principles Statement. (i) Within fifty (50) calendar days following the end of each Fiscal Quarter (other than any such Fiscal Quarter whose end date corresponds with the end date of a Fiscal Year), statutory accounting principles statements for (to the extent applicable) each Regulated Entity for such Fiscal Quarter, (ii) within sixty-five (65) calendar days following the end of each Fiscal Year, statutory accounting principles statements for (to the extent applicable) each Regulated Entity for such Fiscal Year, and (iii) within one hundred fifty-five (155) calendar days following the end of each Fiscal Year, audited statutory accounting principles statements for (to the extent applicable) each Regulated Entity for such Fiscal Year;
(f)    Information Regarding Credit Parties. Each Credit Party will furnish to the Collateral Agent prior written notice of any change: (i) in such Credit Party’s legal name; (ii) in such Credit Party’s corporate or organizational structure; (iii) in such Credit Party’s Federal Taxpayer Identification Number; (iv) in such Credit Party’s jurisdiction of incorporation, formation or organization, as the case may be; and (v) in the address of any Credit Party’s chief executive office or its principal place of business;
(g)    Notice of Default, Event of Default and Material Adverse Effect. Promptly upon any Authorized Officer of any Credit Party obtaining knowledge:
(i)    of the occurrence of any Default or Event of Default;
(ii)    that any Person has given any notice to any Credit Party, any Subsidiary or any Regulated Entity of the occurrence of, or taken any other action with respect to, any event or condition set forth in Section 9.1(b);
(iii)    of the occurrence of any Material Adverse Effect;
(iv)    of the institution or any Credit Party’s receipt of any threat in writing of the institution of any action, suit, investigation or proceeding against or affecting any Credit Party, any Subsidiary or any Regulated Entity, including any such investigation or proceeding by any Insurance Regulatory Authority or other Governmental Authority (other than routine periodic inquiries, investigations or reviews), if an adverse determination in respect thereof could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or
(v)    of the receipt by any Credit Party, any Subsidiary or any Regulated Entity from any Insurance Regulatory Authority or other Governmental Authority of (A) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, imposition of any restraining order, escrow or impoundment of funds in connection with, or the taking of any other materially adverse action in respect of, any material license, permit, accreditation or authorization of any Credit Party or any Subsidiary (other than a Regulated Entity) that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, imposition of any restraining order, escrow or impoundment of funds in connection with, or the taking of any other materially adverse action in respect of, any material license, permit, accreditation or authorization of any Regulated Entity that would reasonably be expected to have a Material Adverse Effect;

a certificate of one if its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition or change, and what action the Credit Parties have taken, are taking and propose to take with respect thereto;
(h)    ERISA. Promptly upon any Authorized Officer of any Credit Party obtaining knowledge of, or forthcoming occurrence of, any ERISA Event that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action any Credit Party, any Subsidiary or any Regulated Entity, or any of their respective ERISA Affiliates, has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the U.S. Department of Labor or the PBGC with respect thereto;
(i)    Certain Specified Transactions. Concurrently with delivery of each Compliance Certificate, notice of:
(i)    the occurrence and amount of Net Cash Proceeds of any Asset Sale or Involuntary Disposition (in each case, regardless of whether the Net Cash Proceeds therefrom have already been, or are anticipated to be, reinvested pursuant to the reinvestment provisions of Section 2.11(c)(ii)) in excess of Five Hundred Thousand Dollars ($500,000) for any individual Asset Sale or Involuntary Disposition, or any series of related Asset Sales or Involuntary Dispositions; and
(ii)    the occurrence of any Debt Transaction and the amount of Net Cash Proceeds therefrom;
(j)    Changes in Accounting or Financial Reporting Practices. Promptly, notice of any material change in accounting policies or financial reporting practices of any Credit Party, any Subsidiary or any Regulated Entity; and
(k)    Other Information. (i) Such other information with respect to business or operations of any Credit Party, any Subsidiary or any Regulated Entity as from time to time may be reasonably requested by the Administrative Agent or the Required Lenders, provided, that, no Credit Party, Subsidiary or Regulated Entity shall be required to provide the Administrative Agent or the Required Lenders with any information that (x) is subject to attorney client privilege or constitutes attorney work product, (y) is subject to a confidentiality undertaking or (z) constitutes a non-financial trade secret; and (ii) prompt written notice of any change to the information set forth in any Beneficial Ownership Certificate that would result in a change to the list of beneficial owners set forth therein.
Each notice delivered pursuant to the foregoing clause (h) shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action(s) the Credit Parties have taken, and/or propose to take, with respect thereto.
Section 7.2    Existence. The Borrower will at all times preserve, and keep in full force and effect its existence. Each Credit Party (other than the Borrower) will, and each Credit Party will cause each of its Subsidiaries to, at all times preserve, and keep in full force and effect its existence, in each case except to the extent permitted by Section 8.9. Each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve, and keep in full force and effect, except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, all rights and franchises, licenses and permits material to its business, in each case except to the extent permitted by Section 8.9 or not constituting an Asset Sale.
Section 7.3    Payment of Taxes. Each Credit Party will, and will cause each of its Subsidiaries to, pay all federal, state and other material taxes imposed upon it or any of its Properties, or in respect of any of its income, businesses or franchises, before any penalty or fine accrues thereon; provided, that, no such tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor or (ii) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.
Section 7.4    Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain, or cause to be maintained, (a) in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of any Credit Party or Subsidiary, and, from time to time, will make, or cause to be made, all appropriate repairs, renewals and replacements thereof, and (b) all material IP Rights necessary for the conduct of its business as conducted on the Closing Date, in each case of the foregoing of this Section 7.4, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 7.5    Insurance. The Credit Parties will maintain, or cause to be maintained, with financially sound and licensed insurers, property insurance, such public liability insurance, third-party property damage insurance with respect to liabilities, losses or damage in respect of the Properties and businesses of each Credit Party and Subsidiary as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case of the foregoing, in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, each Credit Party and Subsidiary will maintain, or cause to be maintained: (a) flood insurance with respect to each Flood Hazard Property that is a Mortgaged Property, if any, that is located in a community that participates in the U.S. National Flood Insurance Program, in each case of the foregoing, in compliance with any applicable regulations of the Federal Reserve Board; and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall, at all times after the date that is thirty (30) calendar days after the Closing Date (or by such later date as the Collateral Agent may agree in its reasonable discretion): (i) in the case of each casualty insurance policy, contain a lenders’ loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Benefitted Parties, as the lender’s loss payee thereunder and provides for at least thirty (30) calendar days’ prior written notice (or such shorter prior written notice as may be agreed by the Collateral Agent in its reasonable discretion) to the Collateral Agent of any modification or cancellation of such policy; and (ii) in the case of each liability insurance policy, contain an endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Benefitted Parties, as an additional insured thereunder and provides for at least thirty (30) calendar days’ prior written notice (or such shorter prior written notice as may be agreed by the Collateral Agent in its reasonable discretion) to the Collateral Agent of any modification or cancellation of such policy; provided that the Credit Parties need only use commercially reasonable efforts in obtaining the thirty (30) calendar days’ prior written notice requirement in such endorsements.
Section 7.6    Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, permit representatives and independent contractors of the Administrative Agent (who may be accompanied by representatives and independent contractors of the Lenders) to visit and inspect any of its Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower but not more than one (1) time per Fiscal Year; provided, that, (i) so long as an Event of Default has occurred and is continuing, the Administrative Agent (or any of its representatives or independent contractors who may be accompanied by representatives and independent contractors of the Lenders) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and as often as reasonably desired, and (ii) unless an Event of Default has occurred and is continuing, the Borrower shall not be responsible for the expense of any such inspections other than one (1) inspection per Fiscal Year by the Administrative Agent. Notwithstanding anything to the contrary in this Section 7.6, neither any Credit Party, any Subsidiary nor any Regulated Entity will be required to disclose or permit the inspection or discussion of, any document, information or other matter (x) in respect of which disclosure to the Administrative Agent and/or the Lenders (or any of their respective representatives) is prohibited by Applicable Law, fiduciary duty or any binding agreement, (y) that is subject to attorney client or similar privilege or constitutes attorney work product, or (z) that constitutes non-financial trade secrets or non-financial proprietary information; provided, that, in the event that any Credit Party, any Subsidiary or any Regulated Entity does not provide information that otherwise would be required to be provided under this Section 7.6 in reliance on one (1) or more of the exclusions set forth in this sentence, then the Credit Parties shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld.
Section 7.7    Compliance With Laws and Material Contracts. Each Credit Party will comply, and shall cause each of its Subsidiaries, to comply, with: (a) the Patriot Act and all applicable OFAC rules and regulations; and (b)(i) all other Applicable Laws, and (ii) all Material Contracts entered into by any Credit Party or any Subsidiary, non-compliance with which (in the case of the foregoing clause (b) only) would reasonably be expected to have, individually or in the aggregate when taken together, a Material Adverse Effect.
Section 7.8    Use of Proceeds. The Credit Parties will use the proceeds of:
(a)    Revolving Loans. All Revolving Loans (A) to finance Capital Expenditures; and/or (B) for working capital and other general corporate purposes (which, for the avoidance of doubt, includes Investments permitted under Section 8.6 and includes Restricted Payments of the Credit Parties and Subsidiaries permitted under Section 8.4);
(b)    Term Loan A. The Term Loan A on the Closing Date to (i) refinance the outstanding Indebtedness under the Existing Credit Agreement; (ii) pay fees, costs and expenses in connection herewith and therewith, and the consummation of the Related Transactions; and (iii) for working capital and other general corporate purposes (which, for the avoidance of doubt, includes Investments permitted under Section 8.6 and includes any Restricted Payments and redemption of the Preferred Stock (whether in whole or in part) permitted under Section 8.4) of the Credit Parties and Subsidiaries;
(c)    Incremental Term Loans. Each Incremental Term Loan for the purpose(s) set forth in the applicable Incremental Facility Agreement establishing such Incremental Term Loan; and
(d)    Letters of Credit. All Letters of Credit for general corporate purposes;
in each case of the foregoing clauses (a) through (d), solely to the extent not in violation of the terms of this Agreement or any other Credit Document or of any Applicable Laws.
Section 7.9    Environmental Matters.
(a)    Environmental Disclosure. Each Credit Party will deliver to the Administrative Agent, the Collateral Agent and the Lenders, with reasonable promptness, notice of any action arising under any Environmental Law or of any noncompliance by any Credit Party or any Subsidiary with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
(b)    Hazardous Materials Activities, Etc. Each Credit Party shall, and shall cause each of its Subsidiaries to, promptly take any and all actions necessary to: (i) cure any violation of applicable Environmental Laws by any Credit Party, any Subsidiary or any Regulated Entity that could reasonably be expected to have, individually or in the aggregate when taken together, a Material Adverse Effect; and (ii) respond to any Environmental Claim against any Credit Party, any Subsidiary or any Regulated Entity and discharge any obligations it may have to any Person thereunder, where failure to do so would reasonably be expected, individually or in the aggregate when taken together, to have a Material Adverse Effect.

Section 7.10    Pledge of Personal Property.
(a)    Equity Interests. Within forty-five (45) calendar days after the date of acquisition or creation thereof, each Credit Party shall cause (i) one hundred percent (100.0%) of the issued and outstanding Equity Interests in each direct and indirect Domestic Subsidiary (other than any such Subsidiary that is an Excluded Subsidiary) owned by such Credit Party, and (ii) sixty-five percent (65.0%) of the issued and outstanding Equity Interests entitled to vote (within the meaning of U.S. Treasury Regulation Section 1.956–2(c)(2)), and one hundred percent (100.0%) of the issued and outstanding Equity Interests not entitled to vote (within the meaning of U.S. Treasury Regulation Section 1.956–2(c)(2)), in each direct Foreign Subsidiary owned by such Credit Party that is not an Excluded Subsidiary (other than by operation of clause (a)(iii) of the definition thereof), in each case of the foregoing clauses (a)(i) and (a)(ii), to be subject, at all times, to a first-priority lien (subject to any Permitted Lien) in favor of the Collateral Agent, for the benefit of the Benefitted Parties, pursuant to the terms and conditions of the Collateral Documents, together with any filings, deliveries and/or other items (including opinions of counsel) reasonably requested by the Collateral Agent in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Collateral Agent.
(b)    Personal Property. Within forty-five (45) calendar days after the date of acquisition or creation thereof, each Credit Party shall (i) cause all of its owned personal Property (other than any Excluded Property) in which a Lien is granted pursuant to the Collateral Documents to be subject, at all times, in each case to the extent required hereunder and under the Collateral Documents, to a first-priority (subject to any Permitted Lien), perfected Lien in favor of the Collateral Agent, for the benefit of the Benefitted Parties, to secure the Obligations pursuant to the terms and conditions of the Collateral Documents, subject, in any case of the foregoing, to Permitted Liens, and (ii) deliver such other documentation as the Collateral Agent may reasonably request in connection with the foregoing, including appropriate UCC–1 financing statements and other items reasonably requested by the Collateral Agent in connection therewith to perfect the security interests therein to the extent required hereunder and under the Collateral Documents, all in form and substance reasonably satisfactory to the Collateral Agent.
(c)    For the avoidance of doubt and notwithstanding anything to the contrary under the Credit Documents, (A) no entity will be required to be a guarantor, pledge any asset (including stock), or otherwise provide any direct or indirect support, with respect to any Obligations under the Credit Documents, if it may result in non-de minimis adverse tax consequences and (B) no entity will be required to pledge any voting stock in any Foreign Subsidiary or FSHCO that exceeds 65% of voting stock of the first-tier Foreign Subsidiary or FSHCO and no Foreign Subsidiary or FSHCO (or, in each case, any Subsidiary thereof) shall provide any guarantee, asset pledge, or collateral (or other direct or indirect credit support), in each case, with respect to any Obligations under the Credit Documents.
Section 7.11    Books and Records. Each Credit Party will keep proper books of record and account, in which full, true and correct, in all material respects, entries shall be made of all dealings and transactions in relation to its business and activities, to the extent necessary to prepare the consolidated financial statements of the Credit Parties and Subsidiaries in conformity with GAAP.
Section 7.12    Additional Subsidiaries and Regulated Entities. Within forty-five (45) calendar days after the date of acquisition or formation (or by such later date as the Administrative Agent may agree in its reasonable discretion) by any Credit Party of any Subsidiary (including upon the inception of any Subsidiary resulting from the division or allocation of a limited liability company or upon the reinstatement or reincorporation of a formerly dissolved Subsidiary), the Credit Parties shall:
(a)    notify the Administrative Agent thereof in writing, together with the: (i) jurisdiction of incorporation or formation (as the case may be) of such Subsidiary or Regulated Entity; (ii) number of shares of each class of Equity Interests in such Subsidiary or Regulated Entity outstanding; (iii) number and percentage of outstanding shares of each class of Equity Interests in such Subsidiary or Regulated Entity owned (directly or indirectly) by any Credit Party or any other Subsidiary or Regulated Entity; and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase, and all other similar rights, with respect to any Equity Interests in such Subsidiary or other Regulated Entity; and

(b)    if such acquired or formed Person is not an Excluded Subsidiary, cause such Person to: (i) become a Guarantor by executing and delivering to the Agents a Guarantor Joinder Agreement and/or such other documents as the Agents (or any of them) shall deem appropriate for such purpose; and (ii) deliver to the Agents documents of the types referred to in Section 5.1(b) and Section 5.1(c) (which opinions of counsel shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in the immediately foregoing clause (b)(i)), all in form and substance reasonably satisfactory to the Agents.
Section 7.13    Maintenance of Reinsurance. The Credit Parties and Subsidiaries shall maintain a program of reinsurance for each Regulated Entity (other than the Reinsurance Captives) at least equal to that: (a) required by the applicable Insurance Regulatory Authority of its jurisdiction of domicile; and (b) determined by Demotech, Inc. (or other applicable rating agency acceptable to the Administrative Agent) to be necessary for a company to obtain an “A” rating (or equivalent rating from such other applicable rating agency, it being understood and agreed that any equivalent rating must also qualify the Regulated Entity as an acceptable insurer for Fannie Mae and Freddie Mac mortgage loans).
Section 7.14    Further Assurances. The Credit Parties shall, promptly upon request by any Agent, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as any Agent may reasonably require from time to time in order to, to the fullest extent permitted by Applicable Law, subject any Credit Party’s Properties (other than any Excluded Property) to the Liens now or hereafter intended to be covered by any of the Collateral Documents to the extent required hereby or by the Collateral Documents and perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder.
Section 7.15    [Reserved].
Section 7.16    Real Estate. In the event that any Credit Party acquires any Real Estate (other than any Excluded Property), then such Credit Party shall, by no later than ninety (90) calendar days (or by such later date as the Collateral Agent may agree in its reasonable discretion) after the date of later acquisition of such Real Estate (including in connection with any Permitted Acquisition), in the case of any such Real Estate acquired by a Credit Party after the Closing Date, take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages and other Real Estate Documents that the Collateral Agent shall reasonably request in order to create in favor of the Collateral Agent, for the benefit of the Benefitted Parties, a valid and, subject to any filing and/or recording referred to in this Agreement or in any other Credit Document, enforceable Lien on, and security interest in, such Real Estate. The Collateral Agent may, in its reasonable judgment, grant extensions of time for compliance or exceptions with respect to the provisions of this Section 7.16 by any Credit Party.
Section 7.17    Cash Management; Deposit Accounts.
(a)    The Credit Parties shall cause each Deposit Account and each Securities Account that is owned by a Credit Party (other than any Excluded Account) as of the Closing Date to be a Controlled Account no later than ninety (90) days from the Closing Date.
(b)    The Credit Parties shall cause each Deposit Account and each Securities Account that is owned by a Credit Party (other than any Excluded Account) to be a Controlled Account no later than ninety (90) days from the opening of any such Deposit or Securities Account (other than any Excluded Account).
Section 7.18    Post-Closing Matters. Within the applicable time period specified therefore in such Schedule (or by such later date as the Administrative Agent may agree in its reasonable discretion), do, or cause to be done, those certain action(s) specified in Schedule 7.18.

ARTICLE VIII
NEGATIVE COVENANTS
Until all of the Obligations shall have been Paid in Full, each Credit Party covenants and agrees with the Agents, the Lenders and the Issuing Bank that such Credit Party shall, and shall cause each of its Subsidiaries to, perform all covenants set forth in this Article VIII.
Section 8.1    Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or Guarantee any Indebtedness, other than:
(a)    the Obligations;
(b)    Indebtedness of: (i) any Credit Party owing to any other Credit Party; (ii) any Regulated Entity owing to any Regulated Entity; (iii) a non-Credit Party Subsidiary owing to a Credit Party to the extent such Indebtedness constitutes an Investment permitted under Section 8.6 and (iv) any Credit Party to a non-Credit Party Subsidiary, provided such Indebtedness is unsecured and subordinated to the Obligations;
(c)    Guarantees by the Credit Parties and the Subsidiaries (other than the Regulated Entities) with respect to Indebtedness permitted under this Section 8.1;
(d)    Indebtedness of any Credit Party or Subsidiary existing on the Closing Date and described in Schedule 8.1, together with any Permitted Refinancing thereof, and the Preferred Stock as in effect on the Closing Date;
(e)    (i) purchase money Indebtedness of the Credit Parties and the Subsidiaries (other than the Regulated Entities), and (ii) Capital Lease Obligations of the Credit Parties and the Subsidiaries (other than the Regulated Entities); provided, that, (A) in the case of the foregoing clause (e)(i), any such Indebtedness shall be secured solely by the Property acquired in connection with the incurrence of such Indebtedness and/or other Property in respect of which purchase money Indebtedness has been incurred under this Section 8.1(e), (B) in the case of the foregoing clause (e)(ii), any such Indebtedness shall be secured solely by the Property subject to the applicable Capitalized Lease, and (C) the sum of the aggregate principal amount of all Indebtedness incurred in reliance on this clause (e) shall not exceed the greater of (x) Two Million Dollars ($2,000,000) and (y) 5.0% of Consolidated EBITDA, at any time outstanding;
(f)    Indebtedness of the Credit Parties and the Subsidiaries (other than the Regulated Entities) in respect of any Swap Agreement that is entered into in order to hedge, limit or mitigate risks to which any Credit Party or Subsidiary is exposed in the conduct of its business or the management of its liabilities (it being acknowledged by each Credit Party that a Swap Agreement entered into for speculative purposes, or otherwise of a speculative nature, is not a Swap Agreement entered into in the ordinary course of business to hedge, limit or mitigate risks);
(g)    Indebtedness of the Credit Parties and the Subsidiaries (other than the Regulated Entities) representing deferred compensation to officers, directors, employees of the Credit Parties, Subsidiaries and Regulated Entities;
(h)    Guarantees by any Credit Party of Indebtedness of any Subsidiary, and by any Subsidiary of Indebtedness of any Credit Party; provided, that, Guarantees by any Credit Party of Indebtedness of any Subsidiary that is not a Credit Party shall be subject to compliance with Section 8.6;
(i)    Indebtedness of the Credit Parties and the Subsidiaries (other than the Regulated Entities) owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty, liability insurance, self-insurance, pursuant to reimbursement or indemnification obligations to such Person or to finance insurance premiums;
(j)    Indebtedness of the Credit Parties and the Subsidiaries (other than the Regulated Entities) in respect of, or Guarantees by the Credit Parties and the Subsidiaries (other than the Regulated Entities) of, performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, workers’ compensation claims, letters of credit, bank guarantees and banker’s acceptances, warehouse receipts or similar instruments and similar obligations (other than in respect of other Indebtedness for borrowed money); provided, however, that the Regulated Entities shall be permitted to be the applicant on letters of credit;
(k)    cash management obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements;
(l)    to the extent constituting Indebtedness, Guarantees by the Credit Parties and the Subsidiaries (other than the Regulated Entities) of the obligations of suppliers, customers, franchisees and licensees of the Credit Parties and Subsidiaries (other than any Regulated Entities);
(m)    performance guarantees by the Credit Parties and the Subsidiaries (other than the Regulated Entities) primarily guaranteeing performance of contractual obligations to a third party and not for the purpose of guaranteeing any payment(s) of Indebtedness;
(n)    Indebtedness of the Regulated Entities under “surplus notes” in an aggregate principal amount not to exceed the greater of (i) Twenty Million Dollars ($20,000,000) and (ii) 40.00% of Consolidated EBITDA at any time outstanding; provided, that, (i) such Indebtedness shall be subordinated to the policyholders of the applicable Regulated Entity and (ii) the principal amount of such Indebtedness shall constitute equity in accordance with SAP;
(o)    Indebtedness of the Regulated Entities owing to the Credit Parties to the extent constituting Investments by such Credit Parties permitted under Section 8.6;
(p)    Indebtedness of the Credit Parties and the Subsidiaries (other than the Regulated Entities) consisting of earn out obligations or similar deferred or contingent obligations, seller promissory notes and payment obligations in respect of non-competition agreements incurred in connection with any Acquisition permitted hereunder; provided that (i) such Indebtedness is unsecured and any such seller promissory note shall be subordinated in right of payment to the Obligations pursuant to a subordination agreement on terms acceptable to Administrative Agent and (ii) the aggregate amount of such Indebtedness shall not exceed the greater of (x) Ten Million Dollars ($10,000,000) and (y) 20.00% of Consolidated EBITDA at any time outstanding;
(q)    an additional unlimited amount of Indebtedness of the Borrower or any of its Subsidiaries (other than the Regulated Entities), so long as (i) if such Indebtedness is secured on an equal priority basis (but without regard to control of remedies) with the Obligations, the Consolidated First Lien Leverage Ratio determined on a Pro Forma Basis is no greater than 2.75:1.00, (ii) if such Indebtedness is secured on a junior basis to the Obligations, the Consolidated Secured Leverage Ratio determined on a Pro Forma Basis is no greater than 2.75:1.00 or (iii) if such Indebtedness is (x) unsecured or (y) assumed in connection with a Permitted Acquisition or similar Investment and unsecured or secured by assets not constituting Collateral, the Consolidated Total Leverage Ratio determined on a Pro Forma Basis is no greater than 3.25:1.00; provided that any Indebtedness incurred pursuant to this Section 8.1(q) (w) shall be subject to the provisions of Section 2.1(d)(G)(I) and Section 2.1(d)(G)(III), (x) unless incurred pursuant to clause (iii)(y) above, shall be subject to the provisions of Section 2.1(d)(I)(I) and Section 2.1(d)(I)(II), (y) unless incurred pursuant to clause (iii)(y) above, shall not be secured by any property or assets other than the Collateral and shall not be incurred or guaranteed by any Person other than a Credit Party and (z) if in form of term A loans secured by the Collateral on an equal priority basis (but without regard to control of remedies) with the Obligations shall be subject to the provisions of Section 2.1(d)(I)(III); and
(r)    other unsecured Indebtedness in an aggregate outstanding principal amount not exceeding at any time outstanding the greater of (x) $5,000,000 and (y) 10% of Consolidated EBITDA.
Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest, premium, fees or expenses, in the form of additional Indebtedness (in each case, so long as such additional Indebtedness is in the same form, and on the same terms, as the Indebtedness to which such payment relates) shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 8.1.
Section 8.2    Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, or permit to exist any Lien on any Property (including any real estate, Equity Interests in Subsidiaries and document(s) or instrument(s) in respect of goods or accounts receivable) of any Credit Party or Subsidiary, whether now owned or hereafter acquired, created or licensed or any income, profits or royalties therefrom, except for:
(a)    Liens in favor of the Collateral Agent, for the benefit of the Benefitted Parties, granted pursuant to any Credit Document;
(b)    Permitted Encumbrances and Liens relating to reinsurance trusts;
(c)    Liens solely on any cash earnest money deposits made by any Credit Party or Subsidiary in connection with any letter of intent and/or acquisition, purchase or sale agreement permitted under this Agreement and the other Credit Documents;
(d)    Liens existing as of the Closing Date and described on Schedule 8.2 and, to the extent constituting Liens, the right of first refusal in respect of the Preferred Stock as in effect on the Closing Date as evidenced by the Borrower’s Shareholder Agreement as in effect on the Closing Date;
(e)    Liens securing purchase money Indebtedness and Capital Lease Obligations, in each case, to the extent that such Indebtedness is permitted under, and incurred in reliance on, Section 8.1(e); provided, that, any such Lien shall encumber solely the Property acquired with the proceeds of such Indebtedness, and/or other Property in respect of which purchase money Indebtedness has been incurred under Section 8.1(e) or the Property subject to the applicable Capitalized Lease, as the case may be;
(f)    Liens securing Indebtedness under Section 8.1(q); provided that such Indebtedness if secured by the Collateral (x) on an equal priority basis (but without regard to control of remedies) with the Obligations, shall be subject to a pari passu intercreditor agreement in a form and substance reasonably satisfactory to the Administrative Agent and the Borrower and (y) on a junior basis to the Obligations, be subject to a junior lien intercreditor agreement in a form and substance reasonably satisfactory to the Administrative Agent and the Borrower; and
(g)    Liens not otherwise permitted by this Section 8.2, so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (A) $0 prior to September 30, 2026 and (B) on and after September 30, 2026, the greater of (x) Twelve Million ($12,000,000) and (y) 25.00% of Consolidated EBITDA.
Section 8.3    No Further Negative Pledges. No Credit Party shall enter into any Contractual Obligation (other than this Agreement and the other Credit Documents) that limits the ability of any Credit Party to create, incur, assume, or suffer to exist Liens on any Property of such Person for the benefit of the Collateral Agent; provided, that, this Section 8.3 shall not prohibit (a) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.1(e), solely to the extent that any such negative pledge relates solely to the Property financed by, or subject to, Permitted Liens securing such Indebtedness, (b) any Permitted Lien, or any document or instrument governing any Permitted Lien and proceeds and products thereof, provided, that, any such restriction contained therein relates solely to the Property subject to such Permitted Lien, (c) customary restrictions and conditions contained in any agreement relating to the disposition of any Property permitted under Section 8.9 pending the consummation of such disposition, (d) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements not prohibited hereby and (e) amendments, modifications, restatements, refinancings or renewals of the agreements, contracts or instruments referred to in clauses (a) through (d) above, provided that such amendments, modifications, restatements, refinancings or renewals, taken as a whole, are not materially more restrictive than those contained in such predecessor agreements, contracts or instruments.
Section 8.4    Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, except that:
(a)    each Subsidiary of the Borrower may make Restricted Payments to the Borrower or any Credit Party or any other holder of its Equity Interests on a pro rata basis with respect to such class of Equity Interests;
(b)    the Borrower may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of the Borrower; and
(c)    other Restricted Payments, provided, that each of the following conditions shall have been satisfied:
(i)    no Default or Event of Default then exists or would result from the making of such Restricted Payment;
(ii)    immediately after giving effect to the making of such Restricted Payment: (A) the Credit Parties shall be in compliance, on a Pro Forma Basis, with all financial covenants set forth in Section 8.8; and (B) the Consolidated Total Leverage Ratio, calculated on a Pro Forma Basis, shall be less than or equal to 4.00:1.00 on or prior to September 30, 2026 or shall be less than or equal to 2.50:1.00 after September 30, 2026; and
(iii)    the Borrower shall have provided the Administrative Agent a duly completed Compliance Certificate (inclusive of calculations to determine compliance with the tests set forth in clause (ii) above and affirming compliance with this Section 8.4(c)).
(d)    after a Qualifying IPO, Restricted Payments in an aggregate amount not to exceed in any fiscal year 6.00% per annum of the Market Capitalization;
(e)    any Restricted Payments made by the Borrower or any of its Subsidiaries on the Closing Date with the proceeds of the Term A Loan and of Revolving Loans, including redemption of the Preferred Stock (whether in whole or in part), in an amount not exceeding $167,000,000.
(f)    the declaration and payment of Restricted Payments by the Borrower (or, after a Qualifying IPO, the relevant public company) in amounts required for the Borrower (or such relevant public company) to redeem, repurchase or otherwise acquire for value (and that are actually used to redeem, repurchase or otherwise acquire for value) outstanding Equity Interests of the Borrower (or, after a Qualifying IPO, such relevant public company) (or options or warrants to purchase Equity Interests of the Borrower or such relevant public company), held by current or former officers, directors, managers, members of management or employees of the Borrower or any of its Subsidiaries; provided that (A) the aggregate amount of all Restricted Payments made in reliance on this Section 8.4(f) during any Fiscal Year shall not exceed the greater of (x) $1,250,000 and (y) 2.5% of Consolidated EBITDA and (B) the aggregate amount of all Restricted Payments made in reliance on this Section 8.4(f) during the term of this Agreement shall not exceed the greater of (x) $5,000,000 and 10.0% of Consolidated EBITDA
Section 8.5    Burdensome Agreements. No Credit Party shall, nor shall it permit any of its Subsidiaries that are not Regulated Entities to, enter into any Contractual Obligation that encumbers or restricts the ability of any such Person to, (i) pay dividends or make any other distributions to any other Credit Party on its Equity Interests, or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any other Credit Party, (iii) make loans or advances to any other Credit Party, (iv) sell, lease or transfer any of its Property to any other Credit Party, (v) in the case of the Credit Parties only, pledge its Property pursuant to the Credit Documents, or (vi) in the case of the Borrower only, act as the Borrower pursuant to the Credit Documents, except (in respect of any of the matters referred to in the foregoing clauses (i) through (vi)) for: (a) this Agreement and the other Credit Documents; (b) any document or instrument governing Indebtedness incurred pursuant to Section 8.1(e), provided, that, any such restriction contained therein relates solely to the Property constructed or acquired in connection therewith; (c) any Permitted Lien, or any document or instrument governing any Permitted Lien, provided, that, any such restriction contained therein relates solely to the Property subject to such Permitted Lien and proceeds and products thereof; (d) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.9 pending the consummation of such sale; (e) any restrictions regarding licensing or sublicensing by any Credit Party or Subsidiary of IP Rights; (f) customary provision in leases and other contracts restricting the assignment thereof; (g) the Borrower’s Shareholder Agreement as in effect on the Closing Date; (h) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business; (i) any restrictions that are binding on a Subsidiary that is not a Credit Party pursuant to Indebtedness which is permitted by Section 8.1; and (j) amendments, modifications, restatements, refinancings or renewals of the agreements, contracts or instruments referred to in clauses (a) through (i) above; provided that such amendments, modifications, restatements, refinancings or renewals, taken as a whole, are not materially more restrictive with respect to such encumbrances and restrictions than those contained in such predecessor agreements, contracts or instruments.
Section 8.6    Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, except:
(a)    Investments in cash and items that are Cash Equivalents at the time of acquisition thereof and deposit accounts or securities accounts in connection therewith;
(b)    equity Investments owned as of the Closing Date in any Subsidiary;
(c)    intercompany loans to the extent permitted under Section 8.1(b), and Guarantees to the extent permitted under Section 8.1(c);
(d)    Investments existing on the Closing Date and described on Schedule 8.6
(e)    Investments constituting Swap Agreements permitted by Section 8.1(f);
(f)    Investments constituting accounts receivable, trade debt and deposits for the purchase of goods;
(g)    Investments made by Regulated Entities in the ordinary course of business that are consistent with the respective investment policies of each such Regulated Entity in effect on the Closing Date, as such policy may be amended or modified from time to time by board (or equivalent) approval;
(h)    Guarantees by any Credit Party, any Subsidiary or any Regulated Entity constituting Indebtedness permitted by Section 8.1;
(i)    loans or advances to employees, officers or directors of any Credit Party, any Subsidiary or any Regulated Entity in the ordinary course of business for travel, relocation and related expenses; provided, that, the aggregate amount of all such loans and advances does not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate at any time outstanding;

(j)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(k)    Investments resulting from pledges or deposits described in Section 8.2(c);
(l)    Investments consisting of cash earnest money deposits in connection with other Investments permitted under this Agreement;
(m)    Investments consisting of endorsements for collection or deposit in the ordinary course of business;
(n)    Permitted Acquisitions;
(o)    Investments by any Credit Party, any Subsidiary or any Regulated Entity in any Credit Party;
(p)    ([reserved];
(q)    Investments by Subsidiaries (including Regulated Entities) that are not Credit Parties in other Subsidiaries (including Regulated Entities) that are not Credit Parties;
(r)    [reserved];
(s)    Investments by the Credit Parties in Regulated Entities to provide capital support for such Regulated Entities, provided, that, each of the following conditions shall have been satisfied:
(i)    no Default or Event of Default then exists or would result from the making of such Investment; and
(ii)    immediately after giving effect to the making of such Investment: (A) the Credit Parties shall be in compliance, on a Pro Forma Basis, with all financial covenants set forth in Section 8.8; (B) the Consolidated Total Leverage Ratio, calculated on a Pro Forma Basis, shall be less than or equal to 4.00:1.00 on or prior to December 31, 2026 or shall be less than or equal to 3.50:1.00 after December 31, 2026.
(t)    other Investments (excluding Investments in Regulated Entities) which in the aggregate do not exceed the greater of (x) Twelve Million Dollars ($12,000,000) and (y) 25.00% of Consolidated EBITDA at any time outstanding; provided, that, no Event of Default shall exist at the time such Investment is made or result from the making of such Investment.
For purposes of determining compliance with this Section 8.6, any Investment that is written down, written off, or otherwise forgiven by any Credit Party, any Subsidiary or any Regulated Entity shall continue to count against any cap set forth in the applicable clause(s) of this Section 8.6 in reliance on which such Investment is permitted.
Section 8.7    Use of Proceeds. No Credit Party shall use the proceeds of any Credit Extension except in accordance with Section 7.8. No Credit Party shall use, and each Credit Party shall ensure that its Subsidiaries, and its or their respective directors, officers, employees and agents, shall not use, the proceeds of any Credit Extension: (a) in any manner that causes such Credit Extension, or the application of proceeds thereof, to violate any applicable Sanctions; (b) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person (including any Person participating in any of the Related Transactions) in violation of any Anti-Corruption Laws; or (c) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in violation of any Sanctions.
Section 8.8    Financial Covenants. The Credit Parties shall not:
(a)    Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio, as of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2026, to be greater than: (i) for the Fiscal Quarter ending September 30, 2026, 5.50:1.00; (ii) for the Fiscal Quarters ending December 31, 2026, March 31, 2027, and June 30, 2027, 5.00:1.00; and (iii) for each Fiscal Quarter ending thereafter, 4.50:1.00.
(b)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, as of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2026, to be less than: (i) for each Fiscal Quarter ending on or before December 31, 2026, 1.15:1.00; (ii) for the Fiscal Quarters ending March 31, 2027, and June 30, 2027, 1.25:1.00; (iii) for the Fiscal Quarters ended September 30, 2027 and December 31, 2027, 1.50:1.00; and (iv) for each Fiscal Quarter ending thereafter, 2.00:1.00.
(c)    Minimum Shareholders’ Equity. Permit the Shareholders’ Equity of any Regulated Entity (other than the Reinsurance Captives) (the “Tested Shareholders’ Equity”) plus Accumulated Other Comprehensive Loss less Accumulated Other Comprehensive Income, as of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2026, to be less than the sum of: (i) seventy five percent (75.0%) of the Shareholders’ Equity of such Regulated Entity (the “Equity Test”), determined as of the Fiscal Quarter most recently ended prior to the Closing Date; plus (ii) seventy five percent (75.0%) of the aggregate amount of Investments permitted hereunder that are made by any Credit Party or Subsidiary in such Regulated Entity during such Fiscal Quarter, net of the aggregate amount of Taxes owing by, or on behalf of, any Credit Party or Subsidiary in respect of such Investments.
Section 8.9    Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any Acquisition or transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or make any Asset Sale, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory and materials and the acquisition of equipment and capital expenditures) the Equity Interests of, any Person, or any division or line of business or other business unit of any Person, except:
(a)    (i) any Credit Party, any Subsidiary or any Regulated Entity may be merged with or into a Credit Party, any other Subsidiary or any Regulated Entity, or be liquidated, wound up or dissolved, or all, or any part, of its business or Property may be conveyed, sold, leased, transferred or otherwise disposed of, in a single transaction or a series of transactions, to a Credit Party or any other Subsidiary; provided, that, in the case of such a merger, (x) if the Borrower is party to the merger, then the Borrower shall be the continuing or surviving Person, and (y) if any Guarantor is a party to such merger (to the extent the Borrower is not party to such transaction), then a Guarantor shall be the continuing or surviving Person, and (ii) any Subsidiary or any Regulated Entity may be liquidated, wound up or dissolved, or all, or any part, of its business or Property may be conveyed, sold, leased, transferred or otherwise disposed of, in a single transaction or a series of transactions, to a Credit Party or, if the dissolving or transferring Subsidiary is not a Credit Party, any other Subsidiary;
(b)    any Permitted Acquisition;
(c)    Investments made in accordance with Section 8.6;
(d)    sales by any Regulated Entity of Investments of such Regulated Entity consistent with the investment policy of such Regulated Entity in effect on the Closing Date, as such policy may be amended or modified from time to time by board (or equivalent) approval; provided, however, that for the avoidance of doubt, a sale by any Regulated Entity of insurance policies (and similar assets) shall not be permitted by this clause (d); and

(e)    Asset Sales, provided, that, each of the following conditions shall have been satisfied:
(i)    the consideration paid in connection therewith shall be in an amount not less than the fair market value (reasonably determined in good faith by the board of directors or managers (or equivalent governing body) of the applicable Credit Party or Subsidiary) of the Property sold or otherwise disposed of and at least seventy-five percent (75.0%) of such consideration shall be paid in cash or Cash Equivalents contemporaneously with the consummation of such Asset Sale;
(ii)    the Net Cash Proceeds of such Asset Sale shall be applied in prepayment of the Obligations in accordance with and to the extent required by Section 2.11(c)(ii);
(iii)    such Asset Sale is not prohibited by the terms of Section 8.10;
(iv)    immediately after giving effect to the making of such Asset Sale, the Credit Parties shall be in compliance, on a Pro Forma Basis, with all financial covenants set forth in Section 8.8; and
(v)    the aggregate proceeds of all Property sold, or otherwise disposed of, by the Credit Parties and Subsidiaries pursuant to this clause (e) in any Fiscal Year shall not exceed Two Million Dollars ($2,000,000).
(f)    Asset Sales to any Subsidiary the aggregate fair market value of which, solely in the case of Asset Sales by Credit Parties to Subsidiaries that are not Credit Parties, shall not exceed $1,250,000 during the term of this Agreement.
Section 8.10    Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 8.9, and except for Liens permitted hereby, no Credit Party shall, nor shall it permit any of its Subsidiaries to directly or indirectly sell, assign, pledge, or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder) or to qualify directors if required by Applicable Laws.
Section 8.11    Sales / Leaseback Transactions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee, or as a guarantor or other surety, with respect to any lease of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, which any Credit Party or Subsidiary: (a) has sold or transferred, or is to sell or to transfer, to any other Person (other than any other Credit Party); or (b) intends to use for substantially the same purpose as any other Property which has been, or is to be, sold or transferred by such Credit Party or such Subsidiary to any Person (other than any other Credit Party) in connection with such lease.
Section 8.12    Transactions with Affiliates and Insiders. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into, or permit to exist, any transaction (including the purchase, sale, lease or exchange of any Property, or the rendering of any service) with consideration in excess of $500,000 with any officer, director or any Affiliate of any Credit Party, any Subsidiary or any Regulated Entity on terms that are less favorable to such Credit Party, Subsidiary or Regulated Entity, as the case may be, than those that might be obtained at the time from a Person who is not an officer, director or Affiliate of any Credit Party, any Subsidiary or any Regulated Entity; provided, that, the foregoing restriction shall not apply to (a) any transaction between or among the Credit Parties, (b) compensation (including bonuses and equity or other consideration) and employee benefit arrangements paid to, indemnities provided for the benefit of, and employment and severance arrangements entered into with, and reimbursement of expenses of officers and directors and approved by the board of directors or managers (or substantially equivalent governing body) of the Borrower, (c) any Restricted Payment to the extent permitted by Section 8.4, (d) any Investments to the extent permitted by Section 8.6, (e) any Asset Sale to the extent permitted by Section 8.9, (f) any issuances of Equity Interests (other than Disqualified Equity Interests) or other payments, awards or grants in cash, Equity Interests (other than Disqualified Equity Interests) or otherwise pursuant to, or the funding of, employment agreements, employee stock options and employee stock ownership plans, (g)

payment of reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the board of directors of the Borrower or any Subsidiary, as applicable or (h) transactions and activities necessary or advisable to effectuate a Qualifying IPO.
Section 8.13    Prepayment of Other Funded Debt. No Credit Party shall, nor shall it permit any of its Subsidiaries to:
(a)    make any payment in contravention of the terms of any subordination agreement or intercreditor agreement applicable to Indebtedness permitted under this Agreement (other than the Obligations); or
(b)    with respect to any Funded Debt that is contractually subordinated in right of payment to all or any portion of the Obligations or any Funded Debt that is secured by a Lien on the Collateral that pursuant to an intercreditor or subordination agreement between the holders of such Indebtedness (or the agent or other representative of such holders) and the Administrative Agent is junior in priority to the Lien on the Collateral securing the Obligations, pay, prepay, redeem, purchase, defease or otherwise satisfy, in any such case of the foregoing, prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff), other than, in the case of clause (b), (i) scheduled amortization payments and/or scheduled payments of interest in respect of any such Funded Debt and mandatory prepayments on account of Asset Sales, Involuntary Dispositions, Indebtedness or changes of control or events similar to the foregoing, in each case, in accordance with the terms of, and subject to the governing documents with respect to, such Funded Debt, (ii) pursuant to a Permitted Refinancing thereof and (iii) as long as (x) no Event of Default then exists or would result therefrom; and (y) immediately after giving effect thereto: (A) the Credit Parties shall be in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 8.8; and (B) the Consolidated Total Leverage Ratio, calculated on a Pro Forma Basis, shall be less than or equal to 4.00:1.00 on or prior to September 30, 2026 and shall be less than or equal to 2.50:1.00 after September 30, 2026.
Section 8.14    Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than a Related Business.
Section 8.15    Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its fiscal year end date from December 31 without the prior written consent of the Administrative Agent.
Section 8.16    Amendments to Organizational Documents. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend, or permit any amendments to, its Organizational Documents in any manner that would be contrary to the terms and conditions of this Agreement or the other Credit Documents or in any manner that could reasonably be expected to be materially adverse to the Agents and/or the Lenders.
Section 8.17    Accounting and Reporting Changes. No: (i) Credit Party or Subsidiary (other than any Regulated Entity) may make any significant change in accounting treatment or reporting practices, except as required by GAAP; and (ii) Regulated Entity may make any significant change in accounting treatment or reporting practices, except as required by SAP.
Section 8.18    Statutory Capitalization / Risk-Based Capital Ratio. As of the end of each Fiscal Year, no Regulated Entity (excluding the Reinsurance Captives) shall (x) fail to meet or exceed any minimum statutory capitalization or (y) maintain a risk-based capital ratio of less than one hundred fifty percent (150.0%) of “company action level” (or similar term as used under Applicable Laws or by any applicable Insurance Regulatory Authority).

ARTICLE IX
EVENTS OF DEFAULT; REMEDIES; APPLICATION OF FUNDS
Section 9.1    Events of Default. Any one (1) or more of the following events or conditions is referred to in this Agreement and the other Credit Documents as an “Event of Default”:
(a)    Failure to Make Payments When Due. Failure by any Credit Party to pay: (i) the principal of any Loan when due, whether at stated maturity, by acceleration or otherwise; (ii) within three (3) Business Days of when due, any amount payable to the Issuing Bank in reimbursement of any drawing under any Letter of Credit; or (iii) within five (5) Business Days of when due, any interest on any Loan, or any fee or any other amount due under this Agreement or any other Credit Document; or
(b)    Defaults in Other Agreements. (i) Failure of any Credit Party, any Subsidiary or any Regulated Entity to pay, when due, any principal of, or interest on, or any other amount payable in respect of, any Indebtedness having an aggregate outstanding principal amount in excess of the Threshold Amount, in each case, beyond the applicable grace or cure period, if any, expressly provided therefor in the definitive documentation evidencing such Indebtedness; or (ii) any breach or default by any Credit Party, any Subsidiary or any Regulated Entity with respect to any other term of any definitive documentation evidencing or relating to any such Indebtedness, in each case of the foregoing, beyond the applicable grace or cure period, if any, expressly provided therefor in such definitive documentation, in each case of the foregoing, if the effect of such breach or default is to cause, or to permit the holder(s) of that Indebtedness (or a trustee (or Person in similar capacity) on behalf of such holder(s)) to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase, or otherwise become redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (iii) there occurs under any Swap Agreement an Early Termination Date (or substantially similar term, as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which any Credit Party, any Subsidiary or any Regulated Entity is the Defaulting Party (or substantially similar term, as defined in such Swap Agreement), or (B) any Termination Event (or substantially similar term, as defined in such Swap Agreement) under such Swap Agreement as to which any Credit Party, any Subsidiary or any Regulated Entity is an Affected Party (or substantially similar term, as defined in such Swap Agreement); or
(c)    Breach of Specified Covenants. The failure of any Credit Party, any Subsidiary or any Regulated Entity to observe or perform, or otherwise comply with, any term or condition applicable to it contained in any of (x) Section 7.2 (with respect to the Borrower’s legal existence), Article VIII (subject to the exercise of the Specified Equity Contribution pursuant to Section 9.4 with respect to the financial covenants in Section 8.8) or (y) Section 7.1(g)(i) and such failure shall remain unremedied for five (5) Business Days; or
(d)    Breach of Representations, Etc. Any representation, warranty, certification or other statement made, or deemed made, by any Credit Party (on behalf of itself or any Subsidiary) in any Credit Document, or in any statement, certificate, instrument or other document at any time given by any Credit Party (on behalf of itself or any Subsidiary) in writing pursuant hereto or thereto, or in connection herewith or therewith, shall be incorrect, in any material respect (other than any such representation, warranty, certification or other statement that is qualified by materiality or a Material Adverse Effect, in which case, such representation, warranty, certification or other statement shall be incorrect in any respect), as of the date made or deemed made (as applicable); or
(e)    Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of, or compliance with, any term contained in this Agreement or any other Credit Document, other than any such term referred to in any other clause of this Section 9.1, and such default shall not have been remedied or waived within thirty (30) calendar days after receipt by any Credit Party of notice from the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank of such default; or
(f)    Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any Material Subsidiary in an involuntary case under the Bankruptcy Code or other applicable Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed, and/or any other similar relief shall be granted under any federal or state Applicable Law, or (ii) an involuntary case shall be commenced against the Borrower or any Material Subsidiary under the Bankruptcy Code or other applicable Debtor Relief Laws now or hereafter in effect, or (iii) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any Material Subsidiary, or over all, or a substantial part, of any of their respective Property, shall have been entered, or (iv) there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any Material Subsidiary for all, or a substantial part, of any of their respective Property, or (v) a warrant of attachment, execution or similar process shall have been issued against all, or any substantial part, of the Property of the Borrower or any Material Subsidiary, and, in any such case of the foregoing clauses (f)(ii) through (f)(v), such event shall continue for sixty (60) calendar days without having been dismissed, bonded or discharged; or
(g)    Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) the Borrower or any Material Subsidiary shall commence a voluntary case under the Bankruptcy Code or other applicable Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such Applicable Law, or shall consent to the appointment of, or taking possession by, a receiver, trustee or other custodian for all, or a substantial part, of any of their respective Property; or (ii) the Borrower or any Material Subsidiary shall make any assignment for the benefit of creditors; or (iii) the Borrower or any Material Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or (iv) the board of directors or managers (or similar governing body) of the Borrower or any Material Subsidiary, or any committee thereof, shall adopt any resolution(s), or otherwise authorize any action(s), to approve any of the actions referred to in the foregoing of this clause (g) and/or in the foregoing clause (f); or
(h)    Judgments and Attachments. Any one (1) or more: (i) money judgments, writs or warrants of attachment or similar process involving an aggregate amount at any time in excess of the Threshold Amount (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Credit Party, any Subsidiary or any Regulated Entity, or any of their respective Properties, and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) calendar days; or (ii) non-monetary judgment or order shall be rendered against any Credit Party, any Subsidiary or any Regulated Entity that could reasonably be expected to have a Material Adverse Effect; or
(i)    Pension Plans. There shall occur one (1) or more ERISA Events that, individually or in the aggregate when taken together, would reasonably be expected to result in a Material Adverse Effect; or
(j)    Change in Control. A Change in Control shall occur; or
(k)    Invalidity of Credit Documents and Other Documents. At any time after the execution and delivery thereof: (i) this Agreement or any other Credit Document ceases to be in full force and effect (other than by reason of (A) a release or termination of any security interest, Lien, Guaranty or other obligation of any Credit Party by the Agents in accordance with the terms of Section 10.12, or (B) the Payment in Full of the Obligations) or shall be declared null and void, or any Lien granted, or purported to be granted, under any Collateral Document shall fail to, cease to, or otherwise be asserted by any Credit Party, any Subsidiary or any Regulated Entity not to, be a valid and fully-perfected (as applicable) Lien on any material portion of the Collateral, with the priority required by the applicable Collateral Documents; or (ii) any Credit Party, any Subsidiary or any Regulated Entity shall contest in writing, in any manner, the validity and/or enforceability of any Credit Document, or otherwise denies in writing that it (to the extent a party, or purported to be a party, thereto) has any or further liability and/or obligations in respect thereof, or purports to revoke, terminate and/or rescind any Credit Document (other than in connection with a release or termination of any security interest, Lien, Guaranty or other obligation of any Credit Party by the Agents in accordance with the terms of Section 10.12); or
(l)    Risk Retention. On April 1st of each calendar year, the net pre-tax catastrophe retention of the Regulated Entities whose surpluses are available for payment of claims on policies issued by the Credit Parties and

Subsidiaries, exceeds twenty five percent (25.0%) of the immediately preceding December 31st statutory surplus of such Regulated Entities in the event of a 1/100 Probable Maximum Loss followed by a subsequent event equivalent to a 1/50 Probable Maximum Loss, as measured by a catastrophe model that has been approved by the appropriate Insurance Regulatory Authority; or
(m)    Reinsurer Concentration. The aggregate amount of risk retention for catastrophe reinsurance provided for payment of claims on policies purchased from the Credit Parties or Subsidiaries provided by any individual (or affiliated) reinsurer, on an annual contract year basis, exceeds fifteen percent (15.0%) of the aggregate of all such risk retention provided by all reinsurers; provided, that, (i) for purposes of determining whether an Event of Default exists under this clause (m), reinsurance provided by Non-Qualifying Reinsurers shall be excluded from the calculation of the aggregate amount of risk retention to the extent that it exceeds fifteen percent (15.0%) of the aggregate amount of such risk retention maintained by, or for the benefit of, the Regulated Entities whose surpluses are available for payment of claims on policies issued by the Credit Parties and Subsidiaries, (ii) no Event of Default shall arise under this clause (m) to the extent solely arising from the merger or Acquisition, after the Closing Date but prior to the renewal of the applicable reinsurance agreements, of any reinsurer into or by another reinsurer or an affiliate, so long as no party to any such merger is an Affiliate of any Credit Party, any Subsidiary or any Regulated Entity and (iii) this clause (m) shall not apply to reinsurance contracts that are cash collateralized in full in a manner reasonably acceptable to Administrative Agent.
Section 9.2    Remedies. Upon (A) the occurrence of any Automatic Acceleration Event of Default, automatically, and (B) the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Required Lenders, upon notice to the Borrower by the Administrative Agent: (a) the Revolving Commitments (if any) of each Lender, and the obligation of the Issuing Bank to issue any Letters of Credit, shall immediately terminate; (b) each of the following shall immediately become due and payable, in each case, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each of the Credit Parties, (i) the unpaid principal amount of, and accrued interest on, the Loans, (ii) Cash Collateral in an amount equal to the maximum amount that may, at any time, be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other document(s), certificate(s) and/or instrument(s) required to draw under such Letters of Credit), and (iii) all other Obligations, provided, that, the foregoing shall not affect, in any way, the obligations of the Lenders under Section 2.2(b)(iii) or Section 2.3(e); and (c) the Administrative Agent shall cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents and each Agent shall exercise such other rights and remedies that may be available to it under this Agreement, the other Credit Documents or under Applicable Law (including the rights of a secured party under the UCC), all of which shall be cumulative with the rights and remedies elsewhere described in this Agreement and in the other Credit Documents. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, any Event of Default occurring under this Agreement or any other Credit Document shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default has been waived in writing in accordance with the terms of Section 11.4.
Section 9.3    Application of Funds and Proceeds. Subject to any intercreditor agreement in effect at such time, after the exercise of remedies provided for in Section 9.2 (or immediately after an Automatic Acceleration Event of Default), any amounts received by the Administrative Agent, the Collateral Agent, the Lenders or any other Benefitted Parties on account of the Obligations (whether as proceeds of Collateral or otherwise) shall be applied by the Administrative Agent in the following order:
(a)    first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit Fees, but including, for the avoidance of doubt, (i) all reasonable and documented fees, out-of-pocket expenses, charges and disbursements of any law firm or other outside counsel to the Administrative Agent and/or the Collateral Agent, and (ii) all amounts payable to the Administrative Agent and/or the Collateral Agent under Section 3.1, Section 3.2 and/or Section 3.3) payable to the Administrative Agent and/or the Collateral Agent, in each case, in its capacity as such;

(b)    second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit Fees, but including, for the avoidance of doubt, (i) all reasonable and documented fees, out-of-pocket expenses, charges and disbursements of any law firm or other outside counsel to any such Person(s) to the extent reimbursable under Section 11.2, and (ii) all amounts payable to any such Person(s) under Section 3.1, Section 3.2 and/or Section 3.3) payable to any of the Lenders, any Indemnitees and any other Benefitted Parties (other than the Administrative Agent and the Collateral Agent), ratably among such Persons in proportion to the respective amounts described in this clause (b) payable to them;
(c)    third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, LC Disbursements and other Obligations, ratably among the Persons to whom such amount(s) are owed under this Agreement and the other Credit Documents in proportion to the respective amounts described in this clause (c) so payable to them;
(d)    fourth, to (i) payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Disbursements, (ii) payment of breakage, termination and/or other amounts owing in respect of any Secured Swap Agreement, solely to the extent that such Secured Swap Agreement, and the Swap Obligations thereunder, are permitted under this Agreement and the other Credit Documents, (iii) payments of amounts due under any Secured Treasury Management Agreement, and (iv) the Administrative Agent, for the account of the Issuing Bank, to Cash Collateralize that portion of the LC Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not already Cash Collateralized, in each case of the foregoing clauses (d)(i) through (d)(iv), ratably among the Persons to whom such amount(s) are owed in proportion to the respective amounts described in this clause (d) payable to them;
(e)    fifth, to payment of any other Obligations; and
(f)    lastly, to the extent that any such amount(s) and/or proceed(s) remain after the Obligations have been Paid in Full, to the Borrower, or as otherwise required by Applicable Laws or provided by a court of competent jurisdiction.
Subject to Section 2.3, proceeds and other amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to the foregoing clause (d)(iv) shall be applied to satisfy drawings under such Letters of Credit as they occur. If any proceeds or other amounts remain on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining proceeds or other amounts shall be applied to the other Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Credit Party shall not be paid with any amounts received from such Credit Party or any proceeds of sales or other dispositions of such Credit Party’s Property, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth in the foregoing of this Section 9.3.
Each Qualifying Swap Provider or Qualifying Treasury Management Bank that is party to a Secured Swap Agreement or Secured Treasury Management Agreement (as applicable) but is not a party to this Agreement shall, by its delivery of a Secured Party Designation Notice to the Administrative Agent, be deemed to have acknowledged and accepted the appointment of the Agents pursuant to the terms of Article X, for itself and its Affiliates, as if a “Lender” party to this Agreement.
Section 9.4    Cure Rights.
(a)    Notwithstanding any provision to the contrary contained in this Agreement or any other Credit Document, for purposes of determining compliance with any financial covenant set forth in Section 8.8, the proceeds (“Cure Proceeds”) of any cash equity contribution (which equity shall be common Equity Interests or other Equity Interests not constituting Disqualified Equity Interests) that is made by any of the holders (direct or indirect) of the Equity Interests in the Borrower to Borrower, and, solely with respect to a cure of the financial covenant set forth in Section 8.8(c), further contributed by the Borrower to any Regulated Entity, after the end of the applicable Fiscal Quarter in respect of which such Cure Proceeds are contributed but, in any event, on or prior to the date that is ten (10) Business Days after the date on which financial statements have been, or are required to have been, delivered to the Administrative Agent pursuant to Section 7.1(a) or 7.1(b) in respect of such Fiscal Quarter or Fiscal Year, as applicable (each such period, a “Cure Period”), will count as (x) for purposes of Section 8.8(a) or (b), Consolidated EBITDA for such Fiscal Quarter solely for the limited purpose of determining compliance with the applicable financial covenant(s) set forth in Section 8.8 for (I) such Fiscal Quarter, and (II) any subsequent fiscal period including such Fiscal Quarter and (y) for purposes of Section 8.8(c), as Shareholders’ Equity solely for purposes of the “Tested Shareholders’ Equity” and not for the purposes of the “Equity Test” (each such contribution of Cure Proceeds, a “Specified Equity Contribution”), and, for the avoidance of doubt, such Cure Proceeds shall be disregarded for all other purposes of this Agreement and the other Credit Documents, including for purposes of calculating compliance with any other financial covenants set forth in Section 8.8 (unless breaches thereof are being simultaneously cured), calculating any financial covenant with respect to any other fiscal period (except as set forth above), calculation of availability under any financial covenant-related basket, carveout or exception set forth in this Agreement or any other Credit Document, or calculation of compliance, on a Pro Forma Basis, with any financial ratio-based test or condition related to determining whether the consummation of any Specified Transaction is permitted under this Agreement or any other Credit Document), provided, that:
(i)     there shall be no more than five (5) Specified Equity Contributions made to cure the financial covenants set forth in Sections 8.8(a) and 8.8(b) in the aggregate during the term of this Agreement (provided that a Specified Equity Contribution may cure both such covenants in a single Fiscal Quarter), and with respect to each fiscal period consisting of four (4) consecutive full Fiscal Quarters, there shall be at least two (2) Fiscal Quarters during such period in respect of which no Specified Equity Contribution is made;
(ii)    there shall be no more than five (5) Specified Equity Contributions made to cure the financial covenant set forth in Section 8.8(c) in the aggregate during the term of this Agreement, and with respect to each fiscal period consisting of four (4) consecutive full Fiscal Quarters, there shall be at least two (2) Fiscal Quarters during such period in respect of which no Specified Equity Contribution is made; and
(iii)    the aggregate amount of Cure Proceeds contributed in respect of any individual Specified Equity Contribution shall be no greater than the minimum amount required to cause the Credit Parties to be in compliance with the applicable financial covenant(s) set forth in Section 8.8(a), Section 8.8(b) or Section 8.8(c), as applicable, for the applicable Fiscal Quarter in respect of which such Specified Equity Contribution is made (it being understood and agreed that in event that the financial covenants set forth in Section 8.8(a) and Section 8.8(b) are being cured in the same Fiscal Quarter and the amount necessary to cure each such covenant differs, then, for purposes of calculating each covenant, Consolidated EBITDA shall only be increased by the minimum amount required to cause the Credit Parties to be in compliance with each such financial covenant); and
(iv)    all Specified Equity Contributions shall be disregarded for all purposes of this Agreement and the other Credit Documents, other than for the express purpose of curing the financial covenant for the applicable period, as described in the foregoing of this Section 9.4.
(b)    Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, upon the Administrative Agent’s receipt of written notice from the Borrower that it intends, prior to the expiration of the applicable Cure Period (relating to the applicable Fiscal Quarter with respect to which the applicable financial covenant violation relates), to effect an equity cure pursuant to this Section 9.4 and until the expiration of such Cure Period, to the extent that no Event of Default exists (other than in respect of Section 8.8 for such Fiscal Quarter) at such time, neither any Agent nor any Lender shall be permitted to (A) accelerate the Obligations, (B) terminate the Commitments, (C) elect to impose interest at the Default Rate pursuant to Section 2.9, or (D) exercise remedies under the Credit Documents (including against the Collateral), in each case of the foregoing, solely as a result of such Event(s) of Default resulting from a violation of Section 8.8 for such Fiscal Quarter. Notwithstanding anything to the contrary in the foregoing, no Lender shall be required to make any Loan, and the Issuing Bank shall not be required to issue any Letter of Credit, from and after the last day of the applicable Fiscal Quarter in respect of which the breach of the financial covenant set forth in Section 8.8 has occurred until the date on which the Borrower shall have received the Cure Proceeds in accordance with this Section 9.4.
ARTICLE X
AGENCY
Section 10.1    Appointment and Authority.
(a)    Each of the Lenders and the Issuing Bank hereby irrevocably appoints, designates and authorizes JPMorgan Chase Bank, N.A. to act, on its behalf, as the Administrative Agent and the Collateral Agent under this Agreement and the other Credit Documents, and hereby irrevocably authorizes the Administrative Agent and the Collateral Agent to take such action(s) on its behalf, and to exercise such power(s) and perform such duties, as are delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms of this Agreement and the other Credit Documents, together with all such action(s) and power(s) as are reasonably incidental thereto.
(b)    Except as otherwise provided in Section 10.7, Section 10.12 and Section 10.15, the provisions of this Article X are solely for the benefit of the Agents (and their respective sub-agents, attorneys-in-fact and Related Parties), the Lenders and, where applicable, the Issuing Bank, and none of the Credit Parties, Subsidiaries or other Regulated Entities (or any of their respective sub-agents, attorneys-in-fact and Related Parties) shall have any rights as a third-party beneficiary of any of such provisions. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or any other Credit Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities hereunder or thereunder or in connection herewith or therewith, except for those duties and responsibilities expressly set forth herein or therein, nor shall the Administrative Agent or the Collateral Agent have, or be deemed to have, any fiduciary relationship with any Lender, assignee or participant at any time; and further, no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document, or shall otherwise exist, against the Administrative Agent or the Collateral Agent.
(c)    The Collateral Agent shall act on behalf of the Lenders with respect to any Collateral and the Collateral Documents, and the Collateral Agent shall have all of the benefits and immunities: (i) provided to the Administrative Agent under the Credit Documents with respect to any act(s) taken, or omission(s) to act, by the Collateral Agent in connection with any Collateral or any of the Collateral Documents, as fully as if the term “Administrative Agent” as used in such Credit Documents included the Collateral Agent with respect to such act(s) or omission(s); and (ii) as additionally provided in this Agreement or any other Credit Documents with respect to the Collateral Agent.
(d)    The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it, and the Issuer Documents associated therewith, until such time, and except for so long, as the Administrative Agent may agree, at the request of the Required Lenders in accordance with this Agreement, to act for the Issuing Bank with respect thereto, and the Issuing Bank shall have all of the benefits and immunities: (i) provided to the Administrative Agent under the Credit Documents with respect to any act(s) taken, or omission(s) to act, by the Issuing Bank in connection with Letters of Credit issued, or proposed to be issued, by it and the LC Application and other Issuer Documents relating to such Letters of Credit, as fully as if the term “Administrative Agent” as used in such Credit Documents included the Issuing Bank with respect to such act(s) or omission(s); and (ii) as additionally provided in this Agreement or any other Credit Document with respect to the Issuing Bank.
(e)    Without limiting the generality of the foregoing, it is understood and agreed that the use of the term “agent” (or any other similar term) in this Agreement or any other Credit Document with reference to the

Administrative Agent and/or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used in this Agreement and the other Credit Documents solely and narrowly as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
Section 10.2    Exculpatory Provisions. Neither the Administrative Agent nor the Collateral Agent shall have any duties or other obligations under this Agreement or any other Credit Document, or otherwise in connection herewith or therewith, except for those duties and obligations that are expressly set forth in this Agreement and the other Credit Documents, and further, all of the respective duties and obligations of the Administrative Agent and the Collateral Agent under this Agreement and the other Credit Documents, or otherwise in connection herewith or therewith, shall be solely administrative in nature. Without limiting the generality of the foregoing, none of the Administrative Agent, the Collateral Agent, nor any of their respective Affiliates or Related Parties shall, at any time:
(a)    be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
(b)    have any duty or obligation to take any discretionary action(s), or to exercise any discretionary power(s), except for those discretionary rights and powers that are expressly contemplated by this Agreement or another Credit Document, in each case, that the Administrative Agent or the Collateral Agent, as the case may be, is expressly required to exercise hereunder or thereunder, as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in this Agreement or such other Credit Document), to the extent applicable; provided, that, neither the Administrative Agent nor the Collateral Agent shall be required to take any discretionary action(s), or to omit to take any discretionary action(s), that, in its opinion or in the opinion of its designated counsel, may expose the Administrative Agent or the Collateral Agent to any liability, or that is in conflict (in the determination of the Administrative Agent or the Collateral Agent) with any provision of any Credit Document or any Applicable Law, including, for the avoidance of doubt, any action(s) or omission(s) that may be in violation of the automatic stay under any applicable Debtor Relief Law, or that may effect a forfeiture, modification or termination of any Property of a Defaulting Lender in violation of any applicable Debtor Relief Law;
(c)    have any duty or responsibility to disclose, and none of the Administrative Agent, the Collateral Agent, nor any of their respective Affiliates or Related Parties shall be liable for any failure to disclose, to any Lender or the Issuing Bank any credit or other information concerning the business, prospects, operations, Property, and financial and/or other condition or creditworthiness of any of the Credit Parties, any of their respective Subsidiaries or Affiliates, or any Regulated Entities, in each case of the foregoing, that is communicated to, obtained by, or in the possession of any of the Administrative Agent, the Collateral Agent, any Arranger, any Syndication Agent or any of their respective Affiliates or Related Parties in any capacity, except for notices, reports and/or other documents that are expressly required to be furnished to the Lenders by the Administrative Agent or the Collateral Agent (as the case may be) pursuant to the express terms of this Agreement or another Credit Document;
(d)    be liable for any action(s) taken, or any omission(s) to act, by the Administrative Agent or the Collateral Agent, or by any of their respective sub-agents, attorneys-in-fact or Related Parties, under, or in connection with, this Agreement or any other Credit Document, or otherwise in connection with any of the Related Transactions: (i) with the consent, or at the request, of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Collateral Agent, as the case may be, shall determine in good faith to be necessary, under the circumstances as provided in Section 11.4 and Section 9.2 to the extent applicable); or (ii) in the absence of its own bad faith, gross negligence or willful misconduct or the material breach by it of its respective obligations under this Agreement, in each case of the foregoing of this clause (d)(ii), as determined by a court of competent jurisdiction by final, non-appealable judgment;

(e)    be responsible for the negligence, gross negligence or misconduct of any sub-agents and/or attorneys-in-fact selected by it, except to the extent that a court of competent jurisdiction has determined, in a final, non-appealable judgment, that the Administrative Agent acted in bad faith or with gross negligence or willful misconduct, or otherwise breached its obligations under this Agreement in a material respect, in the selection of any such sub-agent(s) and/or attorney(s)-in-fact;
(f)    be deemed (for purposes of this Agreement or any other Credit Document, or otherwise in connection herewith or therewith) to have knowledge of any Default or Event of Default, unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower, any Lender or the Issuing Bank; and/or
(g)    have any duty or responsibility for, or otherwise have any duty or obligation to any Lender, any Participant, or any other Person to ascertain or conduct any inquiry into: (i) any statement, warranty or representation made in, or in connection with, this Agreement or any other Credit Document, or otherwise regarding the existence, value or collectability of any or all of the Collateral or the existence, priority and/or perfection of the Collateral Agent’s Lien therein; (ii) the contents of any certificate, instrument, report or other document delivered hereunder or thereunder, or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements and/or other terms or conditions set forth in this Agreement or any other Credit Document, or the occurrence of any Default or any Event of Default; (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document, or any other agreement, certificate, instrument or document delivered in connection herewith or therewith; or (v) the satisfaction or waiver of any condition set forth in Article V or elsewhere in this Agreement or any other Credit Document, other than to confirm receipt of those certain items expressly required to be delivered to the Administrative Agent or the Collateral Agent, as the case may be, on or prior to the Closing Date pursuant to Section 5.1.
The Administrative Agent and/or the Collateral Agent may consult with legal counsel (who may be their designated counsel or may be counsel to the Credit Parties), independent accountants, and/or other experts reasonably selected by any of them with respect to any of their respective duties and/or obligations, or any other matter, under this Agreement or any other Credit Document, and none of the Administrative Agent, the Collateral Agent, nor any of their respective Affiliates or Related Parties shall be liable in any way for any action(s) taken, or omission(s) to act, by any of them in accordance with the advice of any such counsel, accountants or experts. Furthermore, notwithstanding anything to the contrary in the foregoing or elsewhere in this Agreement or any other Credit Document, neither any Agent, nor any of their respective Affiliates or Related Parties, shall be responsible for or have any liability with respect to, or have any duty to ascertain, inquire into, monitor or enforce, compliance with any provisions of this Agreement relating to Disqualified Institutions. Without limitation of the foregoing, no Agent shall: (A) have any obligation to ascertain, monitor or inquire as to whether any Lender, Participant or assignee (or any prospective Lender, Participant or assignee) is a Disqualified Institution; or (B) have any liability whatsoever with respect to, or arising out of, any assignment(s) of and/or participation(s) in Loan(s) and/or Commitment(s), or any related disclosure of any confidential information, to any Disqualified Institution.
Section 10.3    Delegation of Duties.
(a)    Each of the Administrative Agent and the Collateral Agent may perform any or all of their respective duties and obligations, and/or exercise any or all of their respective rights and powers, under this Agreement or any other Credit Document by or through any one (1) or more sub-agents or attorneys-in-fact appointed by the Administrative Agent or the Collateral Agent (as applicable). Each of the Administrative Agent, the Collateral Agent and any such sub-agent or attorney-in-fact may perform any and all of their respective duties and obligations, and/or exercise any or all of their respective rights and/or powers, in each case, by or through any of their respective Affiliates or Related Parties.
(b)    The exculpatory provisions set forth in Section 10.2 shall apply to any and all action(s) taken, or omission(s) to act, by any such sub-agent or attorney-in-fact appointed in accordance with the foregoing clause (a), and by any of the respective Affiliates and Related Parties of the Administrative Agent and/or the Collateral Agent, under this Agreement or any other Credit Document or otherwise in connection with the syndication of the credit facilities described in this Agreement.
Section 10.4    Reliance by Agents.
(a)    Each of the Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by any of them to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of the Administrative Agent and the Collateral Agent may also rely upon any statement made to any of them, or to any of their respective Affiliates or Related Parties, orally or by telephone, and believed by any of them to have been made by the proper Person, and further, none of the Administrative Agent, the Collateral Agent, nor any of their respective Affiliates or Related Parties shall incur any liability for relying thereon.
(b)    In determining compliance with any condition under this Agreement to, or any provision under this Agreement otherwise relating to, the making of any Loan, or the issuance, extension, renewal or increase of any Letter of Credit, that, by its terms, must be fulfilled to the satisfaction of any of the Lenders or the Issuing Bank, each of the Administrative Agent and the Collateral Agent may presume that such condition or provision is satisfactory to such Lender(s) or the Issuing Bank, unless the Administrative Agent shall have received written notice to the contrary from such Lender(s) or the Issuing Bank prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit, as the case may be.
Section 10.5    Non-Reliance on Administrative Agent, the Arrangers, Syndication Agents and Other Lenders.
(a)    Each Lender and the Issuing Bank expressly acknowledges that none of the Administrative Agent, the Collateral Agent nor any Arranger or Syndication Agent has made any representation or warranty to it, and that no act by the Administrative Agent, the Collateral Agent or any Arranger or Syndication Agent hereafter taken, including any consent to, and acceptance of, any assignment or review of the affairs of any Credit Party (or any Subsidiary or Affiliate thereof or any Regulated Entities) shall be deemed to constitute any representation or warranty by the Administrative Agent, the Collateral Agent or any Arranger or any Syndication Agent to any other Lender as to any matter, including as to whether the Administrative Agent, the Collateral Agent or any Arranger or Syndication Agent has disclosed material information in their (or their Affiliates’ or Related Parties’) possession. Each Lender and the Issuing Bank hereby represents and warrants to each of the Administrative Agent, the Collateral Agent and each Arranger and Syndication Agent that it has, independently and without reliance upon any of the Administrative Agent, the Collateral Agent, any Arranger, any Syndication Agent, any other Lender, or any of the respective Affiliates or Related Parties of any of the foregoing, and, based on such documents and information as it has deemed appropriate, made its own independent credit analysis of, appraisal of, and investigation into, the business, prospects, operations, Property, financial and/or other condition and creditworthiness of the Credit Parties, Subsidiaries and other Regulated Entities, and all applicable bank and/or other regulatory Applicable Laws relating to the Related Transactions, and has made its own informed decision to enter into this Agreement and to extend credit to the Borrower under this Agreement in accordance with the terms hereof. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any of the Administrative Agent, the Collateral Agent, any Arranger, any Syndication Agent, any other Lender, or any of the respective Affiliates or Related Parties of any of the foregoing, and, based on such documents and information as it shall from time to time deem appropriate, continue to make its own independent credit analysis, appraisals and decisions in taking, or not taking, any action(s) under, or based upon, this Agreement, any other Credit Document, or any related agreement or any other document, certificate, agreement and/or instrument furnished hereunder or thereunder, and will make such investigations as it deems necessary or advisable in order to inform itself as to the business, prospects, operations, Property, financial and/or other condition and creditworthiness of the Credit Parties, Subsidiaries and other Regulated Entities.

(b)    Each Lender hereby represents and warrants that: (i) (A) the Credit Documents set forth the terms of a commercial lending facility, and (B) such Lender is engaged in the making, acquiring or holding of commercial loans in the ordinary course, and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other credit facilities as set forth in this Agreement, as may be applicable to such Lender, and not, in any event, for the purpose of purchasing, acquiring or holding any other type of financial instrument or any security; and (ii) such Lender is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other credit facilities as set forth in this Agreement, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans, and/or to provide such other credit facilities, as the case may be, is experienced in making, acquiring or holding such commercial loans and/or providing such other credit facilities. Each Lender agrees not to assert a claim in contravention of any of the foregoing of this clause (b).
(c)    The Lenders and Issuing Banks acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Credit Parties) between the Credit Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its respective Affiliates, on the other hand. Without limiting the foregoing, the Credit Parties or their Affiliates may provide information, including updates to previously provided information, to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders and Issuing Banks acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Credit Document, except for notices, reports and other documents expressly required to be furnished to the Lenders or Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender or Issuing Bank with any credit or other information concerning the Loans, the Lenders, the Issuing Banks, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Credit Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Credit Party.
Section 10.6    Agents in Individual Capacity; Required Lender Instruction.
(a)    Individual Capacity. The Person(s) serving as the Administrative Agent and/or the Collateral Agent shall have the same rights and powers under this Agreement and any other Credit Document in its or their capacity as a Lender as any other Lender, and such Person(s) may exercise, or refrain from exercising, the same as though it were not the Administrative Agent or the Collateral Agent, as the case may be; and further, the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Person(s) serving as the Administrative Agent and/or the Collateral Agent in its or their individual capacity. Such Person(s), and/or any of its or their respective Affiliates, may accept deposits from, lend money to, own securities of, act as the financial advisor (or in any other advisory capacity) for, and generally engage in any kind of banking, trust, financial, advisory, underwriting and/or other business with, any Credit Party, any Subsidiary, any Regulated Entity, or any of their respective Affiliates, as if such Person(s) were not the Administrative Agent or the Collateral Agent, as the case may be, and without any duty to account therefor to any of the Lenders or to otherwise provide notice to, or obtain the consent of, any of the Lenders with respect thereto.
(b)    Required Lender Instruction. If any Agent shall request instructions from the Required Lenders in accordance with this Agreement or any other Credit Document with respect to any action(s) to be taken, or not taken, by it in connection with this Agreement or any other Credit Document, then such Agent shall be entitled to refrain from taking (or resolving to not take, as the case may be) such action(s) unless and until it shall have received instructions from such Lenders in respect thereof, and further, no Agent shall incur any liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of any Agent acting, or refraining from acting, under this Agreement or any other Credit Document in accordance with the instructions of the Required Lenders where required by the terms of this Agreement or any other Credit Document.
Section 10.7    Successor Agents.
(a)    Each of the Administrative Agent and the Collateral Agent may, at any time, give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and, unless an Event of Default has occurred and is continuing, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), to appoint a successor in such capacity, which shall be either (i) a Lender or an Affiliate of a Lender or (ii) if no Lender or such Affiliate of a Lender is willing to accept such appointment, then, a commercial bank that is organized under the laws of the United States or any state or district thereof, or an Affiliate of such a bank. If, within thirty (30) calendar days after the date on which the retiring Administrative Agent and/or Collateral Agent gives notice of its resignation in accordance with this clause (a) (or such earlier date as shall be agreed to by the Required Lenders and, to the extent required under this clause (a), the Borrower, the “Resignation Effective Date”), no such successor shall have been appointed in accordance with this clause (a) or any such appointment shall not have been accepted by the successor Administrative Agent and/or Collateral Agent, then, in any such case of the foregoing, the retiring Administrative Agent and/or Collateral Agent may (but, in any event, shall not be obligated to), on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent and/or Collateral Agent, as the case may be, otherwise meeting the qualifications set forth in the foregoing of this clause (a); provided, that, in no event shall any such successor Administrative Agent and/or Collateral Agent be a Defaulting Lender. Notwithstanding anything to the contrary in the foregoing, and notwithstanding whether or not a successor has been appointed in accordance with this clause (a), any such resignation in accordance with this clause (a) shall become effective in accordance with such notice described in the foregoing of this clause (a) on the Resignation Effective Date.
(b)    If any of the Person(s) serving as the Administrative Agent and/or the Collateral Agent is, at any time, a Defaulting Lender pursuant to clause (d) of the definition of “Defaulting Lender” in Section 1.1, then the Required Lenders may at such time, to the extent permitted by Applicable Law, in consultation with the Borrower and, unless an Event of Default has occurred and is continuing, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), by notice in writing to the Borrower and such Person, remove such Person as the Administrative Agent and/or the Collateral Agent, as the case may be, and appoint a successor Administrative Agent and/or Collateral Agent in such capacity or capacities. If, within thirty (30) calendar days after the date on which the Required Lenders and, to the extent required under this clause (b), the Borrower give notice of the removal of the Administrative Agent and/or the Collateral Agent in accordance with this clause (b) (or such earlier date as shall be agreed to by the Required Lenders and, to the extent required under this clause (b), the Borrower, the “Removal Effective Date”), no such successor shall have been appointed in accordance with this clause (b) or any such appointment shall not have been accepted by the successor Administrative Agent and/or Collateral Agent, then, in any such case of the foregoing, such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date, as the case may be: (i) the retiring or removed Administrative Agent and/or Collateral Agent shall be discharged from all of its respective duties and obligations under this Agreement and the other Credit Documents, provided, that, in the case of any Collateral held by the Collateral Agent, the retiring or removed Collateral Agent shall continue to hold such Collateral until such time as a successor Collateral Agent is appointed; and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent and/or Collateral Agent, all payments, communications and determinations provided to be made by, to, or through the Administrative Agent and/or the Collateral Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent as provided for above in this Section 10.7. Upon the acceptance of a successor’s appointment as the Administrative Agent and/or the Collateral Agent, such successor shall succeed to, and become vested with all of the rights, powers, privileges and duties of, the retiring or removed Administrative Agent and/or Collateral Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent and/or Collateral Agent as of the Resignation Effective Date or the Removal Effective Date, as the case may be), and the retiring or removed Administrative Agent and/or Collateral Agent shall be discharged from all of its respective duties and obligations under this Agreement and/or any other Credit Document (if not already discharged therefrom as provided above in this Section 10.7). The fees payable by the Borrower to a successor Administrative Agent and/or Collateral Agent shall be the same as those payable to its predecessor, unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s and/or Collateral Agent’s resignation or removal under this Agreement, the provisions of this Article X and of Section 11.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent and/or Collateral Agent, and each of their respective Affiliates, Related Parties, sub-agents and attorneys-in-fact, in respect of any action(s) taken, or omission(s) to act, by any of them: (A) while the retiring or removed Administrative Agent and/or Collateral Agent was acting as Administrative Agent and/or Collateral Agent, as the case may be; and (B) after such resignation or removal, for as long as any of them continues to act in any capacity under this Agreement or any other Credit Document, including in respect of any action(s) taken, or omission(s) to act, in connection with transferring their agency under this Agreement or any other Credit Document to any successor Administrative Agent and/or Collateral Agent.
(d)    In addition to the foregoing, if a Lender becomes, and during the applicable period it remains, a Defaulting Lender, and, if any Event of Default has arisen from a failure of the Borrower to comply with the agreements set forth in Section 2.15, then, the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower, the Administrative Agent and the Collateral Agent, resign as Issuing Bank or Swingline Lender, as the case may be, effective at the close of business on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).
(e)    Any resignation by, or removal of, JPMorgan Chase Bank, N.A. as the Administrative Agent pursuant to this Section 10.7 shall also constitute its resignation or removal, as the case may be, as the Issuing Bank and the Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent: (i) such successor shall succeed to, and become vested with all of the rights, powers, privileges and duties of, the retiring Issuing Bank and Swingline Lender; and (ii) the retiring Issuing Bank and Swingline Lender shall each be discharged from all of their respective duties and obligations under this Agreement and the other Credit Documents; and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding as of the time of such succession, or make other arrangement(s) satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
Section 10.8    Withholding Taxes. To the extent required by any Applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding Taxes. If the IRS, or any other applicable Governmental Authority, asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to, or for the account of, any Lender (because the appropriate form was not delivered, or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Credit Parties, and without limiting the obligation of the Credit Parties to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs, and any out-of-pocket expenses.
Section 10.9    No Other Duties. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, none of the Arrangers, Syndication Agents, nor any of the Agents listed on the cover page to this Agreement (to the extent that any such Person(s) and/or title(s) are so listed), shall have any powers, duties or responsibilities under this Agreement or any other Credit Document, except in their respective capacity or capacities as the Administrative Agent, the Collateral Agent, the Swingline Lender, a Lender or the Issuing Bank, as applicable.

Section 10.10    Agents May File Proofs of Claim.
(a)    In case of the pendency of any proceeding under any applicable Debtor Relief Law or any other receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party or Subsidiary, each of the Administrative Agent and the Collateral Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable, as herein expressed or by declaration or otherwise, and irrespective of whether the Administrative Agent or the Collateral Agent shall have made any demand on any Credit Party, Subsidiary or other Regulated Entity) shall be entitled and empowered (but, in any event, not obligated), by intervention in any such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure, and all other Obligations that are owing and unpaid, and to file such other document(s) as may be necessary or advisable (in the determination of the Administrative Agent and/or the Collateral Agent, as the case may be) in order to have the claims of each of the Lenders, the Issuing Bank, the Administrative Agent, the Collateral Agent, and any other Benefitted Parties (including any claim for the reasonable and documented compensation, out-of-pocket expenses, disbursements and/or advances of the Lenders, the Issuing Bank, the Administrative Agent, the Collateral Agent, any other Benefitted Parties, and/or any of the respective agents, sub-agents, attorneys-in-fact and/or counsel of any of the foregoing, together with all other amounts due to any of the Lenders, the Issuing Bank, the Administrative Agent, the Collateral Agent, and/or any other Benefitted Parties under Section 2.10 and Section 11.2) allowed in such proceeding; and
(ii)    to collect and receive any monies or other Property payable or deliverable on any such claims, and to distribute the same.
(b)    Each Lender and the Issuing bank hereby irrevocably authorize any custodian, receiver, assignee, trustee, liquidator, sequestrator, or other similar official in any such proceeding referred to in the foregoing clause (a) to make such payments to the Administrative Agent, and, in the event that the Administrative Agent shall consent in writing to the making of such payments directly to any or all of the Lenders and/or the Issuing Bank, to pay to the Administrative Agent any amount(s) due in respect of the reasonable and documented compensation, out-of-pocket expenses, disbursements and/or advances of the Administrative Agent, the Collateral Agent, and/or any of the respective agents, sub-agents, attorneys-in-fact and/or counsel of any of the foregoing, together with all other amounts due to any of the Administrative Agent or the Collateral Agent under Section 2.10 and Section 11.2.
(c)    The holders of the Obligations hereby irrevocably authorize the Administrative Agent, acting at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of all or some of the Obligations pursuant to a deed in lieu of foreclosure, strict foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including Sections 363, 1123 or 1129 thereof, or any similar Applicable Law in any other jurisdictions to which a Credit Party is subject, or (b) at any sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent of, or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the holders thereof shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle(s) used to consummate such purchase). In connection with any such credit bid (a) the Administrative Agent shall be authorized (i) to form one or more acquisition vehicles to make a bid and (ii) to adopt documents providing for the governance of the acquisition vehicle(s) (provided that any actions by Administrative Agent with respect to such acquisition vehicle(s), including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and (b) to the extent that any Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (whether as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Indebtedness that is credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the holders of the Obligations pro rata and the Equity Interests or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled without the need for any Lender or any acquisition vehicle to take any further action.
(d)    Nothing contained in this Agreement or any other Credit Document shall be deemed to authorize either the Administrative Agent or the Collateral Agent to: (i) authorize or consent to, or accept or adopt, on behalf of any of the Lenders or the Issuing Bank, any plan of reorganization, arrangement, adjustment and/or composition affecting any or all of the Obligations and/or the rights of any of the Lenders or the Issuing Bank in connection therewith; or (ii) vote in respect of the claim of any of the Lenders or the Issuing Bank in any such proceeding referred to in the foregoing clause (d)(i).
Section 10.11    Authorization to Execute Other Credit Documents. Each Lender hereby authorizes the Administrative Agent and the Collateral Agent to execute, on behalf of all of the Lenders, all Credit Documents (including all of the Collateral Documents and any applicable subordination and/or intercreditor agreements) other than this Agreement.
Section 10.12    Collateral and Guaranty Matters. The Lenders, on behalf of themselves and their Affiliates, the Issuing Bank and each other Benefitted Party hereby irrevocably authorize each of the Administrative Agent and the Collateral Agent to take any and all actions to evidence any automatic release in this Section 10.12 and the Agents, the Lenders, on behalf of themselves and their Affiliates, the Issuing Bank and each other Benefitted Party hereby irrevocably agree that, automatically and without any further action:
(a)    any Lien on any Property granted to, or held by, the Collateral Agent under any Credit Document shall be released: (i) upon the Payment in Full of all of the Obligations owing under this Agreement and the other Credit Documents; (ii) that is sold (or otherwise disposed of), or to be sold (or otherwise disposed of), as part of, or in connection with, any Asset Sale or other transfer, sale or disposition permitted under this Agreement and the other Credit Documents, or otherwise consented to in accordance with the terms of this Agreement and the other Credit Documents; (iii) if approved, authorized or ratified in writing in accordance with Section 11.4 or (iv) on such Property becoming Excluded Property in accordance with the definition thereof or, with respect to all Property of a Guarantor, upon the release of such Guarantor from its respective Guaranty and/or any other obligations under the Credit Documents in accordance with clause (b) below; and
(b)    any Credit Party shall be released from its respective Guaranty and/or any other obligations under the Credit Documents to which it is a party (or in respect of which it is otherwise bound): (i) upon the Payment in Full of all of the Obligations owing under this Agreement and the other Credit Documents; or (ii) if any such Person (other than the Borrower) that is a Guarantor ceases to be a Subsidiary or becomes an Excluded Subsidiary as a result of a transaction (or series of related transactions) permitted under this Agreement and the other Credit Documents.
Upon request by the Administrative Agent and/or the Collateral Agent at any time, the Required Lenders will confirm, in writing, the Administrative Agent’s and/or the Collateral Agent’s authority to release its interest in particular types or items of Property, or to release any Credit Party from its Guaranty (in the case of any Guarantor) and other obligations under the Credit Documents to which it is a party (or in respect of which it is otherwise bound) pursuant to this Section 10.12. In each case as specified in this Section 10.12, each of the Administrative Agent and the Collateral Agent are authorized, at the Borrower’s sole expense, to execute and deliver to the applicable Credit Party such document(s) and/or instrument(s) as such Credit Party may reasonably request in order to evidence the release of such item(s) of Collateral from the Liens granted under the applicable Collateral Documents, or to evidence the release such Credit Party from its Guaranty (in the case of any Guarantor) and other obligations under the Credit Documents to which it is a party (or in respect of which it is otherwise bound), in each case of the foregoing, in accordance with the terms of the Credit Documents and this Section 10.12.

Section 10.13    Right to Realize on Collateral and Enforce Guarantee. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, each of the Credit Parties, the Administrative Agent, the Collateral Agent, the Issuing Bank, each Lender, and each other Benefitted Party hereby agrees that: (i) no Benefitted Party shall have any right, individually, to realize upon any of the Collateral, or to enforce any obligations under this Agreement or any other Credit Document, it being understood and agreed that all powers, rights and remedies under this Agreement and the other Credit Documents may be exercised solely by the Administrative Agent and/or the Collateral Agent, as the case may be, on behalf of the Benefitted Parties in accordance with the express terms hereof or thereof; and (ii) in the event of a foreclosure by the Collateral Agent on any or all of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as agent for, and representative of, the Benefitted Parties (but not any Lender(s) in its or their respective individual capacities, unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all, or any portion, of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at any such sale or other disposition.
Section 10.14    Secured Swap Obligations and Secured Treasury Management Obligations. No Secured Swap Agreement or Secured Treasury Management Agreement will create (or be deemed to create) in favor of any Qualifying Swap Provider or any Qualifying Treasury Management Bank, respectively, that is a party thereto any rights in connection with the management or release of any Collateral or any obligations of any Credit Party under any of the Credit Documents, except as expressly provided in this Agreement or another Credit Document. By accepting the benefits of the Collateral, each Qualifying Swap Provider and each Qualifying Treasury Management Bank shall be deemed to have appointed the Collateral Agent as its agent in accordance with this Article X and to have agreed to be bound by the Credit Documents as a holder of the Obligations, subject to the limitations set forth in this Section 10.14. Furthermore, it is understood and agreed that each Qualifying Swap Provider and each Qualifying Treasury Management Bank, in their capacity as such, shall not have any right to notice of any action, or to consent to, direct or otherwise object to, any action(s) taken, or omission(s) to act, under this Agreement or any other Credit Document or otherwise in respect of any or all of the Collateral (including the release or impairment of any Collateral, or to any notice of, or consent to, any amendment, restatement, amendment and restatement, supplement, replacement, waiver, and/or other written modification of any of the provisions of this Agreement or any other Credit Document), other than in its capacity as a Lender (to the extent applicable), and, in any such case of the foregoing, only to the extent expressly provided in this Agreement and the other Credit Documents.
Section 10.15    Erroneous Payments.
(a)    Each Lender and Issuing Bank hereby agrees that (1) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (2) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice by the Administrative Agent to any Lender or Issuing Bank under this Section 10.15 shall be conclusive, absent manifest error.

(b)    Each Lender and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (A) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (B) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)    The Borrower and each other Credit Party hereby agrees that (A) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (B) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from or at the direction of the Borrower for the purpose of making a payment on the Obligations.
(d)    Each party’s obligations under this Section 10.15 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Credit Document.
Section 10.16    Borrower Communications.
(a)    The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).
(b)    Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.
(c)    THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR

FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.
(d)    Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(e)    Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
ARTICLE XI
MISCELLANEOUS
Section 11.1    Notices.
(a)    Notices Generally. All notices and other communications provided for herein or in any other Credit Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail, as follows:
(i)    if to the Administrative Agent, Collateral Agent, Issuing Bank, Swingline Lender, Borrower or any other Credit Party, to the address, telecopier number or electronic mail address specified in Appendix B:
(ii)    if to any other Lender, to the address, telecopier number or electronic mail address in its Administrative Questionnaire on file with Administrative Agent.
All such notices and other communications sent to any party to this Agreement or any other Credit Document, in accordance with the terms hereof and/or thereof (as applicable), shall be deemed to be effective as delivered and made upon the earlier to occur of (i) actual receipt by the relevant party hereto or thereto, and (ii) (A) if delivered by hand or by courier, when signed for by, or on behalf of, the relevant party hereto or thereto, (B) if delivered by mail, four (4) Business Days after deposit in the mail, postage prepaid, (C) if delivered by facsimile, when receipt thereof has been confirmed by telephone, and (D) if delivered by electronic mail upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that, notices and other communications to the Administrative Agent, the Collateral Agent and the Issuing Bank delivered pursuant to Article II shall not be, or be deemed to be, effective until actually received by such Person. Notwithstanding anything to the contrary in the foregoing of this Section 11.1, in no event shall a voice mail message be, or be deemed to be, effective as a notice, communication and/or confirmation under this Agreement or any other Credit Document.
(b)    Electronic Communications. Notices and other communications to the Administrative Agent, the Lenders and the Issuing Bank hereunder or under any other Credit Document may be delivered or furnished by electronic communication (including Internet or intranet websites) pursuant to procedures adopted or approved by the Administrative Agent from time to time; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent and Borrower that it is incapable of receiving such notices and other communications by electronic communication. The

Administrative Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures adopted or approved by it; provided that adoption or approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor, provided that, with respect to this clause (b) and clause (a)(D) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Change of Address, Etc. Any party hereto may change its address, telecopier number or e-mail address for notices and other communications hereunder and under any other Credit Documents by written notice to the other parties hereto (other than the Lenders) in the manner prescribed in subsection (a) above.
(d)    Platform.
(i)    Each Credit Party agrees that the Administrative Agent, the Collateral Agent and/or each Arranger or Syndication Agent may, but shall not be obligated to, make the Communications available to the Issuing Bank and the other Lenders by posting the Communications on a Platform.
(ii)    THE PLATFORMS USED BY THE AGENTS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY ARRANGER, ANY SYNDICATION AGENT NOR ANY OF THEIR RESPECTIVE RELATED PARTIES REPRESENT OR WARRANT AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE BORROWER MATERIALS OR THE ADEQUACY OF ANY PLATFORM, AND THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ARRANGERS, SYNDICATION AGENTS AND EACH OF THEIR RESPECTIVE RELATED PARTIES EXPRESSLY DISCLAIM LIABILITY FOR ERRORS AND/OR OMISSIONS IN THE COMMUNICATIONS AND FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE ARRANGERS, THE SYNDICATION AGENTS OR ANY OF THEIR RESPECTIVE RELATED PARTIES IN CONNECTION WITH THE BORROWER MATERIALS, THE COMMUNICATIONS OR ANY PLATFORM. In no event shall the Administrative Agent, the Collateral Agent, any Arranger, any Syndication Agent or any of their respective Related Parties have any liability to any Credit Party or Subsidiary, any Regulated Entity, any Lender, the Issuing Bank, or any other Person(s) for losses, claims, damages, liabilities and/or expenses of any kind, including direct or indirect, special, incidental and/or consequential damages, losses or expenses, whether or not based on strict liability (whether in tort, contract or otherwise) arising out of any Credit Party’s, the Administrative Agent’s, the Collateral Agent’s or any Arranger’s or Syndication Agent’s transmission of any Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities, and/or expenses are determined by a court of competent jurisdiction, by a final and non-appealable judgment, to have resulted from the bad faith, gross negligence or willful misconduct of the Administrative Agent, the Collateral Agent, any Arranger, any Syndication Agent or such Related Party or from the material breach by the Administrative Agent or the Collateral Agent of its respective obligations under this Agreement; provided, that, in no event shall the Administrative Agent, the Collateral Agent, any Arranger, any Syndication Agent or any of their respective Related Parties have any liability to any Credit Party or Subsidiary, any Regulated Entity, any Lender, the Issuing Bank, or any other Person(s) for indirect, special, incidental, consequential, and/or punitive damages (as opposed to direct or actual damages) arising out of any Credit Party’s, the Administrative Agent’s, the Collateral Agent’s or any Arranger’s or Syndication Agent’s transmission of Communications (whether through a Platform or otherwise).

Section 11.2    Expenses; Indemnification; Damage Waiver.
(a)    Expenses. The Credit Parties, on a joint and several basis, shall pay: (i) all reasonable and documented costs and out-of-pocket expenses of the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agents and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of one external counsel for the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agents and their respective Affiliates (and, to the extent reasonably necessary, one local counsel in each relevant jurisdiction and one special or regulatory counsel for each relevant subject matter) and, solely in the case of an actual or perceived conflict of interest, one additional counsel (and, to the extent reasonably necessary, one additional local counsel in each relevant jurisdiction and one special or regulatory counsel for each relevant subject matter) for such Benefitted Parties affected by such conflict of interest), in connection with the arrangement and/or syndication of the credit facilities described in this Agreement, the preparation and administration of the Credit Documents and any amendments, restatements, amendments and restatements, supplements, extensions, increases, renewals and/or other modifications or waivers hereof or thereof (whether or not the transactions contemplated in this Agreement or any other Credit Document shall be consummated); (ii) all reasonable and documented costs and out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal and/or extension of any Letter of Credit, or any demand for payment thereunder; and (iii) all reasonable and documented costs and out-of-pocket expenses of the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agents, the Issuing Bank and any Lender, including the reasonable and documented fees, charges and disbursements of one external counsel for the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agents, the Issuing Bank and any Lender (and, to the extent reasonably necessary, one local counsel in each relevant jurisdiction and one special or regulatory counsel for each relevant subject matter) and, solely in the case of an actual or perceived conflict of interest, one additional counsel (and, to the extent reasonably necessary, one additional local counsel in each relevant jurisdiction and one special or regulatory counsel for each relevant subject matter) for such Benefitted Parties affected by such conflict of interest), in connection with the enforcement and/or protection of their respective rights in connection with this Agreement and the other Credit Documents, including any of their respective rights under this Section 11.2, or in connection with any Loans made or any Letters of Credit issued under this Agreement, including all such reasonable and documented costs and out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification. The Credit Parties, on a joint and several basis, shall indemnify each of the Agents (and any sub-agent(s) thereof), the Arrangers, the Syndication Agents, Lenders and the Issuing Bank, each Affiliate of each of the foregoing Persons, and each Related Party of each of the foregoing Persons (each such Person and Related Party, individually, an “Indemnitee”, and taken together, the “Indemnitees”), against, and hold each Indemnitee harmless from, any and all losses, claims (whether valid or not), damages (jointly and severally), liabilities, penalties, actions, judgments, suits, costs, expenses and/or disbursements of any kind or nature (collectively, “Losses”), including the reasonable and documented fees, charges and disbursements of one external counsel for the Indemnitees (and, to the extent reasonably necessary, one local counsel in each relevant jurisdiction and one special or regulatory counsel for each relevant subject matter) and, solely in the case of an actual or perceived conflict of interest, one additional counsel (and, to the extent reasonably necessary, one additional local counsel in each relevant jurisdiction and one special or regulatory counsel for each relevant subject matter) for such Benefitted Parties affected by such conflict of interest), whether incurred by any Indemnitee or asserted against any Indemnitee by the Borrower, any other Credit Party or any other Person, in each case of the foregoing, arising out of or in connection with, or incurred or asserted (as the case may be) as a result of, (i) the execution and/or delivery of this Agreement, any other Credit Document, or any other agreement(s) and/or instrument(s) contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of any or all of the Related Transactions, (ii) any Loan or Letter of Credit, or any actual or proposed use of proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Property owned or operated by any Credit Party or Subsidiary, or any actual or alleged Environmental Liability related in any way to any Credit Party or Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third-party or by any Credit Party, and regardless of whether any Indemnitee is a party thereto; provided, that, the indemnity provided pursuant to this clause (b) shall not, as to any Indemnitee, be available to the extent that such Losses (A) are determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from (I) the gross negligence, bad faith or willful misconduct of such Indemnitee (including any Related Party of such Indemnitee), or (II) the material breach by such Indemnitee of its obligations under this Agreement and the other Credit Documents, or (B) result from claim(s) not involving any act(s) or omission(s) of any Credit Party, any Subsidiary or any Regulated Entity that are brought by one (1) or more Indemnitees against one (1) or more other Indemnitees (other than any such claims brought against the Arrangers, the Syndication Agents, the Administrative Agent, the Collateral Agent and/or the Issuing Bank in their respective capacities as such). Notwithstanding anything to the contrary in the foregoing, this clause (b) shall not apply with respect to Taxes, other than any Taxes that represent Losses arising from any non-Tax claim.
(c)    Lender Backstop. To the extent that the Credit Parties, for any reason, fail to pay any amount required to be paid by it pursuant to the foregoing clauses (a) through (b) or pursuant to Article III to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent), the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that, (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by, or asserted against, the Administrative Agent (or any such sub-agent thereof), the Collateral Agent (or any such sub-agent thereof), the Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent), the Issuing Bank or the Swingline Lender in connection with such capacity and (ii) the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender, or any Related Party of any of the foregoing, has not acted with gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. The obligations of the Lenders under this clause (d) are subject to the provisions of this Agreement that provide that their obligations are several in nature, and not joint and several.
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no party hereto, no Subsidiary and no Regulated Entity shall assert, and each party hereto and the Borrower, on behalf of each Subsidiary and each Regulated Entity hereby expressly waives, any claim(s) against the Administrative Agent, any Arranger, any Syndication Agent, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”), on any theory of liability (whether contract, tort or otherwise), for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with, or as a result of (the execution or consummation of, or any performance under, as applicable), this Agreement, any other Credit Document, any other document(s), agreement(s) and/or instrument(s) contemplated hereby or thereby, of the Related Transactions, or any Loan or Letter of Credit or any actual or proposed use of proceeds thereof. Nothing in this clause (e) shall relieve any party hereto, any Subsidiary or any Regulated Entity of any obligation that it may have to indemnify any Indemnitee against any special, indirect, consequential and/or punitive damages (as opposed to actual or direct damages) asserted against such Indemnitee by a third-party.
(e)    Timing of Payments. All amounts due under this Section 11.2 shall be payable promptly and, in any event, within ten (10) Business Days after written demand therefor (including delivery of copies of applicable invoices (which may be in summary form), if any).
(f)    Survival. The provisions of this Section 11.2 shall survive the resignation and/or replacement of the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender and/or any Lender and/or the Payment in Full of any or all of the Obligations.
Section 11.3    Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, the Issuing Bank, or any such Affiliate to, or for the credit or the account of, any Credit Party against any and all of the Obligations to such Lender, the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Bank or such Affiliate shall have made any demand under this Agreement or any other Credit Document, and although such Obligations of the Credit Parties may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Bank that is different from the branch or office holding such deposit or obligated on such indebtedness, as the case may be; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16, and, pending such payment, shall be segregated by such Defaulting Lender from its other Property and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing, in reasonable detail, the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank, and each of their respective Affiliates under this Section 11.3 are in addition to the other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank, or their respective Affiliates may have. Each of the Lenders and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.
Section 11.4    Waiver; Amendments.
(a)    Waiver. No waiver of any provision of this Agreement or of any other Credit Document, nor any consent to any departure by any Credit Party therefrom, shall, in any event, be effective, unless the same shall be permitted by clause (b) below, and then, such waiver or consent shall be effective only in the specific instance, and for the specific purpose, for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank may have had actual or constructive notice, or actual or imputed knowledge, of any such Default or Event of Default at such time.
(b)    Required Consents. Except as otherwise expressly provided in this Agreement and subject to clause (c) below, no amendment or waiver of any provision of this Agreement or of any other Credit Document, nor any consent to any departure by any Credit Party therefrom, shall, in any event, be effective, unless the same shall be in writing and signed by each Credit Party, and the Required Lenders, or each Credit Party and the Administrative Agent with the consent of the Required Lenders, and then, such amendment, waiver or consent shall be effective only in the specific instance, and for the specific purpose, for which given; provided, that, no such amendment, waiver or consent shall be effective without (subject to clause (c) below):
(i)    the written consent of each Lender (other than any Defaulting Lender) that would be directly affected thereby, if such amendment, waiver or consent would:
(A)    extend the Revolving Commitment Termination Date or Maturity Date;
(B)    waive, reduce or postpone any scheduled repayment (but not any voluntary or mandatory prepayment) under this Agreement or any other Credit Document;
(C)    change the provisions of Section 2.12, Section 2.14, Section 2.16(a)(ii) and/or Section 9.3, or change the definition of “Pro Rata Share”, as applicable, in each case of the foregoing, in any manner that would alter the pro rata sharing of payments and/or the order of application required thereby;
(D)    reduce the principal of, or the rate of interest on, any Loan or any fee(s) and/or premium(s) payable under this Agreement or any other Credit Document; provided, that, only the consent of the Borrower and the Required Lenders shall be necessary to amend (I) the definition of “Default Rate” in Section 1.1, or to waive any obligation of the Credit Parties to pay interest at the

Default Rate, (II) any financial covenant set forth in Section 8.8 or the definition of Consolidated Total Leverage Ratio (and/or any terms defined in Section 1.1 that are used therein), even if the economic effect of such amendment would be to reduce the rate of interest on any Loan or the amount of any fee(s) payable under this Agreement or any other Credit Document;
(E)    extend the time for payment of any such interest or fees;
(F)    reduce any reimbursement obligation in respect of any Letter of Credit;
(G)    change any of the provisions of this Section 11.4, the definition of “Required Lenders”, or any other provision of this Agreement or any other Credit Document specifying the number or percentage of Lenders (whether based on the Outstanding Amount of Loans and/or LC Obligations of such Lender(s), the amount of any Commitments of such Lender(s), or otherwise) that are required to: (I) waive, amend and/or modify any rights under this Agreement or any other Credit Document; or (II) make any determination(s), and/or grant any consent or waiver, under this Agreement or any other Credit Document;
(H)    (I) release all, or substantially all, of the Guarantors or (II) release the Borrower;
(I)    release all, or substantially all, of the Collateral securing any of the Obligations;
(J)    other than in connection with any debtor-in-possession financing or use of the Collateral in any insolvency proceeding, subordinate, in whole or in part, (I) any of the Liens in favor of the Collateral Agent securing any or all of the Obligations to any Liens securing any Indebtedness, or (II) any of the Obligations in contractual right of payment to any Indebtedness, in each case of the foregoing clauses (I) and (II), other than as expressly permitted by this Agreement as in effect on the Closing Date with respect to purchase money Indebtedness and Capital Lease Obligations of the Credit Parties and their Subsidiaries; or
(K)    increase any Commitment of such Lender over the amount thereof then in effect; provided, that, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;
(ii)    the written consent of the Swingline Lender, if such amendment, waiver or consent would amend, modify, terminate or waive any provision of this Agreement or any other Credit Document relating to the Swingline Sublimit or the Swingline Loans;
(iii)    the written consent of the Issuing Bank, if such amendment, waiver or consent would amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3(e);
(iv)    the written consent of the Administrative Agent or Collateral Agent, as applicable, if such amendment, waiver or consent would amend, modify, terminate or waive any provision of this Article XI or any other provision of this Agreement or any other Credit Document, in the case of each of the foregoing as the same applies to the rights and/or obligations of the Administrative Agent and/or the Collateral Agent; or
(v)    the written consent of the Lenders having a majority of the aggregate Pro Rata Share of the outstanding Revolving Commitments (without the additional need for approval by the Required Lenders), in addition to the Borrower, amend, modify or waive Section 5.2 with respect to borrowings under the Revolving Commitments hereunder or issuance of Letters of Credit hereunder or amend, modify or waive any provision related to the limitation on Total Revolving Outstandings due to the Revolving Commitments.

provided, further, that, no such amendment, waiver or consent shall, in any event, amend, modify or otherwise affect the respective rights, duties or obligations of the Administrative Agent, the Collateral Agent, the Swingline Lender or the Issuing Bank, in any such case of the foregoing, without the prior written consent of such Person.
(c)    Notwithstanding anything to the contrary in the foregoing of this Section 11.4 or elsewhere in this Agreement or any other Credit Document:
(i)    no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent under this Agreement or any other Credit Document, except that the Commitments of such Lender may not be increased or extended, and amounts payable to such Lender under this Agreement or any other Credit Document (including in respect of Loans and/or LC Obligations) may not be permanently reduced, in each case of the foregoing of this clause (c)(i), without the written consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender);
(ii)    this Agreement may be amended (A) pursuant to an Incremental Facility Agreement effected in accordance with Section 2.1(d), (B) in connection with the implementation of a Benchmark Replacement and/or any related Conforming Changes, all as provided in Section 3.1(f) and (C) in order to add one or more additional Issuing Bank(s) and make the changes contemplated in connection therewith in accordance with Section 2.3(k);
(iii)    this Agreement and any other Credit Document may be amended, restated or amended and restated, without the consent of any Lender (but with the written consent of the Borrower, the Administrative Agent and the Collateral Agent), if, upon giving effect to such amendment, restatement or amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended, restated or amended and restated, as the case may be), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 3.1(c), Section 3.2, Section 3.3 and Section 11.2), such Lender shall have no other commitment or other obligation under this Agreement or any other Credit Document, and such Lender shall have been Paid in Full all principal, interest and other amounts constituting Obligations owing to it, or accrued for its account, under this Agreement and the other Credit Documents;
(iv)    each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth in this Agreement;
(v)    Disqualified Institutions shall be treated in accordance with Section 11.5;
(vi)    [reserved];
(vii)    the consent of any Credit Party shall not be required for any amendment, modification or waiver to or of the provisions of Article X (other than the provisions of Section 10.7, Section 10.12 and Section 10.15), so long as such amendment, modification or waiver does not adversely affect the rights of the Credit Parties in any material respect;
(viii)    the Credit Parties and the Agents, without the consent of any Lender, may enter into any amendment, modification or waiver to or of any Credit Document, or enter into any new document(s), agreement(s) and/or instrument(s), in any such case of the foregoing, to effect the granting, perfection, protection, expansion and/or enhancement of any security interest in any Collateral, or any additional Property to become Collateral, for the benefit of the Benefitted Parties, or as required by local law in order to give effect to, or protect any security interest for the benefit of the Benefitted Parties, in any Property, or so that the security interests therein comply with Applicable Law; and

(ix)    if, following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an inconsistency, defect, mistake, obvious error, ambiguity, or omission or oversight of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then, the Administrative Agent and the Credit Parties shall be permitted to amend such provision, and such amendment shall become effective without any further action or consent of any other party to any Credit Documents, so long as such amendment does not adversely affect the rights of any Lender, the Issuing Bank, or any other Benefitted Party in any material respect.
Section 11.5    Successors and Assigns.
(a)    Restriction. The provisions of this Agreement and the other Credit Documents shall be binding upon, and inure to the benefit of, the parties hereto and thereto (as applicable) and their respective successors and permitted assigns; provided, that, (i) the Borrower may not assign, or otherwise transfer, any of its respective rights and/or obligations under this Agreement or any other Credit Document without the prior written consent of each Lender, and (ii) no Lender may assign, or otherwise transfer, any of its respective rights and/or obligations under this Agreement or any other Credit Document, except (A) to an assignee in accordance with the provisions of clause (b) below, (B) by way of participation in accordance with the provisions of clause (d) below, or (C) by way of pledge or assignment of a security interest subject to the restrictions set forth in clause (e) below (and any other attempted assignment or transfer by any such party shall be null and void). Nothing in this Agreement or any other Credit Document, expressed or implied, shall be construed to confer upon any Person (other than the parties to this Agreement and the other Credit Documents, their respective successors and permitted assigns, Participants solely to the extent provided in clause (d) below, and, to the extent expressly contemplated by this Agreement, the Related Parties of each Agent and each Lender) any legal or equitable right, remedy or claim under, or by reason of, this Agreement or any other Credit Document.
(b)    Assignments by Lenders. Any Lender may, at any time, assign to one (1) or more assignees all, or a portion, of its rights and/or obligations under this Agreement and the other Credit Documents (including all, or a portion, of its Commitments, Loans, and other Revolving Credit Exposure at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it (in each case, with respect to any credit facility) or contemporaneous assignments to Approved Funds that equal at least the amounts specified in clause (b)(i)(B) below in the aggregate), or, in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in the foregoing clause (b)(i)(A), the aggregate amount of the Commitment (which, for this purpose, includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is executed and delivered to the Administrative Agent, or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than Two Million Dollars ($2,000,000) (or, if less, the entire amount of the assigning Lender’s Revolving Commitment and/or portion of the assigned Revolving Loans), in the case of any assignment in respect of any Revolving Commitments and/or Revolving Loans, or Five Million Dollars ($5,000,000) (or, if less, the entire amount of the assigning Lender’s Term Loan Commitment of the applicable Class and/or portion of assigned Term Loans), in the case of any assignment in respect of any Term Loan Commitments and/or Term Loans, unless Administrative Agent and, so long as no Specified Event of Default shall have occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to Loans, other Revolving Credit Exposure or the Commitments assigned; provided, that, this clause (b)(ii) shall not prohibit any Lender from assigning all, or any portion, of its rights and/or obligations among separate Classes of Commitments, and/or separate Classes of Loans, on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by the foregoing clause (b)(i)(B), and, in addition, the written consent of:
(A)    the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required), unless (I) a Specified Event of Default has occurred and is continuing at the time of such assignment, (II) such assignment of a Revolving Commitment, Revolving Loan or Revolving Credit Exposure is from Goldman Sachs Bank USA to Goldman Sachs Lending Partners LLC, or (III) such assignment of a Term Loan is to a Lender, an Affiliate of a Lender, or an Approved Fund of such Lender; provided, that, (1) the Borrower shall be deemed to have consented to any such assignment, unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, and (2) notwithstanding anything to the contrary in the foregoing, the Borrower’s prior written consent (in its sole discretion) shall be required with respect to any assignments to a Disqualified Institution;
(B)    the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for: (I) any assignment to any Person that is not a Lender, an Affiliate of a Lender, or an Approved Fund of a Lender; and (II) any assignment by a Defaulting Lender;
(C)    the Issuing Bank (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment: (I) in respect of the Revolving Commitments; or (II) that increases the obligation of the assignee to participate in exposure under one (1) or more Letters of Credit (whether or not then outstanding); and
(D)    the Swingline Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment: (I) in respect of the Revolving Commitments; or (II) that increases the obligation of the assignee to participate in exposure under one (1) or more Swingline Loans.
(iv)    Assignment and Assumption. The parties to each assignment (including, in any event, the assignor and assignee) shall: (A) execute and deliver to the Administrative Agent (I) a duly executed Assignment and Assumption, (II) an Administrative Questionnaire, unless the assignee is already a Lender, and (III) the documents required under Section 3.3(f), as applicable; and (B) pay to the Administrative Agent a processing and recordation fee in an amount of Three Thousand Five Hundred Dollars ($3,500) (unless waived, in whole or in part, by the Administrative Agent in its discretion).
(v)    No Assignment to Certain Persons. No such assignment shall be made, in any event, to: (A) any Credit Party, any Subsidiary or Affiliate of any Credit Party, or any Regulated Entity; (B) any Defaulting Lender or any Subsidiary of a Defaulting Lender; (C) a natural person (or to a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of, a natural person); or (D) any other Person who, upon becoming a Lender, would constitute any of the foregoing Persons described in the foregoing of this clause (b)(v).
(vi)    Certain Additional Payments. In connection with any assignment of rights and/or obligations of any Defaulting Lender under this Agreement or any other Credit Document, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Credit Parties and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender, and each other Lender under this Agreement (and interest accrued thereon); and (B) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Commitment Percentage. Notwithstanding anything to the contrary in the foregoing, in the event that any assignment of rights and/or obligations of any Defaulting Lender under this Agreement or any other Credit Document shall become effective under Applicable Law without compliance with the provisions of this clause (b)(vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement and the other Credit Documents until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) below, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement and the other Credit Documents (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement and the other Credit Documents, such Lender shall cease to be a party hereto (and thereto, as applicable)), but shall continue to be entitled to the benefits of Section 3.1(c), Section 3.2, Section 3.3 and Section 11.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party under this Agreement or any other Credit Document arising from such Lender’s having been a Defaulting Lender. The Borrower shall execute and deliver on request, at its own expense, Notes to the assignee evidencing the interests taken by way of assignment under this Agreement or any other Credit Document. Any assignment or transfer by a Lender of rights and/or obligations under this Agreement or any other Credit Document that does not comply with this clause (b) shall be treated, for purposes of this Agreement and the other Credit Documents, as a sale by such Lender of a participation in such rights and/or obligations in accordance with clause (d) below.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one (1) of its offices in the United States, a copy of each Assignment and Assumption delivered to it, and a register for the recordation of the names and addresses of the Lenders and the Issuing Bank, and the Commitments and LC Obligations of, and principal amounts (and stated interest) of the Loans, Letters of Credit and Revolving Credit Exposure owing to, each Lender or Issuing Bank pursuant to the terms of this Agreement from time to time (the “Register”). The entries in the Register shall be conclusive and binding absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders and the Issuing Bank shall treat each Person whose name is recorded in the Register pursuant to the terms of this Agreement as a Lender or Issuing Bank for all purposes of this Agreement and the other Credit Documents. Information contained in the Register with respect to any Lender or Issuing Bank shall be available for inspection by such Lender or Issuing Bank at any reasonable time, and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time, and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes, and solely with respect to the actions described in this Section 11.5, and the Credit Parties hereby agree that, to the extent that JPMorgan Chase Bank, N.A. serves in such capacity, JPMorgan Chase Bank, N.A. and its Related Parties shall constitute “Indemnitees”.
(d)    Participations.
(i)    Generally. Any Lender may, at any time, without the consent of, or notice to, any Credit Party, any Agent, the Swingline Lender or the Issuing Bank, sell participations to any Person (other than any Person identified in clause (b)(v) above or any Disqualified Institution) (each, a “Participant”) in all, or a portion, of such Lender’s respective rights and/or obligations under this Agreement (including all, or a portion, of its Commitment(s) and/or the Loan(s) owing to it), provided, that: (i) such Lender’s respective obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations; and (iii) the Borrower, the Agents, the Issuing Bank, the Swingline Lender, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s respective rights and obligations under this Agreement and the other Credit Documents.
(ii)    Content. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Credit Documents to which it is a party (subject, in any event, to Section 10.13) and to approve any amendment, restatement, amendment and restatement, supplement, increase, extension, refinancing, renewal, replacement, and/or other modification to, and/or waiver of, any provision of this Agreement and/or any other Credit Document; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, restatement, amendment and restatement, supplement, increase, extension, refinancing, renewal, replacement, and/or other modification or waiver described in Section 11.4(b)(i) that, in any such case, directly affects such Participant.
(iii)    Benefits and Obligations. The Borrower agrees that each Participant shall be entitled to the benefits of Article III (subject to the requirements and limitations therein, including the requirements under Section 3.3(f) (it being understood that the documentation required under Section 3.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a “Lender” and had acquired its interest by assignment pursuant to the foregoing clause (b); provided, that, such Participant (A) agrees to be subject to the provisions of Section 2.17 and Section 3.4, as if it were a Lender, and (B) shall not be entitled to receive any greater payment under Section 3.2 or Section 3.3, with respect to any participation, than the applicable participating Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17 with respect to any Participant.
(iv)    Participant Register. To the extent permitted by Applicable Law, each Participant shall also be entitled to the benefits of Section 11.3 as though it were a “Lender”; provided, that, such Participant agrees to be subject to Section 2.14 as though it were a “Lender”. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register at one (1) of its offices in the United States on which it enters the name(s) and address(es) of each Participant, and the principal amount(s) (and stated interest) of each Participant’s interest in the Commitments, Loans, Letters of Credit and/or Revolving Credit Exposure under the Credit Documents (the “Participant Register”); provided, that, no Lender or Issuing Bank shall have any obligation to disclose all, or any portion, of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit and/or Revolving Credit Exposure under any Credit Document) to any Person, except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit and/or Revolving Credit Exposure is in registered form under Section 5f.103–1(c) of the U.S. Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b). The entries in the Participant Register shall be conclusive and binding absent manifest error, and the Credit Parties and such Lender or Issuing Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation interest for all purposes of this Agreement and the other Credit Documents, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent shall have no responsibility for maintaining a Participant Register.
(e)    Pledge or Assignment of Security Interest. Any Lender may, at any time, pledge or assign a security interest in all, or any portion, of its rights under this Agreement or any other Credit Document to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.5 shall not apply to any such pledge or assignment of a security agreement; provided, that, no such pledge or assignment shall release such Lender from any of its obligations under this Agreement or any other Credit Document, or substitute any such pledgee or assignee for such Lender as a party hereto or thereto.
(f)    Disqualified Institutions.
(i)    No assignment (other than a pending trade) shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into an Assignment and Assumption or other binding agreement to sell and/or assign all, or a portion, of its respective right(s) and/or obligation(s) under this Agreement to such Person (unless the Borrower shall have otherwise consented to such sale and/or assignment, in which case, such Person shall not be considered to be a “Disqualified Institution” for purposes of such sale and/or assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a written notice by the Borrower in accordance with, and/or the expiration of an applicable notice period referred to in, the definition of “Disqualified Institution” in Section 1.1), such assignee shall not retroactively be considered to be a “Disqualified Institution” for any purposes of this Agreement or any other Credit Document with respect to any Loans or Commitments already held by it or any pending trades. Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.
(ii)    If any assignment is made to any Disqualified Institution without the Borrower’s prior consent in violation of the foregoing clause (f)(i), then the Borrower may, at its sole expense and effort, upon written notice to the applicable Disqualified Institution and the Administrative Agent:
(A)    terminate any outstanding Commitment(s) of such Disqualified Institution and repay all Obligations (other than in respect of outstanding Loan(s) (or portion(s) thereof) held by such Disqualified Institution) owing to such Disqualified Institution;
(B)    in the case of any outstanding Term Loan(s) (or portion(s) thereof) held by such Disqualified Institution, prepay such Term Loan(s) (or portion(s) thereof) in full by paying to the Administrative Agent, for the account of such Disqualified Institution, an amount equal to the sum of: (I) the lesser of (1) the aggregate outstanding principal amount of such Term Loan(s) (or portion(s) thereof), and (2) the amount that such Disqualified Institution paid in order to acquire such Term Loan(s) (or portion(s) thereof); plus (II) any accrued interest, accrued fees and/or other amounts constituting Obligations in respect of such Term Loan(s) (or portion(s) thereof) (other than principal amounts) payable to such Disqualified Institution under this Agreement and the other Credit Documents; and/or
(C)    require that such Disqualified Institution assign and delegate, without recourse (in accordance with, and subject to the restrictions set forth in, this Section 11.5), all of its respective interests, rights and obligations under this Agreement and the other Credit Documents to an Eligible Assignee, which Eligible Assignee shall assume all such obligations constituting Obligations at the sum of: (I) the lesser of (1) the aggregate outstanding principal amount of such Obligations (to the extent representing principal), and (2) the amount that such Disqualified Institution paid in order to acquire such interests, rights and obligations; plus (II) any accrued interest, accrued fees and/or other amounts constituting Obligations (other than principal amounts) payable to such Disqualified Institution under this Agreement and the other Credit Documents;
provided, that, (I) the Borrower shall have paid to the Administrative Agent, for its own account and not for sharing, the processing and recordation fee specified in the foregoing clause (b)(iv)(B), (II) such assignment does not conflict with Applicable Law, and (III) in the case of the foregoing clause (f)(ii)(B), the Borrower shall not use the proceeds from any Loans or Borrowings to prepay any outstanding Loan(s) (or portion(s) thereof) held by such Disqualified Institution.

(iii)    Notwithstanding anything to the contrary contained in the foregoing or elsewhere in this Agreement or in any other Credit Document:
(A)    no Disqualified Institution shall: (I) have the right to receive any Borrower Materials or any other information, reports and/or other materials provided to the Lenders (or any of them) by the Borrower, any other Credit Party, the Issuing Bank, the Administrative Agent, the Collateral Agent or any of the other Lenders; (II) attend, or otherwise participate in, any meetings (whether virtual, telephonic or in-person) attended (or otherwise participated in) by the Lenders (or any of them) and the Administrative Agent and/or the Collateral Agent; or (III) be granted access to (1) the Platform or any other electronic site established for benefit and/or convenience of the Lenders (or any of them), and/or (2) any confidential communications from counsel to, and/or financial advisors of, the Administrative Agent, the Collateral Agent or the Lenders (or any of them);
(B)    for purposes of any consent(s) required under this Agreement and/or any other Credit Document to any amendment, waiver and/or other modification of or to the provisions of, and/or any action(s) (or omission(s) to act) of any Person(s) party hereto or thereto under (including any direction(s) provided to the Administrative Agent and/or the Lenders (or any of them) to undertake any action(s) (or refrain from taking any action(s)) under), this Agreement or any other Credit Document, each Disqualified Institution shall be deemed to have provided its consent thereto in accordance with the terms of this Section 11.5 in the same proportion as, and to the extent, provided by the Lenders that are not Disqualified Institutions with respect thereto;
(C)    for purposes of voting on any plan of reorganization and/or liquidation pursuant to any Debtor Relief Laws (a “Plan of Reorganization”), each Disqualified Institution party to this Agreement from time to time hereby agrees:
(I)    not to vote on any such Plan of Reorganization;
(II)    if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction set forth in the foregoing clause (f)(iii)(C)(I), such vote shall be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and further, such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws); and
(III)    not to contest any request by any party for a determination by any bankruptcy court (or other applicable court of competent jurisdiction) to effectuate and/or enforce the agreement set forth in the foregoing clause (f)(iii)(C)(II).
(iv)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to: (A) post the written list of Disqualified Institutions identified by the Borrower to the Administrative Agent in accordance with the definition of “Disqualified Institutions” in Section 1.1 (such written list, as provided by the Borrower to the Administrative Agent prior to the Closing Date and as supplemented and/or revised thereafter in accordance with the definition of “Disqualified Institution” in Section 1.1, the “DQ List”), on the Platform; and/or (B) provide a copy of the DQ List, as in effect from time to time, to each Lender requesting the same.
Section 11.6    Independence of Covenants. All covenants under this Agreement and the other Credit Documents shall be given independent effect so that, if a particular action or condition is prohibited by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists.
Section 11.7    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made in this Agreement and/or any other Credit Document, and/or in any document(s), certificate(s) and/or instrument(s) delivered in connection herewith or therewith, shall survive the execution and delivery of this Agreement and the other Credit Documents and the making of any Credit Extension(s). Notwithstanding anything to the contrary in this Agreement or any other Credit Document or otherwise implied by Applicable Law, the agreements of each Credit Party set forth in Section 3.2, Section 3.3, Section 11.2, Section 11.3, and Section 11.9, and the agreements of the Lenders and the Agents set forth in Section 2.14, Section 10.2 and Section 11.2(c) and (d), shall each survive the Payment in Full of any or all of the Obligations.
Section 11.8    No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege under this Agreement or any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent, the Issuing Bank and each Lender herein are cumulative and shall be in addition to, and independent of, all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents, any Swap Agreements or any Treasury Management Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy under this Agreement, any Credit Document, any Swap Agreement and/or any Treasury Management Agreement shall not impair any such right, power or remedy, or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
Section 11.9    Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person, or against, or in payment of, any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to any Agent, the Issuing Bank, the Swingline Lender or the Lenders (or to an Agent, on behalf of Lenders), or any Agent, the Issuing Bank or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments, or the proceeds of such enforcement or setoff, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any applicable Debtor Relief Law, any other state or federal Applicable Law, common law or any equitable cause, then, in any such case of the foregoing, to the extent of such recovery, the obligation, or part thereof, originally intended to be satisfied, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
Section 11.10    Severability. Any provision of this Agreement or any other Credit Document held to be illegal, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and further, the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 11.11    Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders under this Agreement and the other Credit Documents are several and no Lender shall be responsible for the obligations or Commitments of any other Lender under this Agreement or any other Credit Document. Nothing contained in this Agreement or any other Credit Document, and no action(s) taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time under this Agreement to each Lender shall be a separate and independent debt, and, subject to Section 10.13, each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Credit Documents, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 11.12    Applicable Laws.
(a)    Governing Law. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, UNLESS OTHERWISE SPECIFIED BY THE TERMS HEREOF OR THEREOF OR UNLESS THE LAWS OF ANOTHER JURISDICTION MAY, BY REASON OF MANDATORY PROVISIONS OF SUCH LAW, GOVERN THE PERFECTION, PRIORITY, OR ENFORCEMENT OF SECURITY INTERESTS IN ANY COLLATERAL, AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) BASED UPON, ARISING OUT OF OR RELATING TO THE CREDIT DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES OR OTHER RULE OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE LAW OF THE JURISDICTION STATE.
(b)    Submission to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its respective Property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of any appellate court from any thereof, in any action or proceeding arising out of, or relating to, this Agreement or any other Credit Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties to this Agreement hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court, or, to the extent permitted by Applicable Law, such appellate court. Each of the parties to this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement or any other Credit Document shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender or any other Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party, or any of its respective Property, in the courts of any jurisdiction.
(c)    Waiver of Venue. Each party to this Agreement irrevocably and unconditionally waives any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in the foregoing clause (b), and brought in any court referred to in the foregoing clause (b). Each of the parties to this Agreement irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party to this Agreement irrevocably consents to the service of process in the manner provided for delivery of notices in Section 11.1. Nothing in this Agreement or any other Credit Document will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
Section 11.13    WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, ANY OR ALL OF THE RELATED TRANSACTIONS, OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY AND WHETHER AT LAW OR IN EQUITY). EACH PARTY HERETO: (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

Section 11.14    Confidentiality.
(a)    Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information, provided, that, Information may be disclosed:
(i)    to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);
(ii)    to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or any of its Related Parties (including any self-regulatory authority, such as the NAIC);
(iii)    to the extent required by Applicable Laws or by any subpoena or similar compulsory legal process;
(iv)    to any other party to this Agreement or any other Credit Document;
(v)    in connection with the exercise of any remedies under this Agreement or any other Credit Document, or any action(s) and/or proceeding(s) relating to this Agreement or any other Credit Document, or the enforcement of rights hereunder or thereunder;
(vi)    subject to an agreement containing provisions substantially the same as those of this Section 11.14, to: (A) any assignee of, or Participant in, or any prospective assignee of or Participant in (including, for purposes hereof, any new lenders invited to join hereunder on an increase in the Loans and Commitments, whether by exercise of an accordion, by way of amendment or otherwise), any of its rights and/or obligations under this Agreement; or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Credit Party or any of their respective Obligations, this Agreement, or payments under this Agreement;
(vii)    on a confidential basis, to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities described in this Agreement;
(viii)    with the consent of the Borrower;
(ix)    to the extent that such Information becomes: (A)  publicly available, other than as a result of a breach of this Section 11.14; or (B)  available to the Administrative Agent, the Collateral Agent, any Lender, the Issuing Bank, or any of their respective Affiliates on a non-confidential basis from a source other than a Credit Party, Subsidiary or Regulated Entity or a Related Party of any of the foregoing; or
(x)    for purposes of establishing a “due diligence” defense.
(b)    Any Person required to maintain the confidentiality of Information as provided in this Section 11.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(c)    Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders acknowledges that: (i) the Information may include material non-public information concerning any Credit Party, Subsidiary or Regulated Entity, as the case may be; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including U.S. federal and state securities laws.

(d)    Notwithstanding anything to the contrary in this Section 11.14, the Credit Parties consent to the use of information related to the arrangement of the Loans by each Arranger, each Syndication Agent, each Lender, and each of their respective Affiliates in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, including the placement of “tombstone” advertisements in publications of their choice at their own expense; provided, that, to the extent that such marketing, press releases or other transactional announcements include material information about the Credit Parties, the Subsidiaries, the other Regulated Entities and/or their respective businesses, other than the names and logos of the Credit Parties, Subsidiaries and Regulated Entities and the amount(s), type(s) and closing date(s) of the Loans and Commitments established hereby, each Arranger, each Syndication Agent and each such Lender or Affiliate shall obtain the prior written consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed). Further, the Arrangers, the Syndication Agents, the Lenders and their respective Affiliates may provide to market data collectors and industry trade organizations information related to the type of, purpose of, amount of, and parties to the credit facilities described in this Agreement, together with such information necessary and customary for inclusion in industry league table measurements, and the Credit Parties hereby consent to such provision of such information.
(e)    For the avoidance of doubt, nothing in the foregoing confidentiality provisions shall prohibit any individual from voluntarily disclosing or providing any information within the scope of such confidentiality provisions regarding suspected violations of laws, rules or regulations to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in such confidentiality provisions shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
Section 11.15    Usury Savings Clause. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the aggregate interest rate charged, or agreed to be paid, with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under Applicable Laws, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the immediately preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, then the aggregate outstanding amount of the Loans shall bear interest at the Highest Lawful Rate until the total amount of interest due under this Agreement equals the amount of interest that would have been due under this Agreement if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if, when the Loans are Paid in Full, the total interest due under this Agreement (taking into account the increase provided for above) is less than the total amount of interest that would have been due under this Agreement if the stated rates of interest set forth in this Agreement had at all times been in effect, then, to the extent permitted by Applicable Law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding anything to the contrary in the foregoing, it is the intention of the Lenders and each of the Credit Parties to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically, and, if previously paid, shall, at such Lender’s option, be applied to the aggregate outstanding amount of the Loans or be refunded to each of the applicable Credit Parties. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by Applicable Laws: (a) characterize any payment that is not principal as an expense, fee, or premium, rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread, in equal or unequal parts, the total amount of interest, throughout the contemplated term of the Obligations under this Agreement and the other Credit Documents.
Section 11.16    Electronic Execution; Counterparts.
(a)    Electronic Execution. Each of the parties hereto hereby agrees that: (i) the electronic signature of any party to this Agreement or to any other Credit Document shall be as valid as an original “wet” signature of such party thereto, and further, that such signature shall be effective to bind such party to this Agreement or to such other Credit Document, as applicable; and (ii) any electronically signed document (including this Agreement and each other Credit Document) shall be deemed to (A) be “written” or “in writing”, (B) have been signed, (C) constitute a record established and maintained in the ordinary course of business, and (D) constitute an original written record when printed from electronic files. Such paper copies or “printouts”, if introduced as evidence in any judicial, arbitral, mediation or administrative proceeding, will be admissible as between the parties to the same extent, and under the same conditions, as other original business records created and maintained in documentary form. None of the parties hereto shall contest the admissibility of true and accurate copies of electronically signed documents on the basis of the best evidence rule or as not satisfying the business records exception to the hearsay rule. For purposes of this Section 11.16: (I) “electronic signature” shall mean a manually-signed original signature that is then transmitted by electronic means; (II) “transmitted by electronic means” shall mean sent in the form of a facsimile or sent via the internet as a “.pdf” (portable document format) or other replicating image attached to an e-mail message; and (III) “electronically signed document” shall mean a document transmitted by electronic means and containing, or to which there is affixed, an electronic signature.
(b)    Counterparts. This Agreement and each other Credit Document may be executed by one (1) or more of the parties to this Agreement or such other Credit Document (as the case may be) on any number of separate counterparts, and all of said counterparts shall, taken together, be deemed to constitute one (1) and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement, or any other Credit Document, by facsimile transmission or any other electronic mail in “.pdf” format, shall be as effective as delivery of a manually executed counterpart of this Agreement or such other Credit Document.
Section 11.17    No Advisory or Fiduciary Relationship. In connection with all aspects of each Related Transaction (including in connection with any amendment, restatement, amendment and restatement, supplement, increase, extension, waiver, and/or other modification hereof or of any other Credit Document), each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agents and/or the Lenders are arm’s-length commercial transactions between the Credit Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agents and the Lenders, on the other hand, (ii) each Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Credit Party is capable of evaluating and understanding, and fully understands and voluntarily accepts, the terms, risks and conditions of each of the Related Transactions and of the Credit Documents; (b) (i) each of the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agents and the Lenders is, and has been, acting solely as a principal, and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Credit Party, any of their respective Affiliates, or any other Person, and (ii) none of the Administrative Agent, the Collateral Agent, any Arranger, any Syndication Agent or any Lender has any obligation to any Credit Party, or any of their respective Affiliates, with respect to any of the Related Transactions, except those obligations expressly set forth in this Agreement and the other Credit Documents; and (c) the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agents, the Lenders, and each of their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and none of the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agents or the Lenders has any obligation to disclose any of such interests to any Credit Party or any of their respective Affiliates. To the fullest extent permitted by Applicable Law, each Credit Party hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent, each Arranger, each Syndication Agent, and each Lender with respect to any breach, or alleged breach, of agency or fiduciary duty in connection with any aspect of any of the Related Transactions.
Section 11.18    Integration. This Agreement, the other Credit Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent, the Collateral Agent, any Arranger, any Syndication Agent and/or any of their respective Affiliates, taken together, constitute the entire agreement among the parties hereto and thereto and their respective Affiliates regarding the subject matters hereof and thereof, and supersede all prior agreements and understandings, oral or written, regarding such subject matters.
Section 11.19    Waiver of Effect of Corporate Seal. Each Credit Party hereby: (a) represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that neither it, nor any other Credit Party, is required, pursuant to its Organizational Documents or any Applicable Law, to affix its corporate (or analogous)

seal to this Agreement or any other Credit Document to which it is a party; (b) agrees that this Agreement and each other Credit Document to which it is a party is delivered by such Credit Party to the Administrative Agent, the Collateral Agent and each of the Lenders under seal; and (c) waives any shortening of the statute of limitations that may result from not affixing any such corporate (or analogous) seal to this Agreement or any other Credit Document.
Section 11.20    Patriot Act; Beneficial Ownership. The Administrative Agent, the Collateral Agent and each Lender subject to the Patriot Act and/or the Beneficial Ownership Regulation, as the case may be, hereby notifies the Credit Parties that: (a) pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender, the Administrative Agent or the Collateral Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act; and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification with respect to the Borrower.
Section 11.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding by or among any of such parties hereto or thereto, each party hereto acknowledges and agrees that any liability of any Lender (including any successor) that is an Affected Financial Institution arising under any Credit Document, to the extent that such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any Lender (or any successor) that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction, in full or in part, or cancellation of any such liability, (ii) a conversion of all, or a portion, of such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to, or otherwise conferred on, it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document, or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 11.22    Certain ERISA Matters.
(a)    Each Lender (I) represents and warrants, as of the date on which such Person became a Lender party hereto, to, and (II) covenants, from, and including, the date on which such Person became a Lender party hereto to, and including, the date on which such Person ceases being a Lender party hereto, in each case of the foregoing clauses (a)(I) and (a)(II), for the benefit of, the Administrative Agent, the Collateral Agent, each Arranger, each Syndication Agent and each of their respective Affiliates, and not, for the avoidance of doubt, to, or for the benefit of, any Credit Party, Subsidiary or Regulated Entity, that at least one (1) of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR §2510.3–101, as modified by Section 3(42) of ERISA) of one (1) or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and/or performance of its respective obligations under, or in connection with, any of the Loans, the Letters of Credit, the Commitments and/or this Agreement;
(ii)    the transaction exemption set forth in one (1) or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of, and/or performance of its respective obligations under, or in connection with, any of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14); (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer, and perform its respective obligations under, or in connection with, the Loans, the Letters of Credit, the Commitments and this Agreement; (C) the entrance into, participation in, administration of, and performance of its respective obligations under, or in connection with, the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84–14; and (D) to the best knowledge of such Lender, the requirements of sub-section (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of, and performance of its respective obligations under, or in connection with, the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)    such other representations, warranties and covenants as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either the foregoing clause (a)(i) is true with respect to a Lender or such Lender has provided other applicable representations, warranties and covenants in accordance with the foregoing clause (a)(iv), such Lender further (I) represents and warrants, as of the date on which such Person became a Lender party hereto, and (II) covenants, from, and including, the date on which such Person became a Lender party hereto to, and including, the date on which such Person ceases being a Lender party hereto, in each case of the foregoing clauses (b)(I) and (b)(II), for the benefit of the Administrative Agent, the Collateral Agent, each Arranger, each Syndication Agent and each of their respective Affiliates, and not, for the avoidance of doubt, to, or for the benefit of, any Credit Party, Subsidiary or other Regulated Entity, that none of the Administrative Agent, the Collateral Agent, any Arranger, any Syndication Agent, or any of their respective Affiliates is a fiduciary with respect to any of the Property of such Lender involved in such Lender’s entrance into, participation in, administration of, and/or performance of its respective obligations under, or in connection with, any of the Loans, the Letters of Credit, the Commitments and/or this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent, the Collateral Agent, any Arranger, any Syndication Agent, or any of their respective Affiliates under this Agreement, any other Credit Document, or any other documents, certificates, agreements and/or instruments related hereto or thereto or executed and delivered in connection herewith or therewith).
Section 11.23    Acknowledgement Regarding Any Supported QFCs.
(a)    To the extent that the Credit Documents provide support, through a Guarantee or otherwise, for any Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”; and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree with the provisions of clause (b) below with respect to the resolution power of the U.S. Federal Deposit Insurance Corporation under the U.S. Federal Deposit Insurance Act and Title II of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder or in connection therewith, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions set forth in clause (b) below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States.
(b)    In the event that a Covered Entity that is a party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in Property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in Property) were governed by the laws of the United States or a state of the United States. In the event that a Covered Party, or a BHC Act Affiliate of a Covered Party, becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the

Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall, in no event, affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 11.24    Judgment Currency.
(a)    If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due under this Agreement or any other Credit Document in any currency (the “Original Currency”) to another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Applicable Law, that the rate of exchange used shall be that at which, on the relevant date, in accordance with its normal banking procedures, the Administrative Agent and each Lender could purchase the Original Currency with the Other Currency after any premium and/or costs of exchange on the Business Day immediately preceding that on which final judgment is given.
(b)    The obligation of the Credit Parties in respect of any sum due from the Borrower to the Administrative Agent or any Lender hereunder shall, notwithstanding any judgment in any Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day of receipt (if received by 1:00 P.M., and otherwise on the following Business Day) by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may, on the relevant date, in accordance with its normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, then the applicable Credit Parties agree, as a separate obligation and notwithstanding any such judgment or payment, to indemnify the Administrative Agent and each Lender against such loss.
Section 11.25    Intercompany Subordination. Each Credit Party hereby agrees to subordinate the payment of any and all Indebtedness and/or other obligations from time to time owed to it by any other Credit Party, Subsidiary or Regulated Entity, whether now existing or hereafter arising, in each case, to the Payment in Full of the Obligations. So long as no Event of Default has occurred and is continuing, the Credit Parties may make and receive payments in accordance with the terms of this Agreement in respect of intercompany Indebtedness permitted to be incurred and outstanding under this Agreement; provided, that, in the event that any Credit Party receives any payment from any other Credit Party, Subsidiary or Regulated Entity in respect of any such Indebtedness at a time when an Event of Default has occurred and is continuing or such payment is otherwise prohibited to be made or received under this Section 11.25, then such payment shall be held by such Credit Party in trust for the benefit of, and shall be paid forthwith over and delivered upon written request to, the Administrative Agent, for the benefit of the Benefitted Parties.
Section 11.26    Non-Business Day Performance. Subject to Section 2.13(f) with respect to any payment required to be made by any Credit Party, Subsidiary or other Regulated Entity under this Agreement or any other Credit Document, if any covenant, duty, obligation or other agreement of any Credit Party, Subsidiary or other Regulated Entity under this Agreement or any other Credit Document is required, pursuant to the terms hereof or thereof (but for this Section 11.26), to be performed on, or by no later than, a date that is not a Business Day, then such covenant, duty, obligation or other agreement shall instead be required to be performed by such Credit Party, Subsidiary or other Regulated Entity on, or by no later than, the date that is the next succeeding Business Day after such non-Business Day.
[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, each of the parties hereto have caused a counterpart of this Agreement to be duly executed and delivered by its below duly authorized officer as of the day and year first written above.

BORROWER:	ORION180 INSURANCE GROUP INC.

	By:	/s/ Christoph Birchler
Name: Christoph Birchler
Title: Chief Financial Officer

GUARANTORS:	ORION180 INSURANCE SERVICES LLC

	By:	/s/ Christoph Birchler
Name: Christoph Birchler
Title: Chief Financial Officer

CITON CLAIMS SOLUTIONS, LLC

	By:	/s/ Christoph Birchler
Name: Christoph Birchler
Title: Chief Financial Officer

ORION180 TECHNOLOGIES LLC

	By:	/s/ Christoph Birchler
Name: Christoph Birchler
Title: Chief Financial Officer
ORION180
CREDIT AGREEMENT
SIGNATURE PAGE

ADMINISTRATIVE AGENT
AND COLLATERAL AGENT:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Milena Kolev
Name: Milena Kolev
Title: Executive Director
ORION180
CREDIT AGREEMENT
SIGNATURE PAGE

LENDERS:	JPMORGAN CHASE BANK, N.A.,
as Issuing Bank, Swingline Lender and a Lender

	By:	/s/ Milena Kolev
Name: Milena Kolev
Title: Executive Director
ORION180
CREDIT AGREEMENT
SIGNATURE PAGE

LENDERS:	ROYAL BANK OF CANADA,
as a Lender

	By:	/s/ Mrudul Kotia
Name: Mrudul Kotia
Title: Authorized Signatory
ORION180
CREDIT AGREEMENT
SIGNATURE PAGE

LENDERS:	UBS AG, STAMFORD BRANCH,
as a Lender

	By:	/s/ Blake Caruso
Name: Blake Caruso
Title: Director

	By:	/s/ Andrea Moore
Name: Andrea Moore
Title: Associate Director
ORION180
CREDIT AGREEMENT
SIGNATURE PAGE

LENDERS:	RAYMOND JAMES BANK,
as a Lender

	By:	/s/ Fern Lindsay
Name: Fern Lindsay
Title: SVP
ORION180
CREDIT AGREEMENT
SIGNATURE PAGE

LENDERS:	GOLDMAN SACHS BANK USA,
as a Lender

	By:	/s/ Ananda DeRoche
Name: Ananda DeRoche
Title: Authorized Signatory
ORION180
CREDIT AGREEMENT
SIGNATURE PAGE

LENDERS:	DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

	By:	/s/ Philip Tancorra
Name: Philip Tancorra
Title: Director

	By:	/s/ Suzan Onal
Name: Suzan Onal
Title: Director
ORION180
CREDIT AGREEMENT
SIGNATURE PAGE

LENDERS:	TEXAS CAPITAL BANK,
as a Lender

	By:	/s/ Ben Beugelsdijk
	Name:	Ben Beugelsdijk
Title: Vice President
ORION180
CREDIT AGREEMENT
SIGNATURE PAGE

LENDERS:	LAKE FOREST BANK & TRUST COMPANY, N.A.,
as a Lender

	By:	/s/ Shane Bryant
	Name:	Shane Bryant
Title: Director
ORION180
CREDIT AGREEMENT
SIGNATURE PAGE

Omitted Exhibits
The schedules and exhibits to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K because they do not contain information material to an investment or voting decision and that information is not otherwise disclosed in this exhibit or the disclosure document. The registrant will furnish supplementally copies of such schedules and exhibits to the Securities and Exchange Commission or its staff upon request.

APPENDIX A
TO CREDIT AGREEMENT

APPENDIX B
TO CREDIT AGREEMENT

SCHEDULE 6.2
Equity Interests and Ownership

SCHEDULE 6.10
Real Estate

SCHEDULE 6.14
Name, Jurisdiction and Tax Identification Numbers

SCHEDULE 6.21
Insurance Coverage

SCHEDULE 7.18
Post-Closing Matters

SCHEDULE 8.1
Existing Indebtedness

SCHEDULE 8.2
Existing Liens

SCHEDULE 8.6
Existing Investments

EXHIBIT 1.1
[FORM OF] SECURED PARTY DESIGNATION NOTICE

EXHIBIT 2.5
[FORM OF] NOTE

EXHIBIT 3.3-A
[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT 3.3-B
[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT 3.3–C
[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT 3.3–D
[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT 7.1
[FORM OF] COMPLIANCE CERTIFICATE

EXHIBIT 7.12
[FORM OF] GUARANTOR JOINDER AGREEMENT

EXHIBIT 11.5
[FORM OF] ASSIGNMENT AND ASSUMPTION